    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 3, 1996

                                                    REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                                  CYMER, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                NEVADA                                 3559                               33-0175463
   (STATE OR OTHER JURISDICTION OF         (PRIMARY STANDARD INDUSTRIAL                 (IRS EMPLOYER
    INCORPORATION OR ORGANIZATION)         CLASSIFICATION CODE NUMBER)              IDENTIFICATION NUMBER)

                             16275 TECHNOLOGY DRIVE
                          SAN DIEGO, CALIFORNIA 92127
                                 (619) 487-2442
         (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
            AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------

                              DR. ROBERT P. AKINS
          CHAIRMAN OF THE BOARD, CHIEF EXECUTIVE OFFICER AND PRESIDENT
                                  CYMER, INC.
                             16275 TECHNOLOGY DRIVE
                          SAN DIEGO, CALIFORNIA 92127
                                 (619) 487-2442
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                                   COPIES TO:

               HENRY P. MASSEY, JR., ESQ.                                JAY K. HACHIGIAN, ESQ.
                DAVID C. DRUMMOND, ESQ.                                RALPH L. ARNHEIM III, ESQ.
                  GREGORY T. COX, ESQ.                                  BRETT A. PLETCHER, ESQ.
            WILSON SONSINI GOODRICH & ROSATI                      GUNDERSON DETTMER STOUGH VILLENEUVE
                PROFESSIONAL CORPORATION                               FRANKLIN & HACHIGIAN, LLP
                   650 PAGE MILL ROAD                                    155 CONSTITUTION DRIVE
            PALO ALTO, CALIFORNIA 94304-1050                          MENLO PARK, CALIFORNIA 94025
                     (415) 493-9300                                          (415) 321-2400

                            ------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effect registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]
                            ------------------------
                        CALCULATION OF REGISTRATION FEE

----------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------
TITLE OF EACH CLASS OF                           PROPOSED MAXIMUM    PROPOSED MAXIMUM       AMOUNT OF
SECURITIES TO BE               AMOUNT TO BE       OFFERING PRICE    AGGREGATE OFFERING     REGISTRATION
REGISTERED                    REGISTERED(1)        PER SHARE(2)        PRICE(1)(2)             FEE
----------------------------------------------------------------------------------------------------------
Common Stock,
  $0.001 par value........      1,955,000             $35.25           $68,913,750           $20,883
----------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------

(1) Includes up to 255,000 shares of Common Stock which may be purchased by the Underwriters to cover overallotments, if any.
(2) Estimated pursuant to Rule 457(c) solely for the purpose of calculating the registration fee, based on the average of the high and low trading prices for the Common Stock as reported by the Nasdaq National Market on November 27, 1996.
                            ------------------------
    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                  CYMER, INC.

                             CROSS REFERENCE SHEET

                   PURSUANT TO ITEM 501(B) OF REGULATION S-K
           SHOWING LOCATION IN PROSPECTUS OF PART I ITEMS OF FORM S-1

          ITEM AND HEADING IN FORM S-1
       REGISTRATION STATEMENT PROSPECTUS                     LOCATION IN PROSPECTUS
------------------------------------------------  --------------------------------------------
  1. Forepart of the Registration Statement and
       Outside Front Cover Page of Prospectus...  Outside Front Cover Page
  2. Inside Front and Outside Back Cover Pages
       of Prospectus............................  Inside Front and Outside Back Cover Pages
  3. Summary Information, Risk Factors and Ratio
       of Earnings to Fixed Charges.............  Prospectus Summary; The Company; Risk
                                                  Factors
  4. Use of Proceeds............................  Prospectus Summary; Use of Proceeds
  5. Determination of Offering Price............  Outside Front Cover Page
  6. Dilution...................................  Not applicable
  7. Selling Security Holders...................  Principal and Selling Stockholders
  8. Plan of Distribution.......................  Outside and Inside Front Cover Pages;
                                                    Underwriters; Outside Back Cover Page
  9. Description of Securities to be
       Registered...............................  Description of Capital Stock; Dividend
                                                  Policy
 10. Interests of Named Experts and Counsel.....  Legal Matters; Experts
 11. Information with Respect to the
       Registrant...............................  Outside and Inside Front Cover Pages;
                                                  Prospectus Summary; The Company; Risk
                                                    Factors; Dividend Policy; Price Range of
                                                    Common Stock Capitalization; Selected
                                                    Consolidated Financial Data; Management's
                                                    Discussion and Analysis of Financial
                                                    Condition and Results of Operations;
                                                    Business; Management; Certain
                                                    Transactions; Principal and Selling
                                                    Stockholders; Description of Capital
                                                    Stock; Shares Eligible for Future Sale;
                                                    Consolidated Financial Statements; Outside
                                                    Back Cover Page
 12. Disclosure of Commission Position on
       Indemnification for Securities Act
       Liabilities..............................  Not applicable

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

PROSPECTUS (Subject to Completion)

Issued December 3, 1996

                                1,700,000 Shares
                                      LOGO
                                  COMMON STOCK

                            ------------------------

OF THE 1,700,000 SHARES OF COMMON STOCK OFFERED HEREBY, 1,000,000 SHARES ARE BEING SOLD BY THE COMPANY AND 700,000 SHARES ARE BEING SOLD BY THE SELLING
   STOCKHOLDERS. SEE "PRINCIPAL AND SELLING STOCKHOLDERS." THE COMPANY WILL NOT RECEIVE ANY OF THE PROCEEDS FROM THE SALE OF SHARES BY THE SELLING
     STOCKHOLDERS. THE COMPANY'S COMMON STOCK IS LISTED ON THE NASDAQ
       NATIONAL MARKET UNDER THE SYMBOL "CYMI." ON DECEMBER 2, 1996, THE REPORTED LAST SALE PRICE OF THE COMMON STOCK ON THE NASDAQ
         NATIONAL MARKET WAS $37 PER SHARE. SEE "PRICE RANGE OF COMMON
         STOCK."

                            ------------------------

 THIS OFFERING INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" COMMENCING ON
                                 PAGE 5 HEREOF.
                            ------------------------
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
     SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
       PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
        REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                            ------------------------
                              PRICE $      A SHARE
                            ------------------------

                                                       UNDERWRITING                   PROCEEDS TO
                                          PRICE TO     DISCOUNTS AND   PROCEEDS TO      SELLING
                                           PUBLIC     COMMISSIONS(1)   COMPANY(2)    STOCKHOLDERS
                                       ------------------------------------------------------------
Per Share............................         $              $              $              $
Total(3).............................         $              $              $              $

------------
  (1) The Company and the Selling Stockholders have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

  (2) Before deducting expenses payable by the Company estimated at $400,000.

  (3) Certain Selling Stockholders have granted to the Underwriters an option, exercisable within 30 days of the date hereof, to purchase up to an aggregate of 255,000 additional Shares at the price to public less underwriting discounts and commissions for the purpose of covering over-allotments, if any. If the Underwriters exercise such option in full, the total price to public, underwriting discounts and commissions and
      proceeds to Selling Stockholders will be $        , $       and $        ,
      respectively. See "Underwriters."

                            ------------------------

    The Shares are offered, subject to prior sale, when, as and if accepted by the Underwriters named herein and subject to the approval of certain legal matters by Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP, counsel for the Underwriters. It is expected that delivery of the Shares will be
made on or about December   , 1996, at the offices of Morgan Stanley & Co.
Incorporated, New York, N.Y., against payment therefor in immediately available funds.

                            ------------------------
MORGAN STANLEY & CO.
                Incorporated
                             MONTGOMERY SECURITIES
                                                         NEEDHAM & COMPANY, INC.
     , 1996

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, ANY SELLING STOCKHOLDER OR ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH IT RELATES OR AN OFFER TO, OR A SOLICITATION OF, ANY PERSON IN ANY JURISDICTION WHERE SUCH AN OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.
                            ------------------------

                               TABLE OF CONTENTS

                                                                                        PAGE
                                                                                        ----
Prospectus Summary....................................................................    3
The Company...........................................................................    4
Risk Factors..........................................................................    5
Use of Proceeds.......................................................................   15
Dividend Policy.......................................................................   15
Price Range of Common Stock...........................................................   15
Capitalization........................................................................   16
Selected Consolidated Financial Data..................................................   17
Management's Discussion and Analysis of Financial Condition and Results of
  Operations..........................................................................   18
Business..............................................................................   26
Management............................................................................   40
Certain Transactions..................................................................   47
Principal and Selling Stockholders....................................................   49
Description of Capital Stock..........................................................   52
Shares Eligible for Future Sale.......................................................   54
Underwriters..........................................................................   56
Legal Matters.........................................................................   57
Experts...............................................................................   57
Additional Information................................................................   58
Index to Consolidated Financial Statements............................................  F-1

                            ------------------------

     Cymer and the Cymer logo are registered trademarks of the Company. All other trademarks or trade names referred to in this Prospectus are the property of their respective owners.
                            ------------------------

     IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK OF THE COMPANY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.
                            ------------------------

     IN CONNECTION WITH THIS OFFERING, CERTAIN UNDERWRITERS MAY ENGAGE IN PASSIVE MARKET MAKING TRANSACTIONS IN THE COMMON STOCK OF THE COMPANY ON THE NASDAQ NATIONAL MARKET IN ACCORDANCE WITH RULE 10B-6A UNDER THE SECURITIES EXCHANGE ACT OF 1934. SEE "UNDERWRITERS."

                               PROSPECTUS SUMMARY

    The following summary is qualified in its entirety by the more detailed information and financial statements and notes thereto appearing elsewhere in this Prospectus.

                                  THE COMPANY

    Cymer is the leading provider of excimer laser illumination sources for use in deep ultraviolet ("DUV") photolithography systems targeted at the pilot and volume production segments of the semiconductor manufacturing market. The Company's lasers are incorporated into step-and-repeat and step-and-scan photolithography systems for use in the manufacture of semiconductors with critical feature sizes below 0.35 microns. The Company believes that its excimer lasers constitute a substantial majority of all excimer lasers incorporated in DUV photolithography tools. The Company's customers include all five manufacturers of DUV photolithography systems: ASM Lithography, Canon, Integrated Solutions, Nikon and SVG Lithography. Photolithography systems incorporating the Company's excimer lasers have been purchased by each of the world's 10 largest semiconductor manufacturers: Intel, NEC, Toshiba, Hitachi, Motorola, Samsung, Texas Instruments, Mitsubishi, Fujitsu and Philips.

    The Company believes its leading position in the excimer laser market is attributable to its development of advanced technologies that address the needs of its customers as well as semiconductor manufacturers. The performance characteristics of the Company's excimer lasers include high pulse repetition rate, narrow bandwidth, energy stability and reliability relative to competing products. The Company also believes that it is currently the only volume supplier of excimer laser systems for DUV photolithography applications. The Company's krypton fluoride excimer lasers are currently capable of producing critical features as small as 0.25 microns, and the Company believes its technology is extendible to critical feature sizes as small as 0.10 microns by using different gas combinations and advanced optical and photomask technology.

                                  THE OFFERING

Common Stock offered...................................   1,700,000 shares, including
                                                          1,000,000 shares by the Company and
                                                          700,000 shares by the Selling Stockholders(1)
Common Stock to be outstanding after the offering......   13,419,456 shares(2)
Use of proceeds........................................   Expansion of manufacturing capacity and general
                                                          corporate purposes, including working capital
Nasdaq National Market symbol..........................   CYMI

                      SUMMARY CONSOLIDATED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                                            NINE MONTHS ENDED
                                                                 YEARS ENDED DECEMBER 31,                     SEPTEMBER 30,
                                                      -----------------------------------------------   -------------------------
                                                       1991      1992      1993      1994      1995        1995          1996
                                                      -------   -------   -------   -------   -------   -----------   -----------
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
Total revenues......................................  $ 4,480   $ 9,131   $ 5,699   $ 8,921   $18,820     $12,998       $37,428
Operating income (loss).............................   (3,181)   (1,117)   (2,696)   (1,788)     (150)       (320)        3,219
Net income (loss)...................................   (2,961)   (1,268)   (2,924)   (2,045)       69        (295)        2,963
Earnings (loss) per share(3)........................                                          $  0.01     $ (0.04)      $  0.29
Weighted average common and common equivalent shares
  outstanding(3)....................................                                            7,571       6,937        10,055

                                                                                                     SEPTEMBER 30, 1996
                                                                                                 --------------------------
                                                                                                 ACTUAL      AS ADJUSTED(4)
                                                                                                 -------     --------------
CONSOLIDATED BALANCE SHEET DATA:
Cash and cash equivalents......................................................................  $21,048        $ 55,521
Working capital................................................................................   36,500          70,973
Total assets...................................................................................   63,129          97,602
Total debt (5).................................................................................    5,834           5,834
Stockholders' equity...........................................................................   45,154          79,627

---------------
(1) Assumes no exercise of the Underwriters' over-allotment option. See "Underwriters."
(2) Based on the number of shares outstanding as of September 30, 1996. Assumes the issuance simultaneously with the offering of 145,404 shares of Common Stock upon the anticipated exercise of outstanding warrants. Excludes (i) 1,391,538 shares of Common Stock issuable upon exercise of options outstanding as of September 30, 1996 at a weighted average exercise price of $3.04 per share, (ii) 1,307,950 shares reserved for issuance under the Company's 1996 Stock Option Plan, (iii) 100,000 shares reserved for issuance under the Company's 1996 Director Stock Option Plan and (iv) 250,000 shares of Common Stock reserved for issuance under the Company's 1996 Employee Stock Purchase Plan. Also excludes 339,930 shares of Common Stock issuable upon exercise of outstanding warrants at an exercise price of $3.50 per share. See "Management -- Stock Plans" and Note 6 of Notes to Consolidated Financial Statements and Note 5 of Notes to Unaudited Consolidated Financial Statements.
(3) Earnings (loss) per share are presented on a pro forma basis for 1995 and the nine months ended September 30, 1995. See Note 1 of Notes to Consolidated Financial Statements and Note 1 of Notes to Unaudited Consolidated Financial Statements for an explanation of the determination of shares used in computing pro forma earnings (loss) per share and earnings per share.
(4) Adjusted to reflect the sale by the Company of 1,000,000 shares of Common Stock offered hereby at an assumed public offering price of $37 per share, after deducting underwriting discounts and commissions and estimated offering expenses payable by the Company. See "Use of Proceeds" and "Capitalization."
(5) Total debt includes indebtedness for borrowed money and capital lease obligations.

                                  THE COMPANY

     Cymer is the leading provider of excimer laser illumination sources for use in deep ultraviolet ("DUV") photolithography systems targeted at the pilot and volume production segments of the semiconductor manufacturing market. The Company's lasers are incorporated into step-and-repeat and step-and-scan photolithography systems for use in the manufacture of semiconductors with critical feature sizes below 0.35 microns. The Company believes that its excimer lasers constitute a substantial majority of all excimer lasers incorporated in DUV photolithography tools. The Company's customers include all five manufacturers of DUV photolithography systems: ASM Lithography, Canon, Integrated Solutions, Nikon and SVG Lithography. Photolithography systems incorporating the Company's excimer lasers have been purchased by each of the world's 10 largest semiconductor manufacturers: Intel, NEC, Toshiba, Hitachi, Motorola, Samsung, Texas Instruments, Mitsubishi, Fujitsu and Philips.

     To compete effectively, semiconductor manufacturers are continually seeking to improve their process and design technologies to manufacture smaller, more powerful, more complex devices at a lower cost per function. A major factor in fabricating such devices is the ability to reduce circuit geometries, measured in microns (a millionth of a meter, "mm") and defined in terms of critical, or smallest, feature size. Reduced circuit geometries permit semiconductor manufacturers to increase the number of transistors per area of silicon. The trend toward smaller critical feature sizes is expected to continue, with the Semiconductor Industry Association's Technology Roadmap projecting production of leading edge 0.25mm devices by 1998 and 0.18mm devices by 2001. The Company believes that volume production of semiconductors with critical geometries below 0.35mm generally requires DUV photolithography systems and that the excimer laser is the optimal illumination source for such DUV systems.

     The Company believes its leading position in the excimer laser market is attributable to its development of advanced technologies that address the needs of its customers as well as semiconductor manufacturers. The performance characteristics of the Company's excimer lasers include high pulse repetition rate, narrow bandwidth, energy stability and reliability relative to competing products. The Company also believes that it is currently the only volume supplier of excimer laser systems for DUV photolithography applications. The Company's krypton fluoride ("KrF") excimer lasers are currently capable of producing critical features as small as 0.25mm, and the Company believes its technology is extendible to critical feature sizes as small as 0.10mm by using different gas combinations and advanced optical and photomask technology.

     The Company's objective is to maintain its position as the leading supplier of DUV illumination sources to photolithography tool manufacturers. To accomplish this objective, the Company expects to continue to make significant investments in research and development to enhance its KrF lasers and develop its next generation argon fluoride ("ArF") laser. As part of this effort, the Company is collaborating with its customers on advanced technology development to better anticipate technology trends in the semiconductor manufacturing industry. To meet current and anticipated demand for its products, the Company is increasing its manufacturing capability at its San Diego facility and has entered into a contract manufacturing agreement with Seiko Instruments to manufacture excimer lasers in Japan. In order to support its growing installed base, the Company is expanding its field service and support operations in the United States, Japan, Korea and Europe and is in the process of establishing a field service and support presence in Taiwan and Southeast Asia.

     The Company was incorporated in California in 1986 and reincorporated in Nevada in August 1996. The Company's principal offices are located at 16275 Technology Drive, San Diego, California 92127-1815, and its telephone number at that location is (619) 487-2442. Unless the context otherwise requires, the terms "Cymer" and the "Company" as used in this Prospectus refer to Cymer, Inc., Cymer Laser Technologies (Cymer, Inc.'s California predecessor) and Cymer, Inc.'s wholly-owned subsidiary, Cymer Japan, Inc.

                                  RISK FACTORS

     This Prospectus contains forward-looking statements that involve risks and uncertainties. The statements contained in this Prospectus that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including without limitation statements regarding the Company's expectations, beliefs, intentions or strategies regarding the future. All forward-looking statements included in this document are based on information available to the Company on the date hereof, and the Company assumes no obligation to update any such forward-looking statements. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth in the following risk factors and elsewhere in this Prospectus. In evaluating the Company's business, prospective investors should consider carefully the following factors in addition to the other information set forth in this Prospectus.

     Likely Fluctuations in Quarterly Operating Results. The Company's quarterly operating results have in the past fluctuated and are likely in the future to fluctuate significantly depending upon a variety of factors. Such factors may include: the demand for semiconductors in general and, in particular, for leading edge devices with smaller circuit geometries; cyclicality in the market for semiconductor manufacturing equipment; the timing and size of orders from the Company's small base of customers; the ability of the Company to manufacture, test and deliver laser systems in a timely and cost effective manner; the ability of the Company's competitors to obtain orders from the Company's customers; the timing of new product announcements and releases by the Company and its competitors; the entry of new competitors into the market for DUV photolithography illumination sources; the ability of the Company to manage its costs as it begins to supply its products in volume; and the Company's ability to manage effectively its exposure to foreign currency exchange rate fluctuations, principally with respect to the yen (in which sales by the Company's Japanese subsidiary are denominated).

     The Company has historically derived a substantial portion of its quarterly and annual revenues from the sale of a relatively small number of systems, which are priced at up to $450,000. As a result, the precise timing of the recognition of revenue from an order for one or a small number of systems can have a significant impact on the Company's total revenues and operating results for a particular period. The Company's operating results for a particular period could be adversely affected if orders for a small number of systems, or even one system, are canceled or rescheduled by customers or cannot be filled in time to recognize revenue during that period due to, for example, unanticipated manufacturing, testing, shipping or product acceptance delays. The Company had a backlog of orders at September 30, 1996 of approximately $52.1 million for shipment during the 12 months ending September 30, 1997. However, customers may cancel or delay orders with little or no penalty, and because of the Company's limited experience in producing lasers in volume, there can be no assurance that the Company will recognize revenue on any significant portion of this backlog. The Company's expense levels are based, in large part, on the Company's expectations as to future revenues and are, therefore, relatively fixed in the short term. If revenue levels fall below expectations, net income will be disproportionately and adversely affected. The impact of these and other factors on the Company's revenues and operating results in any future period cannot be forecast with any degree of certainty. See "Business -- Backlog."

     The Company believes that semiconductor manufacturers are currently developing capability for pilot production of 0.25mm devices. The Company also believes that demand for its excimer lasers for DUV photolithography tools is currently being driven by the efforts to develop such capability. Once semiconductor manufacturers have acquired such capability, the Company believes that they will not invest in DUV photolithography tools to expand their capacity to manufacture 0.25mm devices until such time as their sales forecasts justify such investment. As a result, the Company believes that once current demand is satisfied, the Company's revenues could flatten or even decline in future periods before resuming growth in response to future demand, if any. Accordingly, the Company currently expects that demand for its DUV excimer lasers, and thus its revenues, may decrease in the second half of 1997, as compared to the first half of 1997.

     Recently, the Company has significantly increased the scale of its operations and its manufacturing capacity, including hiring additional personnel and substantially increasing the number of systems in production. This expansion has resulted in higher materials and work-in-process inventory levels and significantly higher operating expenses, and has required the Company to implement a variety of new systems, procedures and controls. Based on its backlog of orders at September 30, 1996, the Company expects to continue to increase its inventories and operating expenses. If orders received by the Company do not result in sales, or if the Company is unable to sustain its revenues at anticipated levels, the Company's operating results would be materially adversely affected.

     Due to the foregoing factors, as well as other unanticipated factors, it is likely that in some future quarter the Company's operating results will be below the expectations of public market analysts or investors. In such event, the price of the Company's Common Stock would be materially adversely affected. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     History of Losses; Unpredictability of Future Operating Results. The Company was founded in 1986 and shipped its first prototype laser system in 1988. Although the Company's revenues have increased over the last three years and each of the last seven quarters, the Company has incurred annual operating losses since inception. The Company had an accumulated deficit of approximately $11.0 million at September 30, 1996. There can be no assurance that the Company's revenues will grow or be sustained in future periods or that the Company will be profitable in any future period. The Company's history of annual and quarterly operating losses, its substantial expansion in manufacturing capacity, its limited experience in supplying products in volume and the difficulty of predicting the demand for its products, among other factors, make the prediction of future operating results difficult if not impossible. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business -- Backlog."

     Risk of Excessive Inventory Buildups by Photolithography Tool Manufacturers. Substantially all of the Company's customers are photolithography tool manufacturers, which in turn sell their systems to semiconductor manufacturers. Over the past year, the Company's customers have substantially increased their forecasted shipments of DUV photolithography tools. The Company believes that the increase in demand for DUV photolithography tools coupled with the dependence of the manufacturers of these tools on a limited number of laser suppliers may have caused a degree of over-ordering of the Company's products. The Company is working with its customers to better understand end user demand for DUV photolithography tools. However, there can be no assurance that the Company will be successful in this regard, or that its customers will not build excessive laser inventories. Excessive customer laser inventories could result in a material decline in the Company's revenues and operating results in future periods as such inventories are brought into balance.

     Risks Associated with Rapid and Substantial Manufacturing Expansion. To meet current and anticipated demand for its products, the Company must continue to increase the rate by which it manufactures and tests its photolithography laser systems. This increase would follow a nearly seven-fold increase in the manufacturing rate from December 1995 to September 1996. The Company is currently unable to manufacture and test its photolithography laser systems fast enough to fill orders and is behind on its delivery schedules. While the Company is not aware of any order cancellations as a result of these delays, such delays, if they continue or recur, increase the risk that customers will cancel orders and seek to meet all or a portion of their needs for illumination sources from the Company's competitors. The Company is also increasingly relying on outside suppliers for the manufacture of various components and subassemblies used in its products and is dependent upon these suppliers to meet the Company's manufacturing schedules. The failure by one or more of these suppliers to supply the Company on a timely basis with sufficient quantities of components or subassemblies that perform to the Company's specifications could affect the Company's ability to deliver completed lasers to its customers on schedule. Additionally, the Company may underestimate the costs required to increase its manufacturing capacity, which may materially adversely affect the Company's results of operations.

     In addition to increasing manufacturing capacity at its facilities in San Diego, California, the Company is also seeking to qualify Seiko Instruments, Inc. ("Seiko") of Japan as a contract manufacturer of its photolithography lasers. While the Company is seeking to have Seiko begin limited production of lasers for the Company in 1996, there can be no assurance that Seiko will be successfully qualified and commence volume production on schedule. The failure of Seiko to be so qualified or to commence volume production on schedule could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Manufacturing."

     Seiko has been advised by Komatsu, Ltd. ("Komatsu"), a competitor of the Company, that certain aspects of the Company's lasers might infringe a patent that has been issued to Komatsu in Japan and that Komatsu intends to enforce its rights under that patent against Seiko if Seiko engages in manufacturing activities for the Company. Cymer has been advised by its patent counsel in this matter, Wilson Sonsini Goodrich & Rosati, Professional Corporation, which is relying in part on the opinion of the Company's Japanese patent counsel, that in the opinion of such firm the Company's products do not infringe any valid claims included in the Komatsu patent. In the event that, notwithstanding its manufacturing agreement with the Company, Seiko should determine not to continue manufacturing the Company's products until resolution of the matter with Komatsu, or be barred from such activities, the Company's ability to meet the anticipated demand for its products could be materially adversely affected. See "-- Uncertainty Regarding Patents and Protection of Proprietary Technology" and "Business -- Intellectual Property Rights."

     Dependence on Key Suppliers. Certain of the components and subassemblies included in the Company's products are obtained from a single supplier or a limited group of suppliers. In particular, there are no alternative sources for certain of the components and subassemblies, including certain optical components and pre-ionizer tubes used in the Company's lasers. In addition, the Company is increasingly outsourcing the manufacture of various subassemblies. Although to date the Company has been able to obtain adequate supplies of its components and subassemblies in a timely manner from existing sources, the Company has only recently commenced volume production of its laser systems. The Company believes that its recent manufacturing expansion has significantly strained the production capacity of certain key suppliers, including suppliers of optical components and pre-ionizer tubes. If the Company is unable to obtain sufficient quantities of components or subassemblies, or if such items do not meet the Company's quality standards, delays or reductions in product shipments could occur which would have a material adverse effect on the Company's business, financial condition and results of operations. See
"Business -- Manufacturing."

     Dependence on Single Product Line. The Company's only product line is excimer lasers, the primary market for which is for use in DUV photolithography equipment for manufacturing deep-submicron semiconductor devices. Demand for the Company's products will depend in part on the rate at which semiconductor manufacturers adopt excimer lasers as the illumination source for their photolithography tools. Impediments to such adoption include a shortage of engineers with experience implementing, utilizing and maintaining DUV photolithography systems that incorporate excimer laser illumination sources, instability of photoresists used in DUV photolithography and a shortage of specialized glass used in DUV optics. There can be no assurance that such impediments can or will be overcome, and, in any event, such impediments may materially reduce the demand for the Company's products. In addition, to the extent that such manufacturers are able to produce semiconductors with smaller critical feature sizes by extending the performance capabilities of mercury lamp illumination sources used in existing i-line or DUV photolithography tools, the demand for the Company's products would also be materially reduced. Further, if the Company's customers experience reduced demand for DUV photolithography tools, or if the Company's competitors are successful in obtaining significant orders from such customers, the Company's results of operations would be materially adversely affected.

     Limited Production Use of Excimer Lasers. The Company first shipped its lasers for photolithography applications in 1988. The Company is not aware of any semiconductor manufacturer using the Company's lasers for volume production of semiconductor devices. There can be no assurance that the Company's products will meet production specifications when subjected to prolonged and intense use in volume production in semiconductor manufacturing processes. If any semiconductor manufacturer is not able to successfully achieve volume production using the Company's lasers, the Company's reputation with semiconductor manufacturers or the limited number of photolithography tool manufacturers could be damaged, which would have a material adverse effect on the Company's business, financial condition and results of operations.

     Dependence on Small Number of Customers. The Company's primary customer base is composed of a small number of manufacturers of DUV photolithography tools. Four large firms, ASM Lithography, Canon, Nikon and SVG Lithography (a subsidiary of Silicon Valley Group, Inc.), dominate the photolithography tool business and collectively accounted for approximately 65% and 91% of the Company's total revenues in 1995 and the nine months ended September 30, 1996, respectively. Sales to ASM Lithography, Canon, Nikon and SVG Lithography accounted for approximately 18%, 19%, 27% and 1%, respectively, of total revenues in 1995 and approximately 25%, 31%, 24% and 11%, respectively, of total revenues in the nine month period ended September 30, 1996. The Company expects that sales of its systems to these customers will continue to account for substantially all of its revenues in the foreseeable future. None of the Company's customers is obligated to purchase a minimum number of the Company's products. Loss of any significant business from any one of these customers or a significant reduction in orders from any one of these customers, including reductions caused by changes in a customer's competitive position, a decision to purchase illumination sources from other suppliers or economic conditions in the semiconductor and photolithography tool industries, would have a material adverse effect on the Company's business, financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business -- Customers and End Users" and "-- Backlog."

     Need to Manage a Changing Business. The Company recently has dramatically expanded the scope of its operations and the number of employees in most of its functional areas. For example, the Company increased the number of its employees from 136 to 285 between December 31, 1995 and September 30, 1996. The Company also substantially increased its manufacturing capacity during that period and installed a new management information system. If demand for the Company's products continues to grow, the Company will be required to continue this expansion. The management of such growth, if such growth occurs, will require the Company to continue to improve and expand its management, operational and financial systems, procedures and controls, including accounting and other internal management systems, and its quality control, delivery and field service and customer support capabilities. The Company will also be required to manage effectively its expanding international operations, including the operations of its Japanese subsidiary, its field service and support presence in Asia and Europe and its qualification of Seiko as a manufacturer of its photolithography lasers. There can be no assurance that the Company will be able to successfully expand its operations, effect timely deliveries of its products or maintain the product quality and reliability required by its customers. The Company has experienced, and may continue to experience, delays in deliveries to customers as a result of its inability to increase its manufacturing capacity fast enough to meet demand. Any failure to manage the Company's growth, if such growth occurs, would materially adversely effect the Company's financial condition and results of operations.

     Dependence on Semiconductor Industry. Substantially all of the Company's revenues are derived from photolithography tool manufacturers that in turn depend on the demand for their products from semiconductor manufacturers. Semiconductor manufacturers correspondingly depend on the demand from manufacturers of end-products or systems that use semiconductors. The semiconductor industry is highly cyclical and has historically experienced periodic and significant downturns, which often have had a severe effect on the demand for semiconductor manufacturing equipment, including photolithography tools. The Company believes that downturns in the semiconductor manufacturing industry will occur in the future, and will result in decreased demand for semiconductor manufacturing equipment. In addition, the Company believes that its ability to reduce expenses in a future downturn will be constrained by the need for continual investment in research and development, and the need to maintain extensive ongoing customer service and support capability. Accordingly, any downturn in the semiconductor industry could have a material adverse effect on the Company's business, financial condition and results of operations.

     Competition. The Company currently has two significant competitors in the market for excimer laser systems for photolithography applications. Lambda-Physik R&D ("Lambda-Physik"), a German-based subsidiary of Coherent, Inc. ("Coherent"), and Komatsu, located in Japan. Both of these companies are larger than the Company, have access to greater financial, technical and other resources than does the Company and are located in closer proximity to the Company's customers than is the Company. Although the Company believes that these competitors are not yet supplying excimer lasers in volume for photolithography applications, the Company believes that both companies are aggressively seeking to gain larger positions in this market. The Company believes that its customers have each purchased one or more products offered by these competitors and that its customers will consider further purchases, in part as a result of delays in deliveries by the Company in recent months as the Company has been seeking to expand its manufacturing capacity. The Company also believes that its customers are actively seeking a second source for excimer lasers. Furthermore, photolithography tool manufacturers may seek to develop or acquire the capability to manufacture internally their own excimer lasers. In the future, the Company will likely experience competition from other technologies, such as X-ray, electron beam and ion projection processes. To remain competitive, the Company believes that it will be required to manufacture and deliver products to customers on a timely basis and without significant defects and that it will also be required to maintain a high level of investment in research and development and in sales and marketing. There can be no assurance that the Company will have sufficient resources to continue to make the investments necessary to maintain its competitive position. In addition, the market for excimer lasers is still small and immature and there can be no assurance that larger competitors with substantially greater financial resources, including other manufacturers of industrial lasers, will not attempt to enter the market. There can be no assurance that the Company will remain competitive. A failure to remain competitive would have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Competition" and "-- Intellectual Property Rights."

     Rapid Technological Change; New Product Introductions. Semiconductor manufacturing equipment and processes are subject to rapid technological change. The Company believes that its future success will depend in part upon its ability to continue to enhance its excimer laser products and their process capabilities and to develop and manufacture new products with improved capabilities. In order to enhance and improve its products and develop new products, among other things, the Company must work closely with its customers, particularly in the product development stage, to integrate its lasers with its customer's photolithography tools. There can be no assurance that future technologies, such as X-ray, electron beam and ion projection processes, will not render the Company's excimer laser products obsolete or that the Company will be able to develop and introduce new products or enhancements to its existing products and processes in a timely manner that satisfy customer needs or achieve market acceptance. The failure to do so could materially adversely affect the Company's business, financial condition and results of operations.

     Need to Expand Field Service and Support Organization. The Company believes that the need to provide fast and responsive service to the semiconductor manufacturers using its lasers is critical and that it will not be able to depend solely on its customers to provide this specialized service. Therefore, the Company believes it is essential to establish, through trained third-party sources or through its own personnel, a rapid response capability to service its lasers throughout the world. Accordingly, the Company intends to expand its direct support infrastructure in Japan and Europe, expand its field service and support in Korea through an independent firm, and establish a joint service and support capability with an independent firm to serve Taiwan and Southeast Asia. The establishment of these activities will entail recruiting and training qualified personnel, identifying qualified independent firms and building effective and highly trained organizations that can provide service to customers in various countries in their assigned regions. There can be no assurance that the Company will be able to attract qualified personnel to establish these operations successfully or that the costs of such operations will not be excessive. A failure to implement this plan effectively could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Service and Support."

     Need for Additional Capital. The Company presently believes that the net proceeds of this offering, together with anticipated cash provided by operations, existing cash, cash investments balances and available lines of credit, will be adequate to meet its cash needs for at least the next 12 months. However, the Company requires substantial working capital to fund its business, particularly to finance inventories and accounts receivable and for capital expenditures. The Company's future capital requirements will depend on many factors, including the rate of the Company's manufacturing expansion, the timing and extent of spending to support product development efforts and expansion of sales and marketing and field service and support, the timing of introductions of new products and enhancements to existing products, and market acceptance of the Company's products. Accordingly, the Company expects that it may need to raise additional equity or debt financing in the future. There can be no assurance that additional equity or debt financing, if required, will be available on acceptable terms or at all. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

     Risks Associated with Customer-Funded Research and Development. The Company has in the past funded a significant portion of its research and development expenses from research and development revenues received from photolithography tool manufacturers and from SEMATECH, a semiconductor industry consortium, in connection with the design and development of specific products. The Company's staffing levels and other expenditures for research and development are, in part, determined by the level of funding that the Company expects to receive for specific projects. No assurance can be given that the Company will continue to generate research and development revenues to offset a sufficient portion of its product development costs. Any material cancellation of this funding or a failure to secure research and development funding commensurate with the Company's expectations could have a material adverse effect on the Company's business, financial condition and results of operations. In addition, the recognition of research and development revenues is dependent on the Company accomplishing certain research and development milestones. If such milestones are not achieved, the Company will not recognize the associated research and development revenues, which could have a material adverse effect on its business, financial condition and results of operations. Although the Company anticipates that it will continue to receive research and development revenues in the future, there can be no assurance that this level of support will be maintained at past levels, and the Company believes that such revenues will constitute a decreasing percentage of its overall revenues. As a result, the Company may have to bear a greater proportion of the cost of design and development of its products which could have a material adverse effect on the Company's business, financial condition and results of operations.

     Although the Company's arrangements with photolithography tool manufacturers and SEMATECH seek to clarify the ownership of the intellectual property arising from research and development services performed by the Company, there can be no assurance that disputes over the ownership or rights to use or market such intellectual property will not arise between the Company and such parties. Any such dispute could result in restrictions on the Company's ability to market its products and could have a material adverse effect on the Company's business, financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business -- Research and Development" and "-- Intellectual Property Rights."

     Uncertainty Regarding Patents and Protection of Proprietary
Technology. The Company believes that the success of its business depends more on such factors as the technical expertise of its employees, as well as their innovative skills and marketing and customer relations abilities, than on patents, copyrights, trade secrets and other intellectual property rights. Nevertheless, the success of the Company may depend in part on patents, and the Company owns 16 United States patents covering certain aspects of technology associated with excimer lasers which expire from May 2008 to December 2011 and has applied for 12 additional patents in the United States, three of which have been allowed. The Company also has filed 34 patent applications in other countries. There can be no assurance that the Company's pending patent applications or any future applications will be approved, that any issued patents will provide it with competitive advantages or will not be challenged by third parties, or that the patents of others will not have an adverse effect on the Company's ability to do business. In this regard, due to cost constraints, the Company did not begin filing for patents in Japan or other countries with respect to inventions covered by its United States patents and patent applications until recently and has therefore lost the right to seek patent protection in those countries for certain of its inventions. Additionally, because foreign patents may afford less protection under foreign law than is available under United States patent law, there can be no assurance that any such patents issued to the Company will adequately protect the Company's proprietary information. Furthermore, there can be no assurance that others will not independently develop similar products, duplicate the Company's products or, if patents are issued to the Company, design around the patents issued to the Company.

     Others may have filed and in the future may file patent applications that are similar or identical to those of the Company. To determine the priority of inventions, the Company may have to participate in interference proceedings declared by the United States Patent and Trademark Office that could result in substantial cost to the Company. No assurance can be given that any such patent application will not have priority over patent applications filed by the Company.

     The Company also relies upon trade secret protection, employee and third-party nondisclosure agreements and other intellectual property protection methods to protect its confidential and proprietary information. Despite these efforts, there can be no assurance that others will not independently develop substantially equivalent proprietary information and techniques or otherwise gain access to the Company's trade secrets or disclose such technology or that the Company can meaningfully protect its trade secrets.

     The Company has in the past been, and may in the future be, notified that it may be infringing intellectual property rights possessed by third parties. In July 1996, the Company's prospective Japanese manufacturing partner, Seiko, was notified by Komatsu, one of the Company's competitors, that certain aspects of the Company's lasers might infringe certain claims furnished by Komatsu to Seiko that Komatsu advised Seiko were included in a patent application filed by Komatsu in Japan (the "Patent Claims"). Seiko in turn notified the Company of this claim. In connection with its manufacturing agreement with Seiko, the Company has agreed to indemnify Seiko against such claims under certain circumstances. A patent has now been issued to Komatsu by the Japanese Patent Office covering the Patent Claims, and Komatsu has advised Seiko of its intention to enforce its rights under that patent against Seiko if Seiko engages in manufacturing activities for the Company. The Company has been advised by its patent counsel in this matter, Wilson Sonsini Goodrich & Rosati, Professional Corporation, which is relying in part on the opinion of the Company's Japanese patent counsel, that in the opinion of such firm the Company's products do not infringe any valid Patent Claims. However, there can be no assurance that litigation will not ensue with respect to these claims, that the Company and Seiko would ultimately prevail in any such litigation, that Komatsu will not assert infringement claims under additional patents or that Seiko will continue to manufacture lasers under the threat of potential litigation.

     Any patent litigation would at a minimum be costly and could divert the efforts and attention of the Company's management and technical personnel, which could have a material adverse effect on the Company's business, financial condition and results of operations. Furthermore, there can be no assurance that other infringement claims by third parties or other claims for indemnification by customers or end users of the Company's products resulting from infringement claims will not be asserted in the future or that such assertions, if proven to be true, will not materially adversely affect the Company's business, financial condition and results of operations. If any such claims are asserted against the Company, the Company may seek to obtain a license under the third party's intellectual property rights. There can be no assurance, however, that a license will be available on reasonable terms or at all. The Company could decide, in the alternative, to resort to litigation to challenge such claims or to design around the patented technology. Such actions could be costly and would divert the efforts and attention of the Company's management and technical personnel, which would materially adversely affect the Company's business, financial condition and results of operations.

     The Company has registered the trademark CYMER in the United States and certain other countries and is seeking additional registrations in certain countries. In Japan, the Company's application for registration was rejected on the grounds that it is similar to a trademark previously registered by a Japanese company for a broad range of products. The Company is seeking a partial nullification of the other registration with respect to laser devices and related components and does not believe that the holder of the other trademark is engaged in any business similar to that of the Company. For this reason, the Company is continuing to use the trademark CYMER in Japan and believes that it will ultimately be permitted to register such mark for use with its products and that it is not infringing the other company's trademark. There can be no assurance that the Company will ultimately succeed in its efforts to register its trademark in Japan or that it will not be subjected to an action for trademark infringement, which could be costly to defend and, if successful, would require the Company to cease use of the mark and, potentially, to pay damages. See "Business -- Intellectual Property Rights."

     Dependence on Key Personnel. The Company is highly dependent on the services of a number of key employees in various areas, including engineering, research and development, sales and marketing and manufacturing. In particular, there are a limited number of experts in excimer laser technology and competition for such personnel is intense. The Company has in the past experienced difficulty in hiring personnel, including experts in laser technology. The Company believes that, to a large extent, its future success will depend upon the continued services of its engineering, research and development, sales and marketing and manufacturing personnel and on its ability to attract and retain highly skilled personnel in each of these areas. The Company does not have employment agreements with any of its employees, and there is no assurance that the Company will be able to retain its key employees. The failure of the Company to hire and retain such personnel could have a material adverse effect on the Company's business, financial condition and results of operations. See
"Business -- Employees."

     Risks of International Sales and Operations. Approximately 54%, 69% and 82% of the Company's revenues in 1994, 1995 and the nine months ended September 30, 1996, respectively, were derived from customers located outside the United States. Because a significant majority of the Company's principal customers are located in other countries, the Company anticipates that international sales will continue to account for a significant portion of its revenues. In order to support its overseas customers, the Company maintains a subsidiary in Japan, is expanding its field service and support operations in Japan and Europe, is working with an independent firm to expand field service and support in Korea, is seeking to establish with an independent firm a joint field service and support capability to serve Taiwan and Southeast Asia, and is seeking to qualify Seiko as a manufacturer of its products in Japan. There can be no assurance that the Company will be able to manage these operations effectively or that the Company's investment in these activities will enable it to compete successfully in international markets or to meet the service and support needs of its customers. Additionally, a significant portion of the Company's sales and operations could be subject to certain risks, including tariffs and other barriers, difficulties in staffing and managing foreign subsidiary and branch operations, currency exchange risks and exchange controls, potentially adverse tax consequences and the possibility of difficulty in accounts receivable collection. Further, while the Company has experienced no difficulty to date in complying with U.S. export controls, these rules could change in the future and make it more difficult or impossible for the Company to export its products to various countries. There can be no assurance that any of these factors will not have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Service and Support."

     The Company's results of operations are subject to fluctuations in the value of the Japanese yen against the U.S. dollar due to sales by the Company to its Japanese subsidiary being denominated in dollars, and sales by the subsidiary to customers in Japan being denominated in yen. The Company's subsidiary manages its exposure to such fluctuations by entering into foreign currency exchange contracts to hedge its purchase commitments. Although management will continue to monitor the Company's exposure to currency fluctuations, and, when appropriate, use financial hedging techniques to minimize the effect of these fluctuations, there can be no assurance that exchange rate fluctuations will not have a material adverse effect on the Company's results of operations or financial condition. In the future, the Company could be required to sell its products in other currencies, which would make the management of currency fluctuations more difficult and expose the Company to greater risks in this regard. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     The Company's products are subject to numerous foreign government standards and regulations that are continually being amended. Although the Company endeavors to meet foreign technical and regulatory standards, there can be no assurance that the Company's products will continue to comply with foreign government standards and regulations, or changes thereto, or that it will be cost effective for the Company to redesign its products to comply with such standards and regulations. The inability of the Company to design or redesign products to comply with foreign standards could have a material adverse effect on the Company's business, financial condition and results of operations.

     Environmental and Other Government Regulations. Federal, state and local regulations impose various controls on the storage, handling, discharge and disposal of substances used in the Company's manufacturing process and on the facility leased by the Company. The Company believes that its activities conform to present governmental regulations applicable to its operations and its current facilities, including those related to environmental, land use, public utility utilization and fire code matters. There can be no assurance that such governmental regulations will not in the future impose the need for additional capital equipment or other process requirements upon the Company or restrict the Company's ability to expand its operations. The adoption of such measures or any failure by the Company to comply with applicable environmental and land use regulations or to restrict the discharge of hazardous substances could subject the Company to future liability or could cause its manufacturing operations to be curtailed or suspended.

     Risks of Product Liability Claims. The Company faces a significant risk of exposure to product liability claims in the event that the use of its products results in personal injury or death, and there can be no assurance that the Company will not experience material product liability losses in the future. The Company maintains insurance against product liability claims in the amount of $5.0 million per occurrence and $6.0 million in the aggregate, but there can be no assurance that such coverage will continue to be available on terms acceptable to the Company or that such coverage will be adequate for liabilities actually incurred. Also, in the event that any of the Company's products prove to be defective, the Company may be required to recall or redesign such products. A successful claim brought against the Company in excess of available insurance coverage, or any claim or product recall that results in significant adverse publicity against the Company, could have a material adverse effect on the Company's business, financial condition and results of operations.

     Unallocated Proceeds of the Offering. The Company currently has no specific plans for use of the net proceeds of this offering. Accordingly, management of the Company will have broad discretion with respect to the use of these funds. In particular, the Company could use a portion of these funds for the acquisition of complementary businesses, products and technologies, although it has no present plans, agreements or commitments with respect to any such transaction. Acquisitions involve numerous risks, including difficulties assimilating new operations and products, the need to manage geographically remote business units and the diversion of management attention from other business concerns. There can be no assurance that any acquisition would result in long-term benefits to the Company or that management would be able to manage effectively the resulting business. See "Use of Proceeds."

     Shares Eligible for Future Sale. Sales of a substantial number of shares of Common Stock in the public market following this offering could adversely affect the market price for the Company's Common Stock. The number of shares of Common Stock available for sale in the public market is limited by restrictions under the Securities Act of 1933, as amended (the "Securities Act"), by lock-up agreements with the Company entered into in connection with the purchase of such shares pursuant to which certain holders of such shares have agreed not to sell or otherwise dispose of any of their shares for 120 days without the prior written consent of the Company, and by lock-up agreements with Morgan Stanley & Company, Incorporated entered into in connection with the Company's initial public offering pursuant to which certain holders of such shares have agreed not to sell or otherwise dispose of any of their shares for 180 days without the prior written consent of Morgan Stanley & Co. Incorporated. The Company has agreed not to release any of the shares subject to such lock-up agreements entered into with the Company without the prior written consent of Morgan Stanley & Co. Incorporated. Morgan Stanley & Co. Incorporated, in its capacity as Representative of the several Underwriters, may, however, in its sole discretion and at any time without notice, release all or any portion of the securities subject to lock-up agreements. As a result of these restrictions, based on shares, options and warrants outstanding as of September 30, 1996, the following shares of Common Stock will be eligible for future sale in the public market. On the date of this Prospectus, 5,739,565 shares, including the 1,700,000 shares offered hereby and 3,841,000 shares sold in the Company's initial public offering, will be eligible for sale. Beginning on January 17, 1997 and March 18, 1997, an additional 68,531 and 5,824,170 shares, respectively, will be eligible for sale in the public market upon expiration of lock-up agreements. In addition, at various times beginning on March 18, 1997, an additional 1,787,190 shares will be eligible for sale thereafter upon expiration of their respective two-year holding periods. In addition, the Company has registered for sale not earlier than March 18, 1997 a total of 3,041,753 shares of Common Stock subject to outstanding options or reserved for issuance under the Company's 1987 Stock Option Plan, 1996 Stock Option Plan, 1996 Director Stock Option Plan and Employee Stock Purchase Plan. In addition, the Company, pursuant to agreements with certain stockholders, included in the Registration Statement covering its initial public offering, 142,918 shares of Common Stock to be offered on a continuous basis by such stockholders beginning on March 18, 1997. Further, upon expiration of the lock-up agreements referred to above, holders of approximately 6,891,747 shares of Common Stock will be entitled to certain registration rights with respect to such shares. If such holders, by exercising their registration rights, cause a large number of shares to be registered and sold in the public market, such sales could have a material adverse effect on the market price for the Company's

Common Stock. In addition, if the Company is required to include in a Company-initiated registration shares held by such holders pursuant to the exercise of their registration rights, the Company's ability to raise needed capital may be adversely affected. See "Management -- Stock Plans," "Description of Capital Stock -- Registration Rights," "Shares Eligible for Future Sale" and "Underwriters."

     Possible Volatility of Stock Price. The market price for the Company's Common Stock has been, and is likely to continue to be, subject to wide fluctuations in response to actual or anticipated fluctuations in the Company's operating results, announcements of technological innovations or new products by the Company or its competitors, changes in earnings estimates or recommendations by securities analysts, developments with respect to patents and proprietary rights, general market conditions and other factors. In addition, the equity markets have from time to time experienced extreme price and volume fluctuations which have particularly affected the market price of many high technology companies and which often have been unrelated to the operating performance of these companies. These broad market fluctuations may adversely affect the market price of the Company's Common Stock. See "Underwriters."

     Anti-Takeover Effect of Nevada Law and Charter and Bylaw Provisions; Availability of Preferred Stock for Issuance. Nevada law and the Company's Articles of Incorporation and Bylaws contain provisions that could discourage a proxy contest or make more difficult the acquisition of a substantial block of the Company's Common Stock. In addition, the Board of Directors is authorized to issue, without stockholder approval, up to 5,000,000 shares of Preferred Stock with voting, conversion and other rights and preferences that may be superior to those of the Common Stock and that could adversely affect the voting power or other rights of the holders of Common Stock. The issuance of Preferred Stock or of rights to purchase Preferred Stock could be used to discourage an unsolicited acquisition proposal. See "Description of Capital Stock -- Preferred Stock" and "-- Nevada Anti-Takeover Statutes."

                                USE OF PROCEEDS

     The net proceeds to the Company from the sale of the 1,000,000 shares of Common Stock offered by the Company hereby are estimated to be $34.5 million, assuming a public offering price of $37 per share and after deducting underwriting discounts and commissions and estimated offering expenses payable by the Company.

     The principal purpose of this offering is to obtain additional capital to fund the Company's expanding operations. The Company anticipates that the net proceeds to the Company from this offering will be used for increased capital expenditures through 1997 (presently estimated at approximately $17.0 million), primarily for factory expansion and improvements, test equipment, research tools and computer equipment, and for general corporate purposes, including working capital. A portion of the net proceeds to the Company from this offering may also be used for the acquisition of businesses, products and technologies that are complementary to those of the Company. The Company has no present plans, agreements or commitments and is not currently engaged in any negotiations with respect to any such transaction. Pending such uses, the net proceeds to the Company from this offering will be invested in short-term, investment grade, interest-bearing securities. The Company will not receive any proceeds from the sale of shares of Common Stock by the Selling Stockholders.

                                DIVIDEND POLICY

     The Company has never declared or paid cash dividends on its Common Stock and does not anticipate paying cash dividends in the foreseeable future. In addition, the Company's bank lines of credit prohibit the payment of cash dividends without the bank's consent.

                          PRICE RANGE OF COMMON STOCK

     The Company's Common Stock has traded publicly on the Nasdaq National Market under the symbol "CYMI" since September 19, 1996. The Company's initial public offering price was $9.50 per share. The following table lists the high and low closing sale prices for the Company's Common Stock for the periods indicated during 1996 as reported by the Nasdaq National Market:

                                                                             HIGH   LOW
                                                                             ----   ----
    Third Quarter (beginning September 19, 1996)...........................  $17 3/4 $13 5/8
    Fourth Quarter (through December 2, 1996)..............................    37   15 3/4

     On December 2, 1996, the last reported sale price of the Company's Common Stock on the Nasdaq National Market was $37 per share. As of November 29, 1996, there were approximately 181 holders of record of the Company's Common Stock.

                                 CAPITALIZATION

     The following table sets forth the capitalization of the Company as of September 30, 1996 and as adjusted to give effect to the sale of the 1,000,000 shares of Common Stock offered by the Company hereby at an assumed public offering price of $37 per share, after deducting underwriting discounts and commissions and estimated offering expenses payable by the Company.

                                                                         SEPTEMBER 30, 1996
                                                                    ----------------------------
                                                                     ACTUAL          AS ADJUSTED
                                                                    --------         -----------
                                                                    (IN THOUSANDS, EXCEPT SHARE
                                                                               DATA)
Capital lease obligations (excluding current portion).............  $    352          $     352
                                                                    --------           --------
Stockholders' equity (deficit):
  Preferred Stock, $0.001 par value: actual -- no shares
     authorized,
     issued or outstanding; as adjusted -- 5,000,000 shares
     authorized,
     no shares issued or outstanding..............................        --                 --
  Common Stock: actual -- $0.001 par value, 25,000,000 shares authorized; 12,419,456 shares issued and outstanding; as
     adjusted -- 13,419,456 shares issued and outstanding(1)......        12                 13
Additional paid-in capital........................................    56,503             90,975
Accumulated deficit...............................................   (10,968)           (10,968)
Cumulative translation adjustment.................................      (393)              (393)
                                                                    --------           --------
     Total stockholders' equity...................................    45,154             79,627
                                                                    --------           --------
     Total capitalization.........................................  $ 45,506          $  79,979
                                                                    ========           ========

---------------
(1) Excludes (i) 1,391,538 shares of Common Stock issuable upon exercise of options outstanding as of September 30, 1996 at a weighted average exercise price of $3.04 per share, (ii) 1,307,950 shares reserved for issuance under the Company's 1996 Stock Option Plan, (iii) 250,000 shares reserved for issuance under the Company's 1996 Employee Stock Purchase Plan and (iv) 100,000 shares reserved for issuance under the Company's 1996 Director Stock Option Plan. Also excludes 339,930 shares of Common Stock issuable upon exercise of outstanding warrants at an exercise price of $3.50 per share. See "Management -- Stock Plans."

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The following selected consolidated financial data should be read in conjunction with the Company's consolidated financial statements and notes thereto and with Management's Discussion and Analysis of Financial Condition and Results of Operations, which are included elsewhere in this Prospectus. The consolidated statement of operations data for the years ended December 31, 1993, 1994 and 1995 and the consolidated balance sheet data at December 31, 1994 and 1995 are derived from, and are qualified by reference to, the consolidated financial statements included elsewhere in this Prospectus, which have been audited by Deloitte & Touche LLP. The consolidated statement of operations data for the years ended December 31, 1991 and 1992 and the consolidated balance sheet data at December 31, 1991, 1992 and 1993 are derived from consolidated financial statements not included in this Prospectus, which have also been audited by Deloitte & Touche LLP. The consolidated statement of operations data for the nine months ended September 30, 1995 and September 30, 1996 and the consolidated balance sheet data at September 30, 1996 are derived from the unaudited consolidated financial statements included elsewhere in this Prospectus that have been prepared on the same basis as the audited consolidated financial statements and, in the opinion of management, contain all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the financial position and results of operations for such periods. These historical results are not necessarily indicative of the results to be expected in the future and results for interim periods are not necessarily indicative of results for the entire year.

                                                                                             NINE MONTHS ENDED
                                                     YEARS ENDED DECEMBER 31,                  SEPTEMBER 30,
                                          -----------------------------------------------   -------------------
                                           1991      1992      1993      1994      1995      1995        1996
                                          -------   -------   -------   -------   -------   -------     -------
                                                          (IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENT OF OPERATIONS
  DATA:
Revenues:
  Product sales.........................  $ 4,480   $ 7,423   $ 3,393   $ 7,705   $15,576   $10,350     $35,553
  Other.................................       --     1,708     2,306     1,216     3,244     2,648       1,875
                                          -------   -------   -------   -------   -------   -------     -------
         Total revenues.................    4,480     9,131     5,699     8,921    18,820    12,998      37,428
                                          -------   -------   -------   -------   -------   -------     -------
Costs and expenses:
  Cost of product sales.................    3,275     4,404     2,726     4,797     9,282     6,135      20,961
  Research and development..............    1,903     2,673     2,733     3,283     6,154     4,693       7,478
  Sales and marketing...................    1,710     2,182     2,154     1,780     2,353     1,663       3,503
  General and administrative............      773       989       782       849     1,181       827       2,267
                                          -------   -------   -------   -------   -------   -------     -------
         Total costs and expenses.......    7,661    10,248     8,395    10,709    18,970    13,318      34,209
                                          -------   -------   -------   -------   -------   -------     -------
Operating income (loss).................   (3,181)   (1,117)   (2,696)   (1,788)     (150)     (320)      3,219
Other income (expense)..................      220       (51)       (7)     (199)      255        61         312
                                          -------   -------   -------   -------   -------   -------     -------
Income (loss) before provision for
  income taxes..........................   (2,961)   (1,168)   (2,703)   (1,987)      105      (259)      3,531
Provision for income taxes..............       --       100       221        58        36        36         568
                                          -------   -------   -------   -------   -------   -------     -------
Net income (loss).......................  $(2,961)  $(1,268)  $(2,924)  $(2,045)  $    69   $  (295)    $ 2,963
                                          ========  ========  ========  ========  ========  ========    ========
Earnings (loss) per share(1)............                                          $  0.01   $ (0.04)    $  0.29
                                                                                  ========  ========    ========
Weighted average common and common
  equivalent shares outstanding(1)......                                            7,571     6,937      10,055
                                                                                  ========  ========    ========

                                                                 DECEMBER 31,
                                              --------------------------------------------------   SEPTEMBER 30,
                                               1991      1992       1993       1994       1995         1996
                                              -------   -------   --------   --------   --------   -------------
                                                                        (IN THOUSANDS)
CONSOLIDATED BALANCE SHEET DATA:
Cash and cash equivalents...................  $   557   $ 1,537   $    715   $  2,326   $  2,015      $21,048
Working capital.............................    2,245     2,289       (122)    (1,557)     3,845       36,500
Total assets................................    6,046     6,265      5,805      9,172     15,619       63,129
Total debt(2)...............................    1,059     1,026      2,717      6,879      4,164        5,834
Redeemable convertible preferred stock......   10,980    12,889     12,989     19,290     28,409           --
Stockholders' equity (deficit)..............   (7,647)   (8,947)   (11,828)   (19,752)   (21,830)      45,154

---------------
(1) Earnings (loss) per share are presented on a pro forma basis for 1995 and the nine months ended September 30, 1995. See Note 1 of Notes to Consolidated Financial Statements and Note 1 of Notes to Unaudited Consolidated Financial Statements for an explanation of the determination of shares used in computing pro forma earnings (loss) per share and earnings per share.

(2) Total debt includes indebtedness for borrowed money and capital lease obligations.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     This Prospectus contains forward-looking statements that involve risks and uncertainties. The statements contained in this Prospectus that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including without limitation statements regarding the Company's expectations, beliefs, intentions or strategies regarding the future. All forward-looking statements included in this document are based on information available to the Company on the date hereof, and the Company assumes no obligation to update any such forward-looking statements. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth below, under "Risk Factors" and elsewhere in this Prospectus.

OVERVIEW

     The Company was founded in 1986 to develop commercial applications for excimer lasers. In 1987, the Company began to focus on applications for semiconductor photolithography and, in 1988, shipped its first semiconductor photolithography laser. In 1990, the Company shipped its second generation photolithography laser, the ELS-4000, of which three successive versions were introduced through 1994. From 1986 through 1994, the Company shipped a total of 78 laser systems, principally for use in semiconductor photolithography research and development applications. During this period, revenues generated by lasers, replacement parts and service were small and fluctuated widely, and the Company funded its operations primarily through successive rounds of equity financing as well as through government, industry and customer research and development contracts. In 1992, the Company introduced a higher power, industrial laser, the model HPL-100K series KrF laser. The Company licensed this complementary laser technology to Seiko in 1992 for the Japanese market in exchange for up-front license fees totaling $3.0 million over a two-year period. The Company expects minimal revenues from industrial laser products in 1996. See
"Business -- Manufacturing, Assembly and Test."

     In August 1994, the Company entered into a contract with SEMATECH to develop a production-worthy laser illumination source for SVG Lithography's Micrascan step-and-scan photolithography tool. SEMATECH paid the Company an aggregate of $1.6 million over the term of the contract, which ended in December 1995. The Company obtained additional development contracts in early 1995 from certain stepper manufacturers to develop a production-worthy, narrower bandwidth version of its laser illumination source. These development efforts led directly to the introduction of the ELS-4000F in the third quarter of 1995 and the 5000 series laser in the first quarter of 1996.

     Beginning in 1995, as both photolithography tool and semiconductor manufacturers began to anticipate the need for production-worthy DUV photolithography equipment, the Company's order backlog for photolithography lasers began to grow. The Company's twelve-month order backlog was $28.5 million at December 31, 1995, and $52.1 million at September 30, 1996. The Company believes that semiconductor manufacturers are currently developing capability for pilot production of 0.25(LOGO)m devices. The Company also believes that demand for its excimer lasers for DUV photolithography tools is currently being driven by the efforts to develop such capability. Once semiconductor manufacturers have acquired such capability, the Company believes that they will not invest in DUV photolithography tools to expand their capacity to manufacture 0.25(LOGO)m devices until such time as their sales forecasts justify such investment. As a result, the Company believes that once current demand is satisfied, the Company's revenues could flatten or even decline in future periods before resuming growth in response to future demand, if any. Accordingly, the Company currently expects that demand for its DUV excimer lasers, and thus its revenues, may decrease in the second half of 1997, as compared to the first half of 1997. See "Risk Factors -- Likely Fluctuations in Operating Results" and "Business -- Backlog."

     The Company's sales are generated primarily by shipments to customers in Japan, the Netherlands, and the United States. Approximately 78%, 54%, 69% and 82% of the Company's sales in 1993, 1994, 1995 and the first nine months of 1996, respectively, were derived from customers outside of the United States. The Company maintains a wholly-owned Japanese subsidiary which sells to the Company's Japanese customers. Revenues from Japanese customers, generated primarily by this subsidiary, accounted for 68%, 33%, 50% and 57% of revenues for 1993, 1994, 1995 and the first nine months of 1996, respectively. The activities of the Company's Japanese subsidiary are limited to sales and service of products purchased by the subsidiary from the parent corporation. All costs of development and production of the Company's products, including costs of shipment to Japan, are recorded on the books of the parent company. The Company anticipates that international sales will continue to account for a significant portion of its net sales. See Notes 1 and 11 of Notes to Consolidated Financial Statements.

RESULTS OF OPERATIONS

     The following table sets forth certain items in the Company's statements of operations as a percentage of total revenues for the periods indicated:

                                                        PERCENT OF TOTAL REVENUES
                                          ------------------------------------------------------
                                                                                  NINE MONTHS
                                                                                ENDED SEPTEMBER
                                              YEARS ENDED DECEMBER 31,                30,
                                          --------------------------------     -----------------
                                            1993         1994        1995       1995       1996
                                          --------     --------     ------     ------     ------
Revenues:
  Product sales.........................      59.5%        86.4%      82.8%      79.6%      95.0%
  Other.................................      40.5         13.6       17.2       20.4        5.0
                                          --------     --------     ------     ------     ------
          Total revenues................     100.0%       100.0%     100.0%     100.0%     100.0%
Costs and expenses:
  Cost of product sales.................      47.8         53.8       49.3       47.2       56.0
  Research and development..............      48.0         36.8       32.7       36.1       20.0
  Sales and marketing...................      37.8         20.0       12.5       12.8        9.4
  General and administrative............      13.7          9.5        6.3        6.4        6.0
                                          --------     --------     ------     ------     ------
          Total costs and expenses......     147.3        120.1      100.8      102.5       91.4
                                          --------     --------     ------     ------     ------
Operating income (loss).................     (47.3)       (20.1)      (0.8)      (2.5)       8.6
Other income (expense)..................      (0.1)        (2.2)       1.4        0.5        0.8
                                          --------     --------     ------     ------     ------
Income (loss) before provision for           (47.4)       (22.3)       0.6       (2.0)       9.4
  income taxes..........................
Provision for income taxes..............       3.9          0.7        0.2        0.3        1.5
                                          --------     --------     ------     ------     ------
Net income (loss).......................     (51.3)%      (23.0)%      0.4%      (2.3)%      7.9%
                                          ========     ========     ======     ======     ======
Gross margin on product sales...........      19.7%        37.7%      40.4%      40.7%      41.0%
                                          ========     ========     ======     ======     ======

     NINE MONTHS ENDED SEPTEMBER 30, 1995 AND 1996

     Revenues. The Company's total revenues consist of product sales, which include sales of laser systems and spare parts and service and training revenues, and other revenues, which primarily include revenues from funded development activities performed for customers and for SEMATECH. Revenue from product sales is generally recognized at the time of shipment unless customer agreements contain inspection or other conditions, in which case revenue is recognized at the time such conditions are satisfied. Funded development contracts are accounted for on the percentage-of-completion method based on the relationship of costs incurred to total estimated costs, after giving effect to estimates of costs to complete the development project.

     Product sales increased 244% from $10.4 million in the nine months ended September 30, 1995 to $35.6 million in the nine months ended September 30, 1996, primarily due to increased sales of DUV photolithography laser systems. A total of 83 laser systems were sold in the nine month period ended September 30, 1996 compared to 23 laser systems in the nine month period ended September 30, 1995. Funded development revenues decreased 29% from $2.6 million for the nine months ended September 30, 1995 to $1.9 million in the nine months ended September 30, 1996, primarily due to the completion in 1995 of a laser research project sponsored by SEMATECH.

     Cost of Product Sales. Cost of product sales includes direct material and labor, warranty expenses, license fees and manufacturing and service overhead. Cost of product sales rose 242% from $6.1 million for the nine months ended September 30, 1995 to $21.0 million for the nine months ended September 30, 1996. The gross margin on product sales increased only slightly from the nine months ended September 30, 1996 to the nine months ended September 30, 1995. Although product sales increased substantially during the latter period, economies of scale were offset by costs related to the Company's rapid manufacturing expansion.

     Research and Development. Research and development expenses include costs of internally-funded and customer-funded projects as well as continuing product support expenses which primarily include employee and material costs, depreciation of equipment and other engineering related costs. Research and development expenses increased 59% from $4.7 million in the nine months ended September 30, 1995 to $7.5 million in the nine months ended September 30, 1996, due primarily to increased product support efforts associated with the release of the Company's 5000 series lasers and the hiring of additional technical personnel. As a percentage of total revenues, research and development expenses declined from 36.1% in the nine months ended September 30, 1995 to 20.0% in the nine months ended September 30, 1996 due to the growth in the Company's revenues.

     Sales and Marketing. Sales and marketing expenses include the expenses of the sales, marketing and customer support staffs and other marketing expenses. Sales and marketing expenses increased 111% from $1.7 million in the nine months ended September 30, 1995 to $3.5 million in the nine months ended September 30, 1996 due primarily to increased sales commissions and increased sales support efforts and marketing activities associated with the increase in laser sales. As a percentage of total revenues, such expenses declined from 12.8% to 9.4% in the respective periods due to the growth in the Company's revenues.

     General and Administrative. General and administrative expenses consist primarily of management and administrative personnel costs, professional services and administrative operating costs. General and administrative expenses increased 174% from $827,000 in the nine months ended September 30, 1995 to $2.3 million in the nine months ended September 30, 1996 due to an increase in general and administrative support as the Company's sales volume, manufacturing capacity and overall level of business activity increased. As a percentage of total revenues, such expenses decreased from 6.4% to 6.0% in the respective periods due to the growth in the Company's revenues.

     Other Income (Expense). Other income (expense) consists primarily of interest income and expense and foreign currency exchange gains and losses associated with fluctuations in the value of the Japanese yen against the U.S. dollar. Other income increased from $61,000 in the nine months ended September 30, 1995 to $312,000 in the nine months ended September 30, 1996. Foreign currency exchange gains totaled $240,000 and interest expense totaled $206,000 in the nine months ended September 30, 1995 compared to $644,000 and $375,000, respectively, in the nine months ended September 30, 1996.

     The Company's results of operations are subject to fluctuations in the value of the Japanese yen against the U.S. dollar due to the fact that sales by the Company to its Japanese subsidiary are denominated in dollars, and sales by the subsidiary to customers in Japan are denominated in yen. The Company's subsidiary manages its exposure to such fluctuations by entering into foreign currency exchange contracts to hedge its purchase commitments to the Company. While management will continue to monitor the Company's exposure to currency fluctuations, and, as deemed appropriate, use financial hedging techniques to minimize the effect of these fluctuations, there can be no assurance that exchange rate fluctuations will not have a material adverse effect on the Company's results of operations or financial condition. In the future, the Company could be required to sell its products in other currencies, which would make the management of currency fluctuations more difficult and expose the Company to greater risks in this regard.

     Provision for Income Taxes. The provision for income taxes was insignificant in the nine months ended September 30, 1995 and primarily represented taxes in Japan for research and development revenues generated from agreements with Seiko. The tax provision of $568,000 for the nine months ended September 30, 1996 was primarily attributable to income generated in the second and third quarters of 1996. At September 30, 1996, the Company had $2.7 million in federal and state net operating loss carryforwards which may be offset against future income.

     YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995

     Revenues. Product sales increased 127%, from $3.4 million in 1993 to $7.7 million in 1994, and 102% to $15.6 million in 1995, reflecting significant increases in sales of DUV photolithography laser systems and replacement parts and, to a lesser extent, increases in sales of industrial laser systems. The Company sold five, 10 and 26 DUV photolithography laser systems in 1993, 1994 and 1995, respectively, and sold two, seven and eight industrial laser systems during the same periods. In 1993, the Company generated license fees of $2.0 million from Seiko for industrial laser technology. See "Business--Proprietary Rights" and Note 9 of Notes to Consolidated Financial Statements. Funded development revenues increased 297%, from $306,000 in 1993 to $1.2 million in 1994, and 167% to $3.2 million in 1995. These increases were primarily due to increased customer interest in the development of production-worthy illumination sources. The Company expects that funded development revenues will decrease as a percentage of total revenues as the Company focuses on product sales.

     Cost of Product Sales. Cost of product sales increased 76% from $2.7 million in 1993 to $4.8 million in 1994 and 94% to $9.3 million in 1995, as the Company's product sales increased. Gross margin on product sales increased from 19.7% in 1993 to 37.7% in 1994 to 40.4% in 1995. These increases were primarily due to economies of scale realized as the Company's sales volume increased.

     Research and Development. Research and development expenses increased 20%, from $2.7 million in 1993 to $3.3 million in 1994, and 87% to $6.2 million in 1995. The substantial increase in 1995 was primarily due to the Company's research contract with SEMATECH for the EX-5000 series laser system and to continuing product development and enhancements associated with the ELS-4000F series laser system. As a percentage of revenues, research and development expenses decreased from 48.0% to 36.8% and to 32.7% in 1993, 1994 and 1995, respectively, due to the growth in the Company's revenues in those periods.

     Sales and Marketing. Sales and marketing expenses decreased 17% from $2.2 million in 1993 to $1.8 million in 1994, due to the reclassification of certain costs associated with the testing of lasers to customer specifications to cost of product sales and, to a lesser extent, reduced depreciation on lasers used for demonstrations and customer training. In 1995, as industry interest in DUV photolithography accelerated, the Company's sales and marketing expenses, including sales commissions, increased 32% to $2.4 million. As a percentage of total revenues, these expenses declined from 37.8% to 20.0% to 12.5% in 1993, 1994, and 1995, respectively.

     General and Administrative. General and administrative expenses increased 9%, from $782,000 in 1993 to $849,000 in 1994, and 39% to $1.2 million in 1995, reflecting increases in general and administrative support as the Company's sales volume increased and its scope of operations expanded. As a percentage of total revenues, these expenses decreased from 13.7% to 9.5% and to 6.3% in 1993, 1994 and 1995, respectively, reflecting economies of scale as total revenues increased.

     Other Income (Expense). Other expense increased from $7,000 in 1993 to $199,000 in 1994, primarily reflecting increased interest expense in 1994 on bridge financing obtained from the Company's investors to support its expanding operations. This debt financing was subsequently converted into equity by the investors in February 1995. The Company generated other income of $255,000 in 1995 due to foreign exchange gains of $506,000 and interest income of $32,000, which were partially offset by interest expense of $283,000.

     Provision for Income Taxes. The Company's provision for income taxes, which primarily represents taxes paid in Japan for license fees and research and development revenues generated from agreements with Seiko, decreased from $221,000 to $58,000 and to $36,000 in 1993, 1994 and 1995, respectively, as revenues from these activities decreased over these periods.

     To date, inflation has not had a significant effect on the Company or its results of operations.

SELECTED QUARTERLY INFORMATION

     The following table sets forth consolidated statement of operations data for each of the seven quarters through the period ended September 30, 1996 and the percentage of the Company's total revenues represented by each item of the respective quarter. This unaudited quarterly information has been prepared on the same basis as the audited consolidated financial statements presented elsewhere in this Prospectus and, in management's opinion, includes all adjustments (consisting only of normal recurring entries) necessary for a fair presentation of the information for the quarters presented. The operating results for any quarter are not necessarily indicative of results for any future period.

                                                              THREE MONTHS ENDED
                             ------------------------------------------------------------------------------------
                             MARCH 31,    JUNE 30,    SEPT. 30,    DEC. 31,    MARCH 31,    JUNE 30,    SEPT. 30,
                               1995         1995        1995         1995        1996         1996        1996
                             ---------    --------    ---------    --------    ---------    --------    ---------
                                                                (IN THOUSANDS)
CONSOLIDATED STATEMENT OF
  OPERATIONS DATA:
Revenues:
  Product sales............   $ 1,476      $3,982      $ 4,892      $5,226      $ 6,526     $ 11,242     $ 17,785
  Other....................       802       1,019          827         596          634          780          461
                               ------      ------       ------      ------       ------      -------      -------
     Total revenues........     2,278       5,001        5,719       5,822        7,160       12,022       18,246
                               ------      ------       ------      ------       ------      -------      -------
Costs and expenses:
  Cost of product sales....       967       2,276        2,893       3,146        4,210        6,719       10,032
  Research and
     development...........     1,347       1,573        1,773       1,461        1,958        2,291        3,229
  Sales and marketing......       421         590          652         690          755        1,070        1,678
  General and
     administrative........       235         267          324         355          551          752          964
                               ------      ------       ------      ------       ------      -------      -------
     Total costs and
       expenses............     2,970       4,706        5,642       5,652        7,474       10,832       15,903
                               ------      ------       ------      ------       ------      -------      -------
Operating income (loss)....      (692)        295           77         170         (314)       1,190        2,343
Other income (expense).....        90         (40)          11         194           64          203           45
                               ------      ------       ------      ------       ------      -------      -------
Income (loss) before
  provision for income
  taxes....................      (602)        255           88         364         (250)       1,393        2,388
Provision for income
taxes..                             9          27           --          --           10          176          382
                               ------      ------       ------      ------       ------      -------      -------
Net income (loss)..........   $  (611)     $  228      $    88      $  364      $  (260)    $  1,217     $  2,006
                               ======      ======       ======      ======       ======      =======      =======

                                                         AS A PERCENTAGE OF REVENUES
                             ------------------------------------------------------------------------------------
                             MARCH 31,    JUNE 30,    SEPT. 30,    DEC. 31,    MARCH 31,    JUNE 30,    SEPT. 30,
                               1995         1995        1995         1995        1996         1996        1996
                             ---------    --------    ---------    --------    ---------    --------    ---------
Revenues:
  Product sales............      64.8%       79.6%        85.5%       89.8%        91.2%        93.5%        97.5%
  Other....................      35.2        20.4         14.5        10.2          8.8          6.5          2.5
                               ------      ------       ------      ------       ------      -------      -------
     Total revenues........     100.0%      100.0%       100.0%      100.0%       100.0%       100.0%       100.0%
                               ------      ------       ------      ------       ------      -------      -------
Costs and expenses:
  Cost of product sales....      42.4        45.5         50.6        54.1         58.8         55.9         55.0
  Research and
     development...........      59.1        31.5         31.0        25.1         27.4         19.1         17.7
  Sales and marketing......      18.5        11.8         11.4        11.9         10.5          8.9          9.2
  General and
     administrative........      10.3         5.3          5.7         6.1          7.7          6.3          5.3
                               ------      ------       ------      ------       ------      -------      -------
     Total costs and
       expenses............     130.3        94.1         98.7        97.2        104.4         90.2         87.2
                               ------      ------       ------      ------       ------      -------      -------
Operating income (loss)....     (30.3)        5.9          1.3         2.8         (4.4)         9.8         12.8
Other income (expense).....       3.9        (0.8)         0.2         3.4          0.9          1.7          0.2
                               ------      ------       ------      ------       ------      -------      -------
Income (loss) before
  provision for income
  taxes....................     (26.4)        5.1          1.5         6.2         (3.5)        11.5         13.1
Provision for income
  taxes....................       0.4         0.5           --          --          0.1          1.5          2.1
                               ------      ------       ------      ------       ------      -------      -------
Net income (loss)..........     (26.8)%       4.6%         1.5%        6.2%        (3.6)%       10.0%        11.0%
                               ======      ======       ======      ======       ======      =======      =======
Gross margin on product
  sales....................      34.5%       42.8%        40.9%       39.8%        35.5%        40.2%        43.6%
                               ======      ======       ======      ======       ======      =======      =======

     The Company's total revenues have increased in each quarter since the first quarter of 1995, primarily due to increased sales of DUV photolithography laser systems. Of the three systems sold in the quarter ended March 31, 1995, one was a DUV photolithography laser system, and all of the 41 systems sold in the quarter ended September 30, 1996 were DUV photolithography laser systems. The Company also generated modest other revenues in each of the past seven quarters from research and development activities performed for certain of the Company's customers and for SEMATECH.

     Cost of product sales also increased in absolute dollars in each of the past seven quarters as sales of laser systems and replacement parts increased. Gross margins on product sales have ranged from a low of 34.5% in the first quarter of 1995 to a high of 43.6% in the third quarter of 1996. The increase in gross margin in the second quarter of 1995 was due to economies of scale realized as unit sales increased. The decrease in gross margin in the third quarter of 1995 was caused primarily by a relatively higher proportion of sales of the Company's industrial laser product, which has a lower gross margin than the Company's photolithography laser product, as well as replacement parts for such product. The subsequent decrease in gross margin in the fourth quarter of 1995 was due primarily to the write off of inventory associated with the Company's older lasers caused by the introduction of the ELS-4000F and 5000 series products. Gross margin again declined in the first quarter of 1996 as the Company began to experience increased manufacturing overhead costs as it expanded capacity to meet its growing order backlog. The increase in gross margin during the second and third quarters of 1996 was due to realization of economies of scale associated with increased laser unit sales.

     Operating expenses have generally increased in absolute dollars over the quarters shown as the Company has increased staffing in research and development, sales and marketing and administrative functions. Research and development expenses increased through the first three quarters of 1995 reflecting the increased development activity under the SEMATECH contract and material costs associated with the delivery of the first prototype unit in the early part of the fourth quarter. Following such delivery, research and development expenses decreased in the fourth quarter of 1995. Research and development expenses rose rapidly in 1996 as the Company expanded its product support capabilities in response to customer requirements and commenced additional funded research and development projects under the SEMATECH contract. As a percentage of total revenues, operating expenses have generally declined as the Company's revenues have increased in the past five quarters, although research and development and general and administrative expenses increased somewhat as a percentage of revenues in the first quarter of 1996, and sales and marketing increased slightly as a percentage of revenues in the third quarter of 1996.

     The Company achieved operating income and net income in the last three quarters of 1995, but reported a loss for the first quarter of 1996 due to delays in manufacturing, testing and shipping laser systems.

     The Company's operating results have in the past fluctuated and are likely in the future to fluctuate significantly depending upon a variety of factors. Such factors may include: the demand for semiconductors in general and for leading edge devices with smaller circuit geometries in particular; cyclicality in the market for semiconductor manufacturing equipment; the timing and size of orders from the Company's small base of customers; the ability of the Company to manufacture, test and deliver systems in a timely and cost effective manner; the ability of the Company's competitors to win orders from the Company's customers; the timing of new product announcements and releases by the Company and its competitors; the entry of new competitors into the market for DUV photolithography illumination sources; the ability of the Company to manage its costs as it begins to supply its products in volume; and the Company's ability to manage effectively its exposure to foreign currency exchange rate fluctuations, principally with respect to the yen (in which sales by the Company's Japanese subsidiary are denominated).

     The Company has historically derived a substantial portion of its quarterly and annual revenues from the sale of a relatively small number of systems, which are priced at up to $450,000. As a result, the precise timing of the recognition of revenue from an order for one or a small number of systems can have a significant impact on the Company's total revenues and operating results for a particular period. The Company's operating results for a particular period could be adversely affected if orders for a small number of systems, or even one system, are canceled or rescheduled by customers or cannot be filled in time to recognize revenue during that period due to, for example, unanticipated manufacturing, testing, shipping or product acceptance delays. The

Company had a backlog of orders at September 30, 1996 of approximately $52.1 million for shipment during the 12 months ending September 30, 1997. However, customers may cancel or delay orders with little or no penalty, and because of the Company's limited experience in producing lasers in volume, there can be no assurance that the Company will recognize revenue on any significant portion of this backlog. The Company's expense levels are based, in large part, on the Company's expectations as to future revenues and are therefore relatively fixed in the short term. Therefore, if revenue levels fall below expectations, net income will be disproportionately and adversely affected. The impact of these and other factors on the Company's revenues and operating results in any future period cannot be forecast with certainty. See "Business -- Backlog."

     Recently, the Company has significantly increased the scale of its operations and its manufacturing capacity. This has included the hiring of additional personnel and substantially increasing the number of systems in production. This expansion has resulted in higher materials and work-in-process inventory levels and significantly higher operating expenses, and has required the Company to implement a variety of new systems, procedures and controls. Based on its backlog of orders at September 30, 1996, the Company expects to continue to increase its inventories and operating expenses. If orders received by the Company do not result in sales, or if the Company is unable to sustain its revenues at anticipated levels, the Company's operating results will be materially adversely affected.

LIQUIDITY AND CAPITAL RESOURCES

     Since inception, the Company has funded its operations primarily through the private sale of equity securities over the Company's ten year history totaling approximately $27.1 million, borrowings from certain of its investors for bridge financing, bank borrowings and, most recently, through its initial public offering, which resulted in net proceeds to the Company of approximately $30.0 million. As of September 30, 1996, the Company had approximately $21.0 million in cash and cash equivalents, $36.5 million in working capital and $5.8 million in bank and other debt.

     Net cash used in operating activities was approximately $2.1 million, $2.2 million, $2.1 million and $11.1 million for 1993, 1994, 1995, and the nine months ended September 30, 1996, respectively. The relatively consistent use of cash in operations during the three full years was primarily the result of improved operating results which offset to a degree increasing working capital requirements as the Company's business expanded during these periods. The increase in cash used in operations in the nine months ended September 30, 1996 was primarily attributable to an increase in accounts receivable and inventory as the working capital requirements of the Company increased due to the expansion of the business during this period.

     Net cash used for investing activities was approximately $410,000, $549,000, $2.4 million and $7.1 million in 1993, 1994, 1995 and the nine months ended September 30, 1996. These expenditures were primarily for the purchase of computer equipment, test equipment, research and development tools, a management information system, and, particularly during the nine months ended September 30, 1996, manufacturing process machinery and tenant improvements in the manufacturing area in order to accommodate the business expansion for the period. The Company anticipates making additional capital expenditures for the remainder of 1996 and throughout 1997 primarily for manufacturing expansion and improvements, test equipment, research tools and computer equipment.

     The Company's financing activities provided net cash of approximately $1.7 million, $4.5 million, $4.3 million and $37.1 million in 1993, 1994, 1995 and the nine months ended September 30, 1996, respectively. In 1993, this consisted primarily of borrowings of approximately $474,000 from investors and bank borrowings of approximately $1.6 million, partially offset by a reduction in advances against commercial drafts in Japan of $487,000. In 1994, the Company borrowed approximately $3.2 million from investors, received approximately $404,000 from the sale of Redeemable Convertible Preferred Stock and received approximately $945,000 in net advances against commercial drafts in Japan. In 1995, the Company sold Redeemable Convertible Preferred Stock for approximately $3.4 million, increased its bank borrowings by $1.2 million and reduced advances against commercial drafts by $390,000. In the nine months ended September 30, 1996, the Company received net proceeds of approximately $30.0 million from its initial public offering, received net proceeds of approximately $5.8 million from the sale of Redeemable Convertible Preferred Stock and decreased bank borrowings by $786,000. During the same period, the Company received net advances against commercial drafts in Japan of approximately $2.2 million.

     The Company has available line of credit arrangements with a bank permitting borrowings of up to $11.0 million. These borrowings are secured by substantially all of the Company's assets, including its intellectual property, and provide for the following facilities: (i) a $5.0 million revolving line of credit expiring June 27, 1997, which is based on eligible accounts receivable of the Company's Japanese subsidiary and eligible inventory of the Company and its subsidiary and is partially guaranteed by the Export-Import Bank of the United States; (ii) a $3.0 million revolving line of credit expiring March 5, 1997 based on eligible international accounts receivable and inventory (excluding Japan) and partially guaranteed by the Export-Import Bank of the United States;
(iii) a $1.0 million domestic revolving loan facility expiring March 5, 1997 based on eligible domestic accounts receivable; and (iv) a $2.0 million term loan facility from a bank which is payable in eight quarterly installments commencing on December 31, 1996. At September 30, 1996, the Company had outstanding indebtedness for borrowed money of $2.0 million. See Notes 3 and 9 of Notes to Consolidated Financial Statements and Note 3 of Notes to Unaudited Consolidated Financial Statements. The Company also has through its subsidiary in Japan a Y2,100 million credit facility for the discounting of customer promissory notes, under which Y369 million ($3.3 million) was outstanding as of September 30, 1996. The Company also has two foreign currency exchange facilities. See Note 1 of Notes to Consolidated Financial Statements. The Company anticipates that it will seek to expand its credit lines following this offering.

     The Company presently anticipates that the proceeds from this offering together with anticipated cash provided by operations, existing cash, cash investments balances and available bank credit will be adequate to meet its cash needs for at least the next 12 months. However, the Company requires substantial working capital to fund its business, particularly to finance inventories and accounts receivable and for capital expenditures. The Company's future capital requirements will depend on many factors, including the rate of the Company's manufacturing expansion, the timing and extent of spending to support product development efforts and expansion of sales and marketing and field service and support, the timing of introductions of new products and enhancements to existing products, and market acceptance of the Company's products. Accordingly, the Company may require additional funds to support its working capital requirements or for other purposes and may seek to raise such additional funds through public or private equity financings or other sources. There can be no assurance that additional financing will be available at all or that, if available, such financing will be obtainable on terms favorable to the Company and would not be dilutive. See "Risk Factors -- Need for Additional Capital."

                                    BUSINESS

     Cymer is the leading provider of excimer laser illumination sources for use in deep ultraviolet ("DUV") photolithography systems targeted at the pilot and volume production segments of the semiconductor manufacturing market. The Company's lasers are incorporated into step-and-repeat and step-and-scan photolithography systems for use in the manufacture of semiconductors with critical feature sizes below 0.35 microns. The Company believes that its excimer lasers constitute a substantial majority of all excimer lasers incorporated in DUV photolithography tools. The Company's customers include all five manufacturers of DUV photolithography systems: ASM Lithography, Canon, Integrated Solutions, Nikon and SVG Lithography. Photolithography systems incorporating the Company's excimer lasers have been purchased by each of the world's 10 largest semiconductor manufacturers: Intel, NEC, Toshiba, Hitachi, Motorola, Samsung, Texas Instruments, Mitsubishi, Fujitsu and Philips.

INDUSTRY BACKGROUND

     Semiconductor Industry

     The worldwide market for semiconductors has grown from approximately $22 billion in 1985 to over $140 billion in 1995 as the use of semiconductors has expanded beyond computer systems to a wide array of additional applications such as telecommunications and data communications systems, automotive products, consumer goods, medical products, household appliances and industrial automation and control systems. To compete effectively in this market, semiconductor manufacturers are continually seeking to improve their process and design technologies to manufacture smaller, more powerful, more complex, more reliable devices at a lower cost per function. A major factor in fabricating such devices is the ability to reduce circuit geometries, measured in microns (a millionth of a meter, "mm") and defined in terms of critical, or smallest, feature size. Reduced circuit geometries permit semiconductor manufacturers to increase transistor density or the number of transistors per area of silicon. On average, the power and complexity (number of transistors) of semiconductor devices has doubled every 18 months with proportionate decreases in cost. This phenomenon was first articulated by Dr. Gordon Moore, a co-founder of Intel Corporation, and has come to be known as "Moore's Law."

     Recent advances in both memory circuits, such as DRAMs, and logic devices, such as microprocessors, illustrate this continuing trend toward higher complexity and smaller critical feature sizes. According to the Semiconductor Industry Association's ("SIA") Technology Roadmap, critical feature sizes in leading edge (first engineering samples) DRAM devices have decreased from 0.8mm in four megabit devices in 1989, to 0.5mm in 16 megabit devices in 1992, to 0.35mm in 64 megabit devices in 1995. The SIA expects that this trend will continue with the introduction of leading edge 256 megabit DRAMs with 0.25mm geometries in 1998. Critical feature sizes in microprocessors have also followed a similar downward sloping curve. The following graph illustrates the reduction in critical feature size in DRAM devices over time:

                  REDUCTION IN CRITICAL FEATURE SIZE OVER TIME

1986                                       1.2
1989                                        .8
1992                                        .5
1995                                       .35
1998                                       .25
2001                                       .18

     Semiconductor Photolithography Process

     Integrated circuits ("ICs") are complex semiconductor devices made up of multiple transistors fabricated on silicon wafers in a series of process steps. During IC fabrication, thin films of material are deposited or grown on the surface of a wafer. Following thin film deposition, IC features are projected onto light-sensitive emulsion ("photoresist") on the surface of the wafer with optical photolithography tools. Advanced ICs require 20 or more deposition and photolithography steps. After photolithography, IC features are formed with etch systems that selectively remove unwanted material as determined by the patterning process. Ultimately, IC features are formed into functioning electronic circuits.

     Photolithography is one of the most critical and expensive steps in the IC manufacturing process. This process requires either a step-and-repeat photolithography system ("stepper") or a step-and-scan photolithography system that projects light through a photomask containing the master image of a particular circuit layer onto a light sensitive photoresist coated on the wafer. ICs are patterned through a series of such optical exposures until the full three-dimensional structure of the circuit elements has been completed. The critical feature size of a semiconductor device depends upon the resolution capability of the stepper or step-and-scan photolithography system. Resolution capability, in turn, is a function of the projected wavelength of the illumination source and the numerical aperture of the lens, with a shorter wavelength or higher numerical aperture enabling smaller feature sizes. Historically, notwithstanding adjustments in numerical aperture and advancements in optical and photomask technology, photolithography tools have had physical resolution limits approximating the wavelength of their illumination source. Accordingly, shorter wavelength illumination technology has been used to achieve the higher resolution requirements of successive IC generations.

     Mercury arc lamps have been the primary illumination source used for the last decade. Initially, g-line emission from these lamps, with a wavelength of 436nm (0.436mm), was used to commercially produce critical feature sizes down to 0.6mm. Subsequently, i-line emission from these lamps, with a wavelength of 365nm (0.365mm), has been used to commercially produce critical feature sizes of 0.6mm to 0.35mm. The next generation of photolithography tools use DUV light with wavelengths of 250nm (0.25mm) and below. The graph below shows how the adoption of the three principal illumination technologies corresponds to decreases in critical feature sizes:

              CRITICAL FEATURE SIZE AND ILLUMINATION TECHNOLOGIES

                                      LOGO

     As critical feature sizes approached 0.6mm, i-line systems began to be widely deployed and g-line systems were used for applications requiring less critical resolutions. The Company believes i-line systems were purchased in volume by IC manufacturers in advance of reaching the physical resolution limits of g-line systems for two principal reasons. First, by adopting i-line technology early, IC manufacturers were able to perfect new process technology at geometries well above the practical limits of i-line steppers. Second, because these systems had the capability to be used in the production of multiple future IC generations, they were more extendable and therefore more cost effective than the older g-line systems. Today's i-line steppers are capable of producing resolutions as fine as 0.35mm, and possibly lower, when used in conjunction with photomask technologies such as phase shift or optical proximity correction.

     The SIA's Technology Roadmap projects production of leading edge 0.25mm devices by 1998 and 0.18mm devices by 2001. The Company believes that volume production of ICs with critical geometries below 0.35mm will require DUV steppers or step-and-scan systems. While the Company believes that semiconductor manufacturers are no longer attempting to achieve sub-0.35mm geometries with i-line steppers employing mercury arc lamp light sources, successful process development at 0.25mm has been achieved with DUV step-and-scan systems using the 250nm emission of mercury arc lamps. However, mercury arc lamps are not optimal for DUV step-and-scan systems for several reasons. First, mercury arc lamps emit a wide spectrum of light. This wide band of wavelengths causes a degradation of resolution for DUV photolithography which limits its effectiveness for critical feature sizes below 0.30mm. Second, because only a portion of the light emitted by mercury arc lamps is of the appropriate wavelength for DUV applications, the relatively small amount of DUV light delivered to the wafer's surface necessitates a longer exposure time which slows throughput. Third, recent advances in step-and-scan optical system designs require narrower-band light than the 250nm emission of mercury arc lamps. Consequently, at critical feature sizes below 0.35mm, the Company believes that mercury arc lamp technology will be inadequate for volume production and that manufacturers of DUV photolithography tools require alternative illumination sources for their DUV steppers and step-and-scan systems.

THE CYMER SOLUTION -- EXCIMER LASERS

     The Company believes that the excimer laser is the optimal illumination source for volume production of semiconductors using DUV photolithography at critical geometries below 0.35mm. The excimer laser is a gas discharge laser that produces pulses of powerful, narrow bandwidth and short wavelength light, permitting very fine feature resolution. In addition, its high power allows for shorter exposure times, thereby increasing throughput. Finally, the Company believes that excimer laser technology is ultimately extendible to critical feature sizes as small as 0.10mm by using different gas combinations and advanced optical and photomask technology.

     Cymer is the leading provider of excimer laser illumination sources for use in DUV photolithography systems targeted at the pilot and volume production segments of the semiconductor market. The Company believes that its leadership position in the photolithography excimer laser market is attributable to the Company's development of advanced technologies that address the needs of its customers and semiconductor manufacturers. The performance characteristics of the Company's excimer laser include high pulse repetition rate, narrow bandwidth, energy stability and reliability relative to competitive products. The Company's krypton fluoride ("KrF") excimer lasers are currently capable of producing critical features as small as 0.25mm. When combined with advanced optical and photomask technology and advanced wafer processing techniques such as chemical mechanical planarization, the Company's KrF systems are capable of producing critical features as small as 0.20mm. The Company believes that its technological capabilities provide it with a competitive advantage in supplying excimer lasers for both DUV steppers and DUV step-and-scan systems. The Company also believes that it is currently the only volume supplier of excimer laser systems for photolithography applications. The Company has sold its photolithography lasers to all five DUV photolithography tool manufacturers: ASM Lithography, Canon, Integrated Solutions, Nikon and SVG Lithography. In addition, photolithography systems that incorporate the Company's excimer lasers have been purchased by the world's 10 largest semiconductor manufacturers:
Intel, NEC, Toshiba, Hitachi, Motorola, Samsung, Texas Instruments, Mitsubishi, Fujitsu and Philips.

STRATEGY

     Cymer's objective is to maintain its position as the leading supplier of DUV illumination sources to photolithography tool manufacturers. The principal elements of the Company's strategy include:

          Maintain Technology Leadership. Since entering the excimer laser photolithography market in 1988, the Company has achieved a technology leadership position in this market by investing heavily in research and development, by developing higher performance products and by focusing on satisfying the needs of both its photolithography customers and end user IC manufacturers. The Company intends to continue to invest heavily in research and development to enhance its KrF excimer laser and is working with its customers on developing its next-generation argon fluoride ("ArF") excimer laser in preparation for a transition to 0.18mm and smaller critical feature sizes. In addition, the Company intends to continue to invest in other advanced technologies for photolithography and other applications of excimer laser technology.

          Deepen Customer Relationships. The Company maintains relationships with all of the manufacturers that make DUV photolithography tools, ASM Lithography, Canon, Integrated Solutions, Nikon and SVG Lithography, and believes that deepening these relationships will play an important role in maintaining its leading position in the photolithography excimer laser market. The Company is seeking to build and expand relationships with its customers at multiple levels within their organizations. The Company is collaborating with its customers on advanced technology development to better anticipate technology trends in the semiconductor manufacturing industry. Three of these companies, ASM Lithography, Canon and Nikon, have made equity investments in the Company.

          Increase Volume Manufacturing Capability. The Company is investing heavily in its laser manufacturing facilities in response to increased demand for its photolithography laser products and intends to increase production capacity substantially to fulfill both backlog and anticipated customer orders. During the first nine months of 1996, the Company increased its clean room manufacturing space to approximately 11,000 square feet from approximately 6,000 square feet, increased the number of test bays to 15 from six, created an in-house manufacturing capability for its solid-state pulse power modules, installed a new management information system, outsourced the manufacturing of several major sub-assemblies and increased its manufacturing headcount to 122 from 43. The Company intends to continue to increase its manufacturing capability by hiring and training additional manufacturing and test personnel, improving its assembly and test processes in order to reduce cycle time, investing in additional manufacturing tooling and implementing a multi-shift testing schedule. In addition, under a contract manufacturing agreement with the Company, Seiko is establishing a manufacturing capability to produce photolithography lasers for the Company in Japan.

          Enhance Worldwide Service and Support. The Company is expanding its field service and support operations in the United States, Japan, Korea and Europe and is in the process of establishing a presence in Taiwan and Southeast Asia. The Company believes that this five-region presence, in close proximity to both the photolithography tool manufacturers and major semiconductor manufacturers, will enable it to enhance customer productivity, provide a faster response time and receive continual feedback on its excimer laser performance and desired technological and product refinements.

          Pursue Additional Applications for Excimer Laser Technology. The Company believes that there is an opportunity to use excimer lasers in areas of semiconductor manufacturing other than photolithography. For example, the Company has manufactured and sold a laser system that is being evaluated by the customer for use in photoresist stripping. In addition, the Company believes that applications exist for the Company's excimer laser outside of the semiconductor manufacturing industry. As the Company satisfies demand for DUV photolithography lasers, the Company intends to pursue new applications for its laser systems over the next several years.

PRODUCTS

     The Company's products consist of photolithography lasers, industrial high power lasers and replacement parts.

     Photolithography Laser Products

     The Company's photolithography lasers produce narrow bandwidth pulses of short wavelength light. The lasers permit very fine feature resolution and high throughput. The Company has designed its lasers to be highly reliable, easy to install and compatible with existing semiconductor manufacturing processes.

     Introduced in the third quarter of 1995, the Company's ELS-4000F KrF excimer laser is designed to meet the requirements of photolithography tool and semiconductor manufacturers. The laser operates at a 600Hz pulse repetition rate and provides power output of 7.2 watts of 248nm wavelength light. The ELS-4000F incorporates advanced discharge chamber technology and solid state pulse power technology to excite the laser gas efficiently, reducing the cost of ownership. The ELS-4000F achieves high resolution and stable focus through proprietary optical modules that perform line-narrowing and wavelength stabilization, thereby optimizing the light emitted by the laser for the photolithography application. The list price of the ELS-4000F is approximately $425,000.

     The Company's 5000 series KrF excimer lasers, introduced in the first quarter of 1996, are offered in both narrowband, ELS-5000, and broadband, EX-5000, configurations. The 5000 series lasers incorporate the advanced technological features of the Company's ELS-4000F laser but operate at a higher pulse repetition rate and provide higher power outputs that shorten exposure time and increase throughput, and in the case of the ELS-5000, a narrower bandwidth. The 5000 series lasers incorporate the Company's proprietary line narrowing and wavelength stabilization modules together with an atomic reference for long-term accuracy of the wavemeter calibration. The 5000 series lasers utilize a modular design that allows the Company to outsource many of the system's subassemblies, thereby reducing manufacturing cycle times. The list price of the 5000 series is approximately $450,000.

     The Company's lasers incorporate advanced software control and diagnostic systems. The control system provides users with on-line monitoring of laser operating conditions, with approximately 75 diagnostic readings (including flow rate, temperatures, pressures and light quality), that are automatically monitored by the photolithography tool's control system. Additionally, approximately 140 configurable parameters can be adjusted to optimize the laser's performance for each customer's system. A portable computer attached to the laser logs this data, automatically providing critical information about performance and reliability. The lasers are also designed for easy serviceability, with most major modules and components articulated for easy swing-out or roll-out motion to facilitate inspection and replacement.

     Certain specifications of the Company's photolithography lasers are set forth below:

                                                                PRODUCT SPECIFICATIONS          COMPONENT LIFE
                     ------------------------------------------------------------------------------------------------------------
                                                                           ---------------------------------
                         FREQUENCY AND              BANDWIDTH AND
                         OUTPUT POWER                 STABILITY
                     ---------------------    -------------------------
                       PULSE       AVERAGE                                         (BILLION PULSES)                GAS CHARGE
                     REPETITION    OUTPUT       SPECTRAL       ENERGY                              POWER              LIFE
                                                                                                                -----------------
                                    POWER      BANDWIDTH                                                         PULSES
                                   -------    ------------    STABILITY    CHAMBER    WINDOW       SUPPLY       ---------    DAYS
                        RATE       (WATTS)    (PICOMETERS)    ---------    -------    ------    ------------    (MILLION)    ----
                     ----------
                      (HERTZ)
NARROWBAND
  ELS-5000........      1000          10           <0.8           <P1%        3          1           10            100         5
  ELS-4000F.......       600         7.2           <3.0           <P1%        2          1           10             50         3
BROADBAND
  EX-5000.........      1000          15            100           <P1%        3          1           10            100         5

     Industrial High Power Laser Products

     The Company's HPL-100K/110K series KrF excimer lasers are designed to meet the rigors of high duty cycle industrial usage, such as microdrilling, micromachining and annealing applications. The laser operates at a 200 to 250Hz pulse repetition rate and provides average power output of 100 watts for the HPL-100K and 110 watts for the HPL-110K. The pulse repetition rate and high power makes these lasers well suited for micro-fabrication processes. The Company is currently focusing its development and marketing efforts on its photolithography laser products, and the Company expects minimal revenues from industrial laser products in 1996. Sales of industrial lasers to Tamarack Scientific Co., Inc., a supplier of equipment used by Hewlett-Packard to manufacture InkJet print heads, accounted for 10% of the Company's total revenues in 1995.

     Replacement Parts

     Certain components and subassemblies included in the Company's lasers require replacement or refurbishment following continued operation. For example, the discharge chamber of the Company's lasers has a component life of approximately two to three billion pulses, depending on the model. The Company estimates that a laser used in a semiconductor production environment will require one to three replacement chambers per year. Similarly, certain optical components of the laser will deteriorate with continued exposure to DUV light and will require periodic replacement. The Company provides these and other spare and replacement parts for its photolithography lasers as needed by its customers. On a limited basis, the Company also refurbishes and resells complete laser systems.

CUSTOMERS AND END USERS

     The Company sells its photolithography laser products to each of the five manufacturers of DUV photolithography tools:

               ASM Lithography                 Nikon
               Canon                           SVG Lithography
               Integrated Solutions

     The Company believes that maintaining and strengthening these customer relationships will play an important role in maintaining its leading position in the photolithography market. The Company works closely with its customers to integrate the Company's products into their photolithography tools and is collaborating with certain of its customers on advanced technology developments under jointly funded programs. See "-- Research and Development." Sales to ASM Lithography, Canon and Nikon accounted for 18%, 19% and 27%, respectively, of total revenue in 1995 and 25%, 31% and 24% in the nine-months ended September 30, 1996. ASM Lithography, Canon and Nikon are stockholders of the Company. See "Risk Factors -- Dependence on Small Number of Photolithography Tool Manufacturers" and "Principal and Selling Stockholders."

     End users of the Company's lasers include the world's 10 largest semiconductor manufacturers. The following semiconductor manufacturers have purchased one or more DUV photolithography tools incorporating the Company's laser:

UNITED STATES
  Advanced Micro Devices
  Digital Equipment Corporation
  IBM
  Integrated Device Technology
  Intel Corporation
  Micron Technology
  Motorola
  SEMATECH*
  Texas Instruments
  JAPAN
    Fujitsu
    Hitachi
    Mitsubishi Electric
    NEC
    NTT
    Oki Electric
    Sharp
    Sony
    Toshiba
  KOREA
    Hyundai
    Samsung
  EUROPE
    C-Net
    IMEC
    LETI
    Philips

---------------
* A semiconductor industry consortium.

BACKLOG

     The Company schedules production of lasers based upon order backlog and informal customer forecasts. The Company includes in backlog only those orders to which a purchase order number has been assigned by the customer and for which delivery has been specified within 12 months. Because customers may cancel or delay orders with little or no penalty, the Company's backlog as of any particular date may not be a reliable indicator of actual sales for any succeeding period. At September 30, 1996, the Company had a backlog of approximately $52.1 million, compared with a backlog of $28.5 million at December 31, 1995. See "Risk Factors -- Potential Fluctuations in Operating Results" and "-- Risk of Excessive Inventory Buildup by Photolithography Tool Manufacturers."

TECHNOLOGY

     The word "excimer" derives from the combination of "excited" and "dimer." A dimer is a molecule consisting of two atoms. Excimer lasers utilize a mixture of a rare gas (krypton, argon, xenon) and a halogen gas (fluorine, chlorine, bromine). Through electrical discharge, these two gases combine to form excited dimers such as KrF or ArF molecules, which only exist in an excited state and have a very short lifetime. In an avalanching process of stimulated emission, the excimer de-excites and in the process releases energy in the form of DUV light. The emitted light from an excimer laser consists of a band of colors, or wavelengths, in the DUV spectrum. The KrF excimer laser produces a band of light centered around 248 nanometers and the ArF excimer laser produces a band of light centered around 193 nanometers. The Company believes that both of these laser gases and wavelengths will be of importance in current and future photolithography applications.

     The excimer lasers' emissions are beyond the transmission capabilities of optical materials traditionally used in photolithography applications, such as borosilicate glass or flint glass. Materials exhibiting both good optical transmissive properties in the DUV spectrum and the mechanical and thermal stability necessary for precise optical performance are limited and include fused silica (synthetic quartz) for KrF lasers and calcium fluoride for ArF lasers. However, such single-material lenses cannot be designed to be color-corrected to produce a sharply focused image on a particular plane over a broad range of wavelengths. Instead, these projection lenses need to be operated at very narrow and stable DUV wavelengths to produce sharp and stable images.

     As a result of the foregoing, there are four principal technical challenges the Company has had to overcome to produce excimer lasers for photolithography applications:

          - Devise a means to contain and electrically excite highly reactive KrF gas mixtures in a minimally-reactive fashion to provide long gas life and stable optical power;

          - Adapt a technology that provides the high voltage electrical charge required to excite gases in order to produce a laser beam with a high pulse repetition rate while minimizing the naturally destructive effects of the process on the discharge chamber;

          - Develop a technology to "compress" the broadband, multi-color DUV emission from an excimer laser into a very narrow wavelength band suitable for sharp focus using single-material projection lenses; and

          - Devise a technique to precisely measure and stabilize the wavelength of the resulting light, preventing any drift of this narrowed emission to ensure stable focus at the wafer plane.

     The Company has had to combine successfully the four core technologies described above with the product engineering necessary to provide reliable, production-caliber manufacturing equipment for the semiconductor industry. Production-worthy lasers must be easy to operate and service and be capable of meeting industry reliability requirements. Such lasers must be customized to interface mechanically, optically and electrically with a variety of wafer stepper and step-and-scan equipment. The control and self-diagnostic systems in the laser must be electronically and software compatible with the control systems residing inside the photolithography tool. Finally, production-worthy laser equipment must meet the rigorous safety and facilities standards of the semiconductor manufacturing industry.

     A schematic diagram of the Company's photolithography excimer laser is shown below.

                                      LOGO

     The Company has addressed the technical challenges described above by developing the following subassemblies:

          Laser Discharge Chamber. The Company's discharge chamber incorporates an all-metal and ceramic design to present only extremely inert materials to the reactive gases. Corona pre-ionization provides consistent, uniform preseeding of the gas with charge carriers to enhance electrical discharge uniformity and pulse-to-pulse energy stability. An electrostatic filtration system prevents contaminants from adhering to laser window surfaces, promoting a longer lifetime. A temperature stabilization system eliminates warm-up periods and provides higher operating efficiency.

          Solid State Pulse Power Module ("SSPPM"). The SSPPM utilizes a high power silicon control rectifier switch that has been developed by a third party to replace the thyratron vacuum tube technology traditionally used for high power switching in lasers, radar and similar applications. Working with the developers of this technology, Cymer adapted the technology for excimer laser applications and is the exclusive licensee for such applications. The expected lifetime of the SSPPM is approximately 10 times that of a thyratron-based power source, reducing the cost of ownership of the laser. When the SSPPM is used in conjunction with advanced chamber designs, the discharge chamber lifetime can be significantly extended, thereby further decreasing the laser's cost of ownership.

          Line Narrowing Module. The broadband DUV emission from the laser is compressed into a narrow band wavelength by the line narrowing module in the laser's optical system. A one-dimensional beam expander illuminates a highly dispersive reflection grating positioned to reflect back into the discharge chamber only that wavelength desired by the photolithography tool. This line narrowing system is "tunable" in two ways to optimize performance. First, a unique grating distortion system matches the curvature of the grating surface to the natural wavefront curvature, minimizing the spectral bandwidth of the laser light. Second, a computer controlled stepper motor automatically realigns the angle of the diffraction grating to compensate, as necessary, for any wavelength drift.

          Wavelength Stabilization Module. Prior to the narrowed light exiting the laser enclosure, the wavelength stabilization module measures the bandwidth and center wavelength stability of the laser light. These measurements are made using a two channel etalon-based diagnostic system, referenced to an ultra-stable optically contacted etalon reference. If any wavelength drift is detected, a feedback control signal is directed to the stepper motor in the line narrowing module to automatically compensate for such drift. Periodically, the wavemeter can be automatically calibrated to an atomic reference that is optional on the ELS-4000F laser and standard on the 5000 series lasers.

MANUFACTURING

     The Company's manufacturing activities consist of assembly, integration and test. These activities are performed in a 22,800 square foot facility in San Diego, California that includes approximately 11,000 square feet of class 1000 clean room manufacturing and test space. In order to focus on its core technology, leverage the expertise of its key suppliers and respond more efficiently to customer demand, the Company has outsourced many of its subassemblies. The Company's outsourcing strategy is exemplified by the modular design of the Company's 5000 series laser, for which substantially all of the nonproprietary subassemblies have been outsourced. The Company believes that the highly outsourced content and manufacturable design of the 5000 series laser allows for reduced manufacturing cycle times and increased output per employee.

     To meet current and anticipated demand for its products, the Company must substantially increase the rate by which it manufactures and tests its photolithography laser systems. In order to accomplish this objective, the Company intends to continue to hire and train additional manufacturing personnel, improve its assembly and test processes in order to reduce cycle time, invest in additional manufacturing tooling and implement a multi-shift testing schedule. This increase would follow a nearly seven-fold increase in the manufacturing rate from December 1995 to September 1996. The Company has been unable to manufacture and test its photolithography laser systems fast enough to fill orders and is behind on its delivery schedules. While the Company is not aware of any order cancellations as a result of these delays, such delays, if they continue or recur, increase the risk that customers will cancel orders and seek to meet all or a portion of their needs for illumination sources from the Company's competitors. The Company is also increasingly relying on outside suppliers for the manufacture of various components and subassemblies used in its products and is dependent upon these suppliers to meet the Company's manufacturing schedules. The failure by one or more of these suppliers to supply the Company on a timely basis with sufficient quantities of components or subassemblies that perform to the Company's specifications could affect the Company's ability to deliver completed lasers to its customers on schedule. Additionally, the Company may underestimate the costs required to increase its manufacturing capacity, which may materially adversely affect the Company's results of operations.

     In addition to increasing manufacturing capacity at its San Diego facility, the Company has entered into a contract manufacturing agreement with Seiko Instruments under which Seiko has agreed to manufacture for the Company a certain number of the Company's photolithography excimer lasers and subsequent enhancements. In order to ensure uniformity of product for all customers, the Company will maintain control of all work flow design, manufacturing process, engineering changes and component sourcing decisions. The Company will manufacture and seal all core technology modules in San Diego. The agreement expires in 2001, but will automatically renew for two-year terms unless one year's notice to terminate is given by either party. While the Company is seeking to have Seiko begin limited production of lasers in 1996, there can be no assurance that the Seiko factory will be successfully qualified and commence volume production on schedule. See "-- Intellectual Property Rights" for a description of a license granted to Seiko to manufacture and sell the Company's industrial laser product and a notice of alleged patent infringement received by Seiko from one of the Company's competitors. See "Risk Factors -- Risks Associated with Rapid and Substantial Manufacturing Expansion."

     Certain of the components and subassemblies included in the Company's products are obtained from a single supplier or a limited number of suppliers. In particular, there are no alternative sources for certain of the components and subassemblies, including certain optical components and the pre-ionizer tubes used in the Company's lasers. In addition, the Company is increasingly outsourcing the manufacture of various subassemblies. Although to date the Company has been able to obtain adequate supplies of its components and subassemblies in a timely manner from existing sources, the Company has only recently commenced volume production of its laser systems. The Company believes that its recent manufacturing expansion has significantly strained the production capacity of certain key suppliers, including suppliers of optical components and pre-ionizer tubes. If the Company were unable to obtain sufficient quantities of components or subassemblies, or if such items do not meet the Company's quality standards, delays or reductions in product shipments could occur which would have a material adverse effect on the Company's business, financial condition and results of operations.

SALES AND MARKETING

     The Company's sales and marketing efforts have been predominately focused on DUV photolithography tool manufacturers. The Company markets and sells its products through four account managers, two of whom are located in the United States and two of whom are based in Japan. The Company is in the process of developing product and applications engineering teams to support the account managers and the Company's customers. The Company believes that to facilitate the sales process it must work closely with and understand the requirements of semiconductor manufacturers, the end users of the Company's products. The Company visits major semiconductor manufacturers, and their representatives attend Company-sponsored seminars on advanced excimer photolithography. In Japan, the Company sponsors an annual seminar with Seiko in conjunction with Semicon Japan. This seminar has attracted representatives of semiconductor manufacturers from Japan, Korea, the United States and SEMATECH, as well as photolithography tool manufacturers and other photolithography process suppliers.

SERVICE AND SUPPORT

     The Company believes its success in the semiconductor photolithography market is highly dependent upon after-sales support of both the customer and the end user. The Company supports its customers with field service, technical service engineers and training programs, and in some cases provides ongoing on-site technical support at the customer's manufacturing facility. Prior to shipment, the Company's support personnel typically assist the customer in site preparation and inspection and provide customers with training at the Company's facilities or at the customer's location. Customers and end users are also provided with a comprehensive set of manuals, including operations, maintenance, service, diagnostic and safety manuals.

     The Company's field engineers and technical support specialists are based at its San Diego headquarters, its field service office near Boston and its Japanese facility. Support in Korea is provided by EO Technics, a contractor trained and supported by the Company. As part of its customer service, the Company maintains an inventory of spare parts at each of its service facilities.

     The Company believes that the need to provide fast and responsive service to the semiconductor manufacturers using its lasers is critical and that it will not be able to depend solely on its customers to provide this specialized service. Therefore, the Company believes it is essential to establish, through trained third party sources or through its own personnel, a rapid response capability to service its customers throughout the world. Accordingly, the Company intends to expand its direct support infrastructure in Japan and Europe, expand its field service and support in Korea through an independent firm, and establish a joint service and support capability with an independent firm to serve Taiwan and Southeast Asia. The establishment of these activities will entail recruiting and training qualified personnel or identifying qualified independent firms and building effective and highly trained organizations that can provide service to customers in various countries in their assigned regions. There can be no assurance that the Company will be able to attract qualified personnel to establish these operations successfully or that the costs of such operations will not be excessive. A failure to implement this plan effectively could have a material adverse effect on the Company's business, financial condition and results of operations.

     The Company generally warrants its products against defects in design, materials and workmanship for the earlier to occur of 17 months from the date of shipment or 12 months after acceptance by the end user.

RESEARCH AND DEVELOPMENT

     The semiconductor industry is subject to rapid technological change and new product introductions and enhancements. The Company believes that continued and timely development and introduction of new and enhanced laser products are essential for the Company to maintain its competitive position. The Company intends to continue to develop its technology and innovative products to meet customer demands. Current projects include the development of the next generation of photolithography lasers, including ArF lasers. Other research and development efforts are currently focused on reducing manufacturing costs, lowering the cost of laser operation, enhancing laser performance and developing new features for existing lasers. See "Risk Factors -- Rapid Technological Change; New Product Introductions."

     The Company has historically devoted a significant portion of its financial resources to research and development programs and expects to continue to allocate significant resources to these efforts. As of September 30, 1996, the Company had 85 employees engaged in research and development. Research and development expenses for 1993, 1994, 1995 and the first nine months of 1996 were approximately $2.7 million, $3.3 million, $6.2 million and $7.5 million, respectively.

     In addition to funding its own research and development projects, the Company has pursued a strategy of securing research and development contracts from customers, government agencies and SEMATECH in order to develop advanced technology for current and future laser systems based on the Company's core technology. Revenues generated from research and development contracts amounted to approximately $306,000, $1.2 million, $3.2 million and $1.9 million during 1993, 1994, 1995 and the first nine months of 1996, respectively. See "Risk Factors -- Risks Associated with Customer-Funded Research and Development."

INTELLECTUAL PROPERTY RIGHTS

     The Company believes that the success of its business depends more on such factors as the technical expertise of its employees, as well as their innovative skills and marketing and customer relations abilities, than on patents, copyrights, trade secrets and other intellectual property rights. Nevertheless, the success of the Company may depend in part on patents, and the Company owns 16 United States patents covering certain aspects of technology associated with excimer lasers which expire from May 2008 to December 2011 and has applied for 12 additional patents in the United States, three of which have been allowed. The Company also has filed 34 patent applications in other countries. There can be no assurance that the Company's pending patent applications or any future applications will be approved, that any issued patents will provide it with competitive advantages or will not be challenged by third parties, or that the patents of others will not have an adverse effect on the Company's ability to do business. In this regard, due to cost constraints, the Company did not begin filing for patents in Japan or other countries with respect to inventions covered by its United States patents and patent applications until recently and has therefore lost the right to seek patent protection in those countries for certain of its inventions. Additionally, because foreign patents may afford less protection under foreign law than is available under United States patent law, there can be no assurance that any such patents issued to the Company will adequately protect the Company's proprietary information. Furthermore, there can be no assurance that others will not independently develop similar products, duplicate the Company's products or, if patents are issued to the Company, design around the patents issued to the Company.

     Others may have filed and in the future may file patent applications that are similar or identical to those of the Company. To determine the priority of inventions, the Company may have to participate in interference proceedings declared by the United States Patent and Trademark Office that could result in substantial cost to the Company. No assurance can be given that any such patent application will not have priority over patent applications filed by the Company.

     The Company also relies upon trade secret protection, employee and third-party nondisclosure agreements and other intellectual property protection methods to protect its confidential and proprietary information. Despite these efforts, there can be no assurance that others will not independently develop substantially equivalent proprietary information and techniques or otherwise gain access to the Company's trade secrets or disclose such technology or that the Company can meaningfully protect its trade secrets.

     The Company has in the past been, and may in the future be, notified that it may be infringing intellectual property rights possessed by third parties. In November 1993, the Company was notified by Coherent, the parent corporation of Lambda Physik, one of the Company's competitors, that certain aspects of the Company's products might infringe upon a patent owned by Coherent. In June 1996, the Company was notified by Coherent that certain aspects of its products might infringe a second patent owned by Coherent. In September 1996, Coherent and Lambda-Physik commenced a patent infringement action against the Company with respect to the first patent in the United States District Court for the Northern District of California. On November 1, 1996, the Company entered into a settlement agreement with Coherent and Lambda Physik. Under the terms of the settlement, Coherent and Lambda Physik agreed to (i) dismiss the patent infringement action with prejudice and (ii) release the Company from any claims either may have with respect to the two disputed patents. In return, the Company agreed to make annual payments to Coherent over a 13-year period. Such annual payments are not material to the Company's financial position or results of operations.

     In July 1996, the Company's prospective Japanese manufacturing partner, Seiko, was notified by Komatsu, one of the Company's competitors, that certain aspects of the Company's lasers might infringe certain claims furnished by Komatsu to Seiko that Komatsu advised Seiko were included in a patent application filed by Komatsu in Japan (the "Patent Claims"). Seiko in turn notified the Company of this claim. In connection with its manufacturing agreement with Seiko, the Company has agreed to indemnify Seiko against such claims under certain circumstances. A patent has now been issued by the Japanese Patent Office, covering the Patent Claims, and Komatsu has advised Seiko of its intention to enforce its rights under that patent against Seiko if Seiko engages in manufacturing activities for the Company. The Company has been advised by its patent counsel in this matter, Wilson Sonsini Goodrich & Rosati, Professional Corporation, which is relying in part on the opinion of the Company's Japanese patent counsel, that in the opinion of such firm the Company's products do not infringe any valid Patent Claims. However, there can be no assurance that litigation will not ensue with respect to these claims, that the Company and Seiko would ultimately prevail in any such litigation, that Komatsu will not assert infringement claims under additional patents or that Seiko will continue to manufacture lasers under the threat of potential litigation. See "Risk Factors -- Risks Associated with Rapid and Substantial Manufacturing Expansion."

     Any patent litigation would, at a minimum be costly and could divert the efforts and attention of the Company's management and technical personnel, which could have a material adverse effect on the Company's business, financial condition and results of operations. Furthermore, there can be no assurance that other infringement claims by third parties or other claims for indemnification by customers or end users of the Company's products resulting from infringement claims will not be asserted in the future or that such assertions, if proven to be true, will not materially adversely affect the Company's business, financial condition and results of operations. If any such claims are asserted against the Company, the Company may seek to obtain a license under the third party's intellectual property rights. There can be no assurance, however, that a license will be available on reasonable terms or at all. The Company could decide, in the alternative, to resort to litigation to challenge such claims or to design around the patented technology. Such actions could be costly and would divert the efforts and attention of the Company's management and technical personnel, which would materially adversely affect the Company's business, financial condition and results of operations.

     The Company has registered the trademark CYMER in the United States and certain other countries and is seeking additional registrations in certain countries. In Japan, the Company's application for registration was rejected on the grounds that it is similar to a trademark previously registered by a Japanese company for a broad range of products. The Company is seeking a partial nullification of the other registration with respect to laser devices and related components and does not believe that the holder of the other trademark is engaged in any business similar to that of the Company. For this reason, the Company is continuing to use the trademark CYMER in Japan and believes that it will ultimately be permitted to register such mark for use with its products and that it is not infringing the other company's trademark. There can be no assurance that the Company will ultimately succeed in its efforts to register its trademark in Japan or that it will not be subjected to an action for trademark infringement, which could be costly to defend and, if successful, would require the Company to cease use of the mark and, potentially, to pay damages.

     Effective August 1, 1989 and lasting until the expiration of the licensed patents, the Company entered into an agreement for a nonexclusive worldwide license to certain patented laser technology with Patlex Corp., a patent holding company ("Patlex"). Under the terms of the agreement, the Company is required to pay royalties ranging from 0.25% to 5% of gross sales and leases of its lasers, as defined, based on total revenues earned. During 1995 and the first nine months of 1996, royalty fees totaled $64,000 and $130,000, respectively.

     The Company has granted to Seiko the exclusive right in Japan and the non-exclusive right outside of Japan to manufacture and sell the Company's industrial high power laser and subsequent enhancements thereto. The Company has also granted Seiko a right of first refusal to fund the Company's development of, and receive a license to, new industrial laser technologies not developed with funding from other parties. In exchange for these rights, the Company received upfront license fees of $3.0 million. The Company is also entitled to royalties of 5% on related product sales through September 1999, after which the royalty rate is subject to renegotiation. The license agreement also provides that product sales between the Company and Seiko will be at a 15% discount from the respective companies' list prices. The agreement terminates in August 2012. See "Risk Factors -- Uncertainty Regarding Patents and Protection of Proprietary Technology."

COMPETITION

     The Company believes that the principal elements of competition in the Company's markets are the technical performance characteristics of the excimer laser products; the cost of ownership of the system, which is based on price, operating cost and productivity; customer service and support; and product availability. The Company believes that it competes favorably with respect to these factors.

     The Company also believes that the development of the next generation of excimer lasers will be an important element of competition. The Company believes that its competitors are emphasizing development of ArF lasers as the next generation of excimer lasers. The Company is engaging in its own research and development with respect to ArF lasers. There can be no assurance, however, that the Company will emerge as the technological or market leader with respect to ArF lasers, even if it maintains its leadership position in the KrF laser market.

     The Company currently has two significant competitors in the market for photolithography laser systems, Lambda-Physik, a German-based subsidiary of Coherent, and Komatsu located in Japan. Both of these companies are larger than the Company, have access to greater financial, technical and other resources than the Company and are located in closer proximity to certain of the Company's customers than is the Company. Although the Company believes that these competitors are not yet supplying excimer lasers in volume, the Company believes that both companies are aggressively seeking to gain larger positions in the market for photolithography applications. The Company believes that its customers have each purchased one or more products offered by these competitors and that its customers may consider further purchases, in part as a result of delays in deliveries by the Company in recent months as the Company has been seeking to expand its manufacturing capacity. The Company also believes that its customers are actively seeking a second source for excimer lasers. Furthermore, photolithography tool manufacturers may seek to develop or acquire the capability to manufacture internally their own excimer lasers. In the future, the Company will likely experience competition from other technologies, such as X-ray, electron beam and ion projection processes. To remain competitive, the Company believes that it will be required to manufacture and deliver products to customers on a timely basis and without significant defects and that it will also be required to maintain a high level of investment in research and development and sales and marketing. There can be no assurance that the Company will have sufficient resources to continue to make the investments necessary to maintain its competitive position. In addition, the market for excimer lasers is still relatively small and immature and there can be no assurance that larger competitors with substantially greater financial resources, including other manufacturers of industrial lasers, will not attempt to enter the market. There can be no assurance that the Company will remain competitive. A failure to remain competitive would have a material adverse effect on the Company's business, financial condition and results of operations. See "Risk
Factors -- Competition."

EMPLOYEES

     As of September 30, 1996, the Company employed 285 people on a full-time basis, including 15 in Japan. The Company believes that its relations with its employees are good. None of the employees is covered by a collective bargaining agreement or employment agreements. See "Risk Factors -- Dependence on Key Personnel."

FACILITIES

     Cymer's headquarters and manufacturing facility is housed in a 65,775 square foot building located in San Diego, California which the Company leases under a lease expiring in January 1, 2010. For use as a field service office, the Company also leases a 400 square foot facility near Boston, Massachusetts under a lease expiring on August 31, 1998, and, for use as a field service and sales office, the Company leases 404 square meters of facilities in Ichikawa, Japan under four renewable one and two year leases expiring at various times but cancelable by the Company upon three months notice. The Company intends to add additional field service offices as necessary to service its customers. The Company is currently in negotiations to lease approximately 137,000 square feet of additional facilities in San Diego and expects to complete such negotiations in December 1996.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     The executive officers and directors of the Company, and their ages as of September 30, 1996, are as follows:

            NAME               AGE                          POSITION
-----------------------------  ---   -------------------------------------------------------
Dr. Robert P. Akins..........  45    Chairman of the Board, Chief Executive Officer and
                                     President
William A. Angus, III........  49    Senior Vice President, Chief Financial Officer and
                                     Secretary
Kurt J. Lightfoot............  49    Senior Vice President of Market Operations
G. Scott Scholler............  46    Senior Vice President of Operations
Dr. Richard L. Sandstrom.....  45    Vice President of Advanced Research
Thomas C. Dannemiller........  36    Vice President of Manufacturing
Robert B. MacKnight, III.....  47    Vice President and General Manager, After Market
                                     Operations
Robert G. Ozarski............  49    Vice President of Engineering
Louis A. Kaplan..............  54    Vice President, Human Resources
Nancy J. Baker...............  34    Director, Corporate Finance and Treasurer
Richard P. Abraham(1)........  66    Director
Kenneth M. Deemer(1).........  44    Director
Peter J. Simone(2)...........  49    Director
F. Duwaine Townsen(2)........  63    Director

---------------
(1) Member of Compensation Committee

(2) Member of Audit Committee

     DR. ROBERT P. AKINS, a co-founder of the Company, has served as its President, Chief Executive Officer and Chairman of the Board since its inception in January 1986. From 1980 to 1985, Dr. Akins was a Senior Program Manager for HLX, Inc., a manufacturer of laser and defense systems, where he was responsible for managing the development of a compact excimer laser for military communications applications and an excimer laser trigger for the particle beam fusion accelerator at Sandia National Laboratories. Dr. Akins received a B.S. in Physics and a B.A. in Literature in 1974, and a Ph.D. in Applied Physics in 1983, from the University of California, San Diego.

     WILLIAM A. ANGUS, III has served as Senior Vice President and Chief Financial Officer since February 1996 and Secretary of the Company since July 1990. From July 1990 to February 1996, Mr. Angus served as Vice President of Finance and Administration. From April 1988 to June 1990, Mr. Angus was Executive Vice President and Chief Operating Officer, and from May 1985 to April 1988, Chief Financial Officer, of Avant-Garde Computing Inc., a manufacturer of data communications network management systems. Mr. Angus graduated from the Wharton School of the University of Pennsylvania with a B.S. in Economics in 1968.

     KURT J. LIGHTFOOT has served as Senior Vice President of Market Operations of the Company since August 1995. From May 1995 to August 1995, Mr. Lightfoot served as Vice President of Sales and Marketing for Gregory Associates, a specialty contract manufacturer. From April 1993 to April 1995, he served as Director of Marketing for the Semiconductor Equipment Group of Watkins-Johnson Company, a maker of semiconductor equipment and electronic products for wireless communications and defense. From June 1989 to June 1991, Mr. Lightfoot was Division Vice President of Sales for the Reticle and Photomask Inspection Division, and from June 1991 to October 1992, Division Vice President of Marketing, for the Automated Test Systems Division at KLA Instruments Corporation ("KLA"), a maker of inspection and metrology systems for the semiconductor manufacturing industry. Mr. Lightfoot received a B.S. in Automotive Technology from Western Michigan University in 1970.

     G. SCOTT SCHOLLER has served as Senior Vice President of Operations of the Company since March 1996. From June 1995 to February 1996, Mr. Scholler served as a consultant in product development and program management for Electro Scientific Industries, a manufacturer of semiconductor capital equipment. From

March 1994 until October 1995, Mr. Scholler was a co-founder and President of Black Rose Ltd., a developer of computer telephony software for automated commerce applications. From August 1992 to September 1994, he was Senior Vice President of Operations for Whittaker Communications, Inc., a wholly-owned subsidiary of Whittaker Corporation, and a manufacturer of high-performance multimedia servers. From October 1988 to August 1992, Mr. Scholler served as Vice President of Operations for Etec Systems, Inc., a manufacturer of semiconductor capital equipment and as General Manager of its Laser Lithography subsidiary. From 1986 to 1988, Mr. Scholler was Director of Engineering, and from 1983 to 1986, Director of Manufacturing, of the Etch Products Division of Applied Materials Inc., a supplier of equipment to the semiconductor industry. Mr. Scholler received a B.S. in Nuclear Engineering from the United States Military Academy at West Point in 1972 and an M.S. in Research and Development Management in 1978 from the University of Southern California.

     DR. RICHARD L. SANDSTROM, a co-founder of the Company, has served as its Vice President of Advanced Research since June 1994. From February 1986 to June 1994, Dr. Sandstrom served as Vice President of Technology for the Company. Dr. Sandstrom received a B.A. in Physics in 1972 and a Ph.D. in Engineering Physics in 1979 from the University of California, San Diego.

     THOMAS C. DANNEMILLER has served as Vice President of Manufacturing of the Company since July 1995. From May 1991 to July 1995, Mr. Dannemiller served as Director of Logistics at A.G. Associates, Inc., a manufacturer of rapid thermal processing equipment for the semiconductor industry. From September 1988 to February 1991, he was Director of Operations for KLA. From 1986 to 1988, Mr. Dannemiller served as Manufacturing Manager for Applied Materials, Inc., a supplier of equipment to the semiconductor industry. Mr. Dannemiller graduated from the DeVry Institute of Technology with a B.S. in Electronics Engineering Technology in 1982.

     ROBERT B. MACKNIGHT, III joined the Company in September 1996 as Vice President and General Manager, After Market Operations. From June 1995 to May 1996, Mr. MacKnight was Senior Vice President, Worldwide Business Development, and from September 1994 to June 1995, General Manager of Flat Panel Operations, of Watkins-Johnson Company, a maker of semiconductor equipment and electronic products for wireless communications and defense. From January 1990 to September 1994, Mr. MacKnight was the founder and President of Aktis Corporation, a developer and manufacturer of advanced thermal processing technology and equipment for the flat panel display industry. From 1984 to 1989, Mr. MacKnight was a co-founder and Executive Vice President of Peak Systems Inc., a manufacturer of semiconductor capital equipment specializing in rapid thermal processing technology. Mr. MacKnight received a B.S. in Business Administration in 1971, and an M.B.A. in 1973, from the University of Massachusetts.

     ROBERT G. OZARSKI joined the Company in September 1996 as Vice President of Engineering. From August 1992 to September 1996, Mr. Ozarski served in various engineering management positions at Applied Materials, Inc., a supplier of equipment to the semiconductor industry. From March 1995 to September 1996, Mr. Ozarski was Director of Engineering and Production for its Silicon Etch Division, from August 1994 to March 1995, Director of Engineering for its MCVD Division, from September 1993 to August 1994, Director of Manufacturing Engineering for its CVD Division, and from August 1992 to September 1993, Director of Engineering for its ACET Division. From October 1991 to August 1992, Mr. Ozarski served as Director of Engineering for Etec Systems, Inc., a manufacturer of semiconductor capital equipment. From September 1989 to October 1991, Mr. Ozarski served as Director of Engineering of Airco Coating Technology, Inc., a manufacturer of sputtering equipment for architectural glass coatings and of electron-beam evaporation systems principally used for semiconductor coating applications. From 1985 to 1989, Mr. Ozarski was Director of Engineering for General Signal Thinfilm Co., a maker of semiconductor capital equipment for thin film deposition and metrology. Mr. Ozarski received a B.S. in 1970, and an M.S. in 1972, in Electrical Engineering from Wayne State University.

     LOUIS A. KAPLAN joined the Company in December 1996 as Vice President, Human Resources. From July 1995 to November 1996, Mr. Kaplan served as Director, Human Resources and Organizational Development for Advanced Micro Devices, a manufacturer of integrated circuits for the personal and networked computer and communications markets. From June 1986 to July 1995, he was a principal in Consulting About

Management, a consulting firm primarily oriented toward turnaround situations in the high technology, health care and printing industries. From 1981 to 1986, Mr. Kaplan served as Vice President, Administration and Human Resources for North Star Computers, a manufacturer of micro computers. Mr. Kaplan received a B.S. in Vocational Rehabilitation Counseling from Pennsylvania State University in 1963 and an M.S. in Industrial Relations in 1977 from Loyola University, Chicago.

     NANCY J. BAKER has served as Director, Corporate Finance and Treasurer since October 1996. From August 1992 to October 1996, she served as Controller of the Company. From March 1987 to April 1992, Ms. Baker was Accounting Manager at International Totalizator Systems, Inc., a designer, manufacturer and distributor of lottery and racetrack wagering systems. Ms. Baker graduated from the University of Texas with a B.B.A. in Accounting in 1985.

     RICHARD P. ABRAHAM has served as a Director of the Company since October 1987. From October 1994 to the present, Mr. Abraham has served as Chairman and President of BTR, Inc., which licenses various technologies to the semiconductor industry. From October 1993 to the present, he has served as Chairman and President of Advantage Logic, Inc., which also licenses various technologies to the semiconductor industry. From 1987 to the present, Mr. Abraham has served as a general partner of Weeden Capital Partners. From 1980 to the present, Mr. Abraham has served as President of Pacific Associates, a consulting firm for the semiconductor industry. From 1988 to the present, Mr. Abraham has served as a director of Rainbow Technology, a maker of software protection devices for the computer industry and encryption chips for the satellite communications industry. Mr. Abraham received a B.S. in Electrical Engineering in 1951, and an M.S. in Electrical Engineering in 1954, from Stanford University.

     KENNETH M. DEEMER has served as a Director of the Company since June 1988. Since 1985, Mr. Deemer has been a Vice President of InterVen Partners, Inc., a venture capital firm and an affiliate of InterVen II, L.P., and InterVen Ventures 1987. From January 1982 to June 1985, Mr. Deemer served as a Vice President at First Interstate Capital, a venture capital firm. Mr. Deemer received a B.S. in Physics and a B.S. in Electrical Engineering in 1975 from Massachusetts Institute of Technology and an M.B.A. from Carnegie Mellon University in 1979.

     PETER J. SIMONE has served as a Director of the Company since July 1993. From December 1992 to November 1996, Mr. Simone served as Group Vice President of Simplex Time Recorder Company, a manufacturer of time, attendance, building life safety and security systems. From May 1987 to December 1992, he was President and a director of GCA Corporation, a manufacturer of wafer stepper photolithography equipment. Mr. Simone received a B.S. in Accounting from Bentley College in 1970 and an M.B.A. from Babson College in 1974.

     F. DUWAINE TOWNSEN has served as a Director of the Company since October 1987. Since June 1983, he has been a managing partner of Ventana Growth Fund, L.P., a venture capital firm and investor in the Company. Mr. Townsen received a B.S. in Business Administration and Accounting from San Diego State University in 1962.

     All directors are elected annually and serve until the next annual meeting of stockholders or until the election and qualification of their successors. All executive officers serve at the discretion of the Board of Directors. There are no family relationships between any of the directors or executive officers of the Company.

DIRECTOR COMPENSATION

     With the exception of Mr. Simone who receives $1,000 per meeting, members of the Company's Board of Directors do not receive compensation for their services as directors. The Company's 1996 Director Option Plan provides that options will be granted to non-employee directors pursuant to an automatic nondiscretionary grant program. See "-- 1996 Director Option Plan."

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation Committee of the Board of Directors was formed in June 1996 and consists of Richard P. Abraham and Kenneth M. Deemer. Neither of these individuals was at any time during 1995, or at any other time, an officer or employee of the Company. No executive officer of the Company serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of the Company's Board of Directors or Compensation Committee.

EXECUTIVE COMPENSATION

     The following table sets forth in summary form information concerning the compensation awarded to, earned by, or paid for services rendered to the Company in all capacities during the year ended December 31, 1995, by (i) the Company's Chief Executive Officer and (ii) the Company's most highly compensated executive officers whose salary and bonus for such year exceeded $100,000 (the "Named Executive Officers"):

                           SUMMARY COMPENSATION TABLE

                                                                          LONG-TERM
                                                                        COMPENSATION
                                                                           AWARDS
                                                    FISCAL 1995         -------------
                                                ANNUAL COMPENSATION      SECURITIES
                                              -----------------------    UNDERLYING        ALL OTHER
        NAME AND PRINCIPAL POSITION           SALARY(1)   BONUS($)(2)    OPTIONS(#)     COMPENSATION(3)
--------------------------------------------  ---------   -----------   -------------   ---------------
Robert P. Akins.............................  $ 147,611       --           147,300          $ 1,830
  Chairman of the Board, Chief Executive
     Officer and President
William A. Angus, III.......................    105,809       --            75,000            3,524
  Chief Financial Officer, Senior Vice
     President and Secretary

---------------
(1) Certain other executive officers who joined the Company in 1995 or 1996 are currently being compensated at annual rates in excess of $100,000.
(2) The Company did not have a bonus plan in fiscal 1995 but has adopted an incentive bonus plan for fiscal 1996.
(3) Consists of health insurance premiums paid by the Company.

STOCK OPTION INFORMATION

     The following table sets forth certain information with respect to stock option grants in 1995 to the Named Executive Officers:

                          OPTION GRANTS IN FISCAL 1995

                                                                                             POTENTIAL REALIZABLE
                                                       INDIVIDUAL GRANTS                       VALUE AT ASSUMED
                                      ----------------------------------------------------      ANNUAL RATES OF
                                      NUMBER OF       % OF                                        STOCK PRICE
                                      SECURITIES  TOTAL OPTIONS                                  APPRECIATION
                                      UNDERLYING   GRANTED TO      EXERCISE                   FOR OPTION TERM(1)
                                       OPTIONS    EMPLOYEES IN     PRICE PER    EXPIRATION   ---------------------
                NAME                   GRANTED     FISCAL YEAR    SHARE(2)(3)    DATE(4)       5%            10%
------------------------------------  ---------   -------------   -----------   ----------   -------       -------
Robert P. Akins.....................   147,300        15.05%         $0.50        4/20/00    $20,348       $44,964
William A. Angus, III...............    75,000         7.66           0.50        4/20/00     10,361        22,894

---------------
(1) Potential realizable value is based on the assumption that the Common Stock of the Company appreciates at the annual rate shown (compounded annually) from the date of grant until the expiration of the 5-year option term. These numbers are calculated based on Securities and Exchange Commission requirements and do not reflect the Company's estimate of future stock price growth.

(2) Options were granted at an exercise price equal to the fair market value of the Company's Common Stock, as determined by the Board of Directors on the date of grant.

(3) Exercise price may be paid in cash, check, promissory note, by delivery of already-owned shares of the Company's Common Stock subject to certain conditions, or any combination of the foregoing methods of payment or such other consideration or method of payment to the extent permitted under applicable law.

(4) Options become exercisable as to 25% of the option shares on the first anniversary of the vesting commencement date and as to 6.25% of the option shares at the end of each three-month period thereafter, with full vesting occurring on the fourth anniversary of the date of the vesting commencement date.

     The following table sets forth certain information regarding the value of stock options held by the Named Executive Officers on December 31, 1995. There were no stock option exercises by the Named Executive Officers in 1995.

                             YEAR END OPTION VALUES

                                                   NUMBER OF SECURITIES
                                                  UNDERLYING UNEXERCISED           VALUE OF UNEXERCISED
                                                        OPTIONS AT                IN-THE-MONEY OPTIONS AT
                                                     DECEMBER 31, 1995             DECEMBER 31, 1995(1)
                                               -----------------------------   -----------------------------
                    NAME                       EXERCISABLE     UNEXERCISABLE   EXERCISABLE     UNEXERCISABLE
---------------------------------------------  -----------     -------------   -----------     -------------
Robert P. Akins..............................      --             147,300         $  --          $ 368,250
William A. Angus, III........................      --              75,000            --            187,500

---------------
(1) Fair market value of the Common Stock as of December 31, 1995 ($3.00 per share), as determined by the Company's Board of Directors, minus the exercise price.

STOCK PLANS

     1987 Stock Option Plan

     The Company's 1987 Stock Plan (the "1987 Stock Plan"), which originally provided for the grant of 450,000 shares of Common Stock, was approved by the Company's Board of Directors and stockholders in 1987. Subsequent amendments have increased the number of shares subject to the 1987 Stock Plan to 1,500,000 shares. The 1987 Stock Plan provides for the granting to employees (including officers) of qualified "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), and for the granting to employees (including officers), consultants and directors of nonqualified stock options. As of September 30, 1996, options to purchase an aggregate of 1,199,488 shares of Common Stock were outstanding under the 1987 Stock Plan and options to purchase 297,294 shares had been exercised.

     The 1987 Stock Plan is administered by the Board of Directors or a committee appointed by the Board. Options generally become exercisable at a rate of 25% of the shares subject to the option on the first anniversary of the vesting commencement date and 6.25% of the shares subject to the option at the end of each three month period thereafter, and generally expire five years from the date of grant. The 1987 Stock Plan permits employees to pay for the shares issuable upon exercise of stock options with promissory notes.

     The exercise price of incentive stock options granted under the 1987 Stock Plan must be at least equal to the fair market value of the Company's Common Stock on the date of grant, and the exercise price of nonstatutory stock options must equal at least 85% of the fair market value of the Common Stock on the date of grant. The exercise price of options granted to an optionee who owns more than 10% of the Company's outstanding voting securities must equal at least 110% of the fair market value of the Common Stock on the date of grant. Options have been granted at exercise prices ranging from $0.25 to $8.00. The 1987 Stock Plan will terminate in October 1997.

     In the event of a merger of the Company with or into another corporation, the options will terminate upon the consummation of the merger, unless assumed or substituted by such successor corporation. Notwithstanding the foregoing, if the options were granted prior to June 3, 1992, the Board has the discretion to accelerate the vesting of the options upon the consummation of a merger (unless assumed or substituted by the successor corporation) so that such options become fully vested and exercisable.

     1996 Stock Option Plan

     The Company's 1996 Stock Option Plan (the "1996 Stock Plan") was adopted by the Board of Directors and approved by the stockholders of the Company in July 1996. A total of 1,500,000 shares of Common Stock have been reserved for issuance under the 1996 Stock Plan. As of September 30, 1996, options to purchase an aggregate of 192,250 shares of Common Stock were outstanding under the 1996 Stock Plan. The 1996 Stock Plan provides for the grant of "incentive" stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), and nonqualified stock options to employees, directors and consultants of the Company. Incentive stock options may be granted only to employees. The 1996 Stock Plan is administered by the Board of Directors or by a committee appointed by the Board of Directors, which determines the terms of options granted, including the exercise price and the number of shares subject to the option. The exercise price of incentive stock options granted under the 1996 Stock Plan must be at least equal to the fair market value of the Company's Common Stock on the date of grant and the exercise price of nonqualified stock options must be at least equal to 85% of the fair market value of the Company's Common Stock on the date of grant. The maximum term of options granted under the 1996 Stock Plan is ten years.

     In the event of a merger of the Company with or into another corporation, all outstanding options may be assumed or an equivalent option substituted by the successor corporation. If the successor corporation does not assume or substitute equivalent options for the outstanding options, the exercisability of shares subject to such options will accelerate and become fully vested and exercisable. In such event, the Company shall notify the holders of outstanding options that such options are fully exercisable, and all options not exercised will then terminate 15 days after the date of such notice.

     1996 Employee Stock Purchase Plan

     The Company's 1996 Employee Stock Purchase Plan (the "Purchase Plan") was adopted by the Company's Board of Directors and approved by the Company's stockholders in July 1996. The Purchase Plan is intended to qualify under
Section 423 of the Code. The Company has reserved 250,000 shares of Common Stock for issuance under the Purchase Plan. Under the Purchase Plan, an eligible employee may purchase shares of Common Stock from the Company through payroll deductions of up to 10.0% of his or her base compensation (excluding bonuses, overtime and sales commissions), at a price per share equal to 85.0% of the lower of (i) the fair market value of the Company's Common Stock as of the first day of each six-month offering period under the Purchase Plan or (ii) the fair market value of the Common Stock at the end of the offering period. Each offering period will commence the first day on which the national stock exchanges and the Nasdaq National Market are open for trading, on or after May 1 and November 1 of each year. In the event of a merger or asset sale, the offering period then in progress will be shortened so that each participant's options will be exercised before the date of the merger or sale. Any employee who is customarily employed for at least 20 hours per week and more than five months per calendar year and who has been so employed for at least three consecutive months on or before the commencement date of an offering period is eligible to participate in the Purchase Plan.

     1996 Director Option Plan

     The Company's 1996 Director Option Plan (the "Director Option Plan") was adopted by the Board of Directors and approved by the stockholders of the Company in July 1996. The Director Option Plan will go into effect upon this offering. Under the Director Option Plan, the Company reserved 100,000 shares of Common Stock for issuance to non-employee directors of the Company pursuant to nonstatutory stock options. Each director who is elected or appointed to the Board of Directors subsequent to the adoption of the Director Option Plan and who is not an employee of the Company will automatically receive a nonstatutory option to purchase 10,000 shares of Common Stock of the Company on the date such person becomes a director. In addition, each non-employee director shall receive an option to acquire 2,500 shares of the Company's Common Stock upon such director's reelection at each Annual Meeting of Stockholders, provided that on such date such director shall have served on the Board of Directors for at least six months. Each option granted under the Director Option Plan shall be exercisable at 100% of the fair market value of the Company's Common Stock on the date such option was granted. Of the options granted under the Director Option Plan, 6.25% shall vest three months after their dates of grant, with an additional 6.25% vesting at the end of each subsequent three month period. The Plan shall be in effect for a term of ten years unless sooner terminated by the Board.

     In the event of a merger of the Company with or into another corporation, all outstanding options may be assumed or an equivalent option substituted by the successor corporation. Following such assumption or substitution, if the director's service terminates other than a voluntary resignation by the optionee, the option will become fully exercisable. If the successor corporation does not assume an outstanding option or substitute an equivalent option for such outstanding option, such option will become fully vested and exercisable. In such event, the Board will notify the optionee that such optionee has 30 days from the date of notice to exercise the fully vested option and the option will terminate at the end of the 30-day period.

                              CERTAIN TRANSACTIONS

     Beginning in October 1993, the Company conducted a series of interim debt and warrant financings with its existing stockholders to finance the Company until it could complete an additional equity financing. In October 1993, the Company issued and sold at par and for cash $474,010 principal amount of 8% promissory notes due June 30, 1994 and 5-year warrants to purchase 13,941 shares of Series E or Series F Preferred Stock with an exercise price of $3.40 per share to four investors (the "First Bridge Financing"). In June 1994, the Company issued and sold, to these same four investors in exchange for the securities they had purchased in the First Bridge Financing, and to them and to several other stockholders of the Company at par and for cash, a total of $1,625,010 principal amount of 8% promissory notes due December 31, 1994, and 5-year warrants to purchase 252,914 shares of Series E or Series F Preferred Stock with an exercise price of $3.40 per share (the "Second Bridge Financing"). In November and December 1994, the Company issued and sold at par and for cash approximately $2,000,000 principal amount of 8% promissory notes due December 31, 1994 and 5-year warrants to purchase 146,989 shares of Series F Preferred Stock with an exercise price of $3.40 per share (the "Third Bridge Financing"). On December 31, 1994, the maturity dates of all of the notes issued in these financings were extended until February 28, 1995. The purchasers of these securities included the following holders of more than five percent of the Company's voting securities and other entities affiliated with directors of the
Company:

                                                               SECOND BRIDGE
                                  FIRST BRIDGE FINANCING         FINANCING          THIRD BRIDGE FINANCING
                                  ----------------------   ----------------------   ----------------------
                                               SERIES F                 SERIES F                 SERIES F
                                    NOTE      PREFERRED      NOTE      PREFERRED      NOTE      PREFERRED
                                  PRINCIPAL    WARRANT     PRINCIPAL    WARRANT     PRINCIPAL    WARRANT
           INVESTORS               AMOUNT       SHARES      AMOUNT       SHARES      AMOUNT       SHARES
--------------------------------  ---------   ----------   ---------   ----------   ---------   ----------
Ventana Growth Fund II,
  L.P.(1).......................  $118,878       3,496     $118,878       17,482    $150,000      11,029
InterVen II, L.P.(2)............        --          --      200,000       29,412     199,000      14,632
Clearwater Ventures.............   200,000       5,882      830,000      122,059     468,000      34,412
Allsop Venture Partners III,
  L.P. .........................        --          --      100,000       14,706          --          --

---------------
(1) F. Duwaine Townsen, a director of the Company, is a managing partner of Ventana Growth Fund II, L.P.

(2) Kenneth Deemer, a director of the Company, is a general partner of InterVen II Partners, L.P., which is the general partner of InterVen II, L.P. Mr. Deemer is also a general partner of InterVen Ventures 1987. InterVen Ventures 1987 also participated in the Second and Third Bridge Financings.

     In February and March 1995, the Company issued and sold a total of 1,900,000 shares of its Series F Preferred Stock (the "Series F Preferred Stock Financing"). The following holders of more than five percent of the Company's voting securities and other entities affiliated with a director of the Company purchased shares of the Company's Series F Preferred Stock, convertible on a one-to-one basis into the Company's Common Stock, at a purchase price of $3.50 per share:

                                                                   SERIES F
                          INVESTORS                             PREFERRED STOCK     PURCHASE PRICE(1)
--------------------------------------------------------------  ---------------     -----------------
Ventana Growth Fund II, L.P...................................       35,990            $   125,965
InterVen II, L.P..............................................      118,465                414,627
Clearwater Ventures...........................................      446,218              1,561,763
Allsop Venture Partners III, L.P..............................       30,274                105,959

---------------
(1) Consisted of principal and interest from the promissory note issued to the investor in the Second Bridge Financing, except that Clearwater Ventures also paid a portion of the purchase price in cash.

     Weeden & Co., L.P., which served as the placement agent for the Series F Preferred Stock Financing (the "Placement Agent"), is an affiliate of Weeden Capital Partners, L.P., which beneficially owns more than 5% of the Common Stock of the Company. In lieu of a cash commission, the Placement Agent was granted five-year warrants to purchase an aggregate of 443,624 shares of Series F Preferred Stock at an exercise price of $3.50 per share (the "Placement Agent Warrants"). The Placement Agent also was granted the right to co-manage any future initial public offering for the Company's Common Stock.

     In October 1995, as an inducement for holders of its Series F Preferred Stock warrants to exercise their warrants, the Company offered one new 5-year warrant to purchase Common Stock with an exercise price of $3.40 per share for each 10 Series F Preferred Stock warrants exercised. Among the warrantholders accepting this offer, Clearwater Ventures exercised warrants to purchase 161,618 shares of Series F Preferred Stock for total proceeds of $549,501 and was issued new warrants to purchase an aggregate of 16,161 shares of Common Stock.

     In May 1996, a similar offer was extended to the holders of the Placement Agent Warrants, which had by then been distributed to various employees and affiliates of the Placement Agent. Three employees of the Placement Agent exercised Placement Agent Warrants for 43,395, 69,770 and 16,761 shares of Series F Preferred Stock for total proceeds of $454,741 and also received warrants to purchase 4,339, 6,977 and 1,676 shares of Common Stock, respectively. In connection with this offer, the Placement Agent relinquished its right to manage the Company's initial public offering and the warrantholders who exercised their Placement Agent warrants were granted certain registration rights with respect to the underlying shares. See "Shares Eligible for Future Sale -- Registration Rights."

INDEMNIFICATION OF DIRECTORS AND OFFICERS AND RELATED MATTERS

     The Company's Articles of Incorporation limit, to the maximum extent permitted by Section 78.751 of Nevada General Corporation Law, the personal liability of directors and officers for monetary damages for breach of their fiduciary duties as directors and officers (other than liabilities arising from acts or omissions which involve intentional misconduct, fraud or knowing violations of law or the payment of distributions in violation of Nevada General Corporation Law). The Articles of Incorporation provide further that the Company shall indemnify to the fullest extent permitted by Nevada General Corporation Law any person made a party to an action or proceeding by reason of the fact such person was a director, officer, employee or agent of the Company. Subject to the Company's Articles of Incorporation, the Bylaws provide that the Company shall indemnify directors and officers for all costs reasonably incurred in connection with any action, suit or proceeding in which such director or officer is made a party by virtue of his being an officer or director of the Company except where such director or officer is finally adjudged to have been derelict in the performance of his duties as such director or officer. The Company has entered into indemnification agreements with its officers and directors containing provisions which may require the Company, among other things, to indemnify the officers and directors against certain liabilities that may arise by reason of their status or service as directors or officers (other than liabilities arising from willful misconduct of a culpable nature), and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified.

     At the present time, there is no pending material litigation or proceeding involving a director, officer, employee or other agent of the Company in which indemnification would be required or permitted. The Company is not aware of any threatened material litigation or proceeding which may result in a claim for such indemnification.

                       PRINCIPAL AND SELLING STOCKHOLDERS

     The following table sets forth certain information with respect to the beneficial ownership of the Common Stock as of September 30, 1996 and as adjusted to reflect the sale of the 1,700,000 shares of Common Stock offered hereby, (i) by each person or entity who is known by the Company to own beneficially more than 5% of the Common Stock, (ii) by ASM Lithography, Canon and Nikon, (iii) by each of the Named Executive Officers, (iv) by each of the directors of the Company, (v) by each Selling Stockholder and (vi) by all directors and executive officers of the Company as a group. Except as otherwise noted, the stockholders named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to applicable community property laws.

                                                          SHARES                          SHARES
                                                       BENEFICIALLY                    BENEFICIALLY
                                                      OWNED PRIOR TO     NUMBER OF      OWNED AFTER
                                                        OFFERING(1)       SHARES        OFFERING(2)
   5% STOCKHOLDERS, NAMED EXECUTIVE OFFICERS AND     -----------------     BEING     -----------------
                     DIRECTORS                       NUMBER    PERCENT    OFFERED    NUMBER    PERCENT
---------------------------------------------------- -------   -------   ---------   -------   -------
Clearwater Ventures, L.L.C.(3)...................... 804,166     6.5      213,990    590,176     4.4
  c/o Weeden & Co., L.P.
  145 Mason Street
  Greenwich, CT 06830
Entities affiliated with InterVen II Partners,
  L.P.(4)........................................... 801,949     6.4       27,292    774,657     6.2
  2401 Pine Avenue
  Manhattan Beach, CA 90266
Entities affiliated with Weeden Securities
  Corporation(5).................................... 649,657     5.2      173,614    476,043     3.5
  145 Mason Street
  Greenwich, CT 06830
ASM Lithography Holding N.V. ....................... 403,726     3.3           --    403,726     3.0
Canon, Inc. ........................................ 403,725     3.3           --    403,725     3.0
Nikon Corporation................................... 403,725     3.3           --    403,725     3.0
Robert P. Akins(6).................................. 263,031     2.1       20,000    243,031     1.8
William A. Angus, III(7)............................  33,438       *           --     33,438       *
Richard Abraham.....................................  27,900       *           --     27,900       *
Kenneth M. Deemer(8)................................ 801,949     6.4       27,292    774,657     6.2
Peter Simone(9).....................................  10,000       *           --
F. Duwaine Townsen(10).............................. 423,292     3.4       13,578    409,714     3.1
All directors and executive officers as a group
  (14 persons)...................................... 657,995     5.2       35,000    622,995     5.0
OTHER SELLING STOCKHOLDERS
Dion Albanese.......................................                          369
Herman Alswanger....................................   2,500       *          272      2,228       *
Anglo American Partnership..........................  15,412       *        4,185     11,227       *
Philip and Julia Akins..............................   2,000       *          543      1,457       *
Bruno Bruce.........................................  18,750       *        5,043     13,527       *
Matthew Brust.......................................   7,300       *        1,982      5,318       *
U.S. Clearing Corp. Custodian for Robert Cervoni
  IRA...............................................   7,143       *        1,940      5,203       *
Robert Cervoni......................................  10,659       *        1,229      9,430       *
C&F Investment Club.................................   5,715       *        1,552      4,163       *
U.S. Clearing Corp. Custodian for Paolino Cervoni
  IRA...............................................   4,000       *        1,086      2,914       *
CFNA Corp...........................................   2,857       *          543      2,314       *
Controlfida BVI..................................... 298,852     2.4       40,598    258,254     2.0
Steven Danz.........................................  10,000       *          543      9,457       *
Robert & June DeMichele.............................  15,000       *        4,073     10,927       *
Paul Ehflich........................................   8,572       *        2,328      6,244       *
Donald S. Ershow....................................   4,285       *          272      4,013       *
U.S. Clearing Corp. Custodian for Claudio Fabrizi
  IRA...............................................   3,857       *        1,047      2,810       *
U.S. Clearing Corp. Custodian for Rita Fabrizi
  IRA...............................................   3,000       *          815      2,185       *

                                                          SHARES                          SHARES
                                                       BENEFICIALLY                    BENEFICIALLY
                                                      OWNED PRIOR TO     NUMBER OF      OWNED AFTER
                                                        OFFERING(1)       SHARES        OFFERING(2)
                                                     -----------------     BEING     -----------------
             OTHER SELLING STOCKHOLDERS              NUMBER    PERCENT    OFFERED    NUMBER    PERCENT
---------------------------------------------------- -------   -------   ---------   -------   -------
Claudio Fabrizi.....................................   5,715       *        1,552      4,163       *
Joel Florin.........................................   7,142       *        1,939      5,203       *
Andrew Fisch........................................   4,498       *        1,221      3,277       *
Emmanuel Geronimos..................................  20,000       *        5,431     14,569       *
Ralph Giorgio.......................................  25,143       *        6,828     18,315       *
David Heiss.........................................   1,358       *          369        989       *
Donald Larson.......................................  90,000       *        1,222     88,778       *
Steven Leuthold.....................................   4,527       *        1,229      3,298       *
John Lium...........................................   4,642       *        1,261      3,381       *
Midgard Ltd.........................................   7,002       *        1,901      5,101       *
William C. Mattison, Jr., IRA Rollover, Bear Stearns
  Securities Corp. Custodian........................  15,000       *        4,073     10,927       *
Timothy J. McDonald.................................   9,054       *        2,459      6,595       *
U.S. Clearing Corp. Custodian for Timothy McDonald
  IRA...............................................   5,106       *        1,387      3,719       *
U.S. Clearing Corp. Custodian for Joseph J. Mitolo
  IRA Rollover Trust................................   7,141       *          272      6,869       *
David Meyrowitz.....................................   3,000       *          407      2,593       *
Dennis McGrath......................................  14,286       *           78     14,208       *
Piedmont Harbor-Piedmost Associates, Ltd............ 115,000       *       31,229     83,771       *
Nordiska Fondkommission AB..........................   3,292       *          679      2,613       *
Arthur J. Radin.....................................   7,143       *          272      6,871       *
Fredrik C. Schreuder................................  30,000       *        8,147     21,853       *
Sustainable Growth Trust............................  59,400       *        1,901     57,499       *
Richard Sandstrom................................... 270,375     2.2       15,000    255,375     1.9
Silicon Valley Bank.................................  14,270       *        3,875     10,395       *
Richard Sharp.......................................  27,552       *        7,482     20,070       *
Barry James Small...................................   9,506       *        2,581      6,925       *
U.S. Clearing Corp. Custodian for Barry James Small
  IRA...............................................   7,143       *        1,940      5,203       *
U.S. Clearing Corp. Custodian for Gerard Smith
  IRA...............................................  20,001       *        1,358     18,643       *
Stein, Zauderar, Ellanhorn, Fischer & Sharp Sal Ret
  Plan DTD 1/1/85 Tat Sub Acc't Richard Sharp.......   7,150       *        1,942      5,208       *
David Tennenbaum....................................   2,857       *          407      2,450       *
Felix Tennenbaum....................................   2,857       *          407      2,450       *
Elisabeth L. Timmons................................   1,000       *          272        728       *
Robert Turchyn......................................  14,527       *        3,945     10,582       *
U.S. Clearing Corp. Custodian For Donald E. Weeden
  IRA...............................................  30,000       *        8,147     21,853       *
Norman Weisberg.....................................   7,641       *        2,075      5,566       *
Robert E. Weeden....................................   3,000       *          136      2,864       *
Neil & Nina Winter..................................  11,244       *        2,055      9,189       *
Xerox Corporation................................... 321,187     2.6       57,332    263,855     2.0
Charles D. Zender...................................   1,086       *          295        791       *

---------------
  *  Less than 1%

 (1) Applicable percentage of ownership is based on 12,419,456 shares of Common Stock outstanding as of September 30, 1996 together with applicable options for such stockholder. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, and includes voting and investment power with respect to shares. Shares of Common Stock subject to options or warrants currently exercisable or exercisable within 60 days after June 30, 1996 are deemed outstanding for purposes of computing the percentage ownership of the person holding such options or warrants, but are not deemed outstanding for computing the percentage of any other stockholder.

 (2) Assumes no exercise of the Underwriters' over-allotment option. If the over-allotment option is exercised in full, all selling stockholders except Mr. Akins and Mr. Sandstrom will sell in the aggregate 255,000 additional shares of Common Stock and individually a portion of such additional shares as calculated based upon such selling stockholder's pro rata portion of the 665,000 firm shares of Common Stock offered hereby by such selling stockholders.

 (3) Includes 16,161 shares issuable upon exercise of currently exercisable warrants. Does not include 649,657 shares held by the Entities affiliated with Weeden Securities Corporation. Don Weeden is the managing member of Clearwater Ventures, L.L.C. and is also the sole shareholder and chairman of the board of directors of Weeden Securities Corporation. Clearwater Ventures, L.L.C. disclaims beneficial ownership of 649,657 shares held by the Entities affiliated with Weeden Securities Corporation.

 (4) Includes 770,269 shares held by InterVen II, L.P. and 3,259 shares held by InterVen Ventures 1987. InterVen II, L.P. and InterVen Ventures 1987 also hold currently exercisable warrants to purchase 28,280 shares and 141 shares, respectively. InterVen II Partners, L.P. is the general partner of InterVen II, L.P. InterVen II Partners, L.P. has the following five general partners: Kenneth M. Deemer, David B. Jones, Jonathan E. Funk, Wayne B. Kingsley and Keith P. Larson. Each of these general partners shares voting and investment power over the shares held by InterVen II, L.P. InterVen Ventures 1987 is a general partnership, of which Messrs. Deemer, Jones, Funk, Kingsley and Larson are general partners and share voting and investment power over the shares held by InterVen Ventures 1987. Each of Messrs. Deemer, Jones, Funk, Kingsley and Larson disclaims beneficial ownership of the shares except to the extent of his proportionate partnership interest.

 (5) Includes 527,925 shares held by Weeden Capital Partners, L.P., 12,500 shares held by Weeden Securities Corporation Pension Plan and Trust DTD 1/1/88, 89,232 shares issuable upon exercise of a currently exercisable warrant held by Weeden & Co., L.P. and 20,000 shares issuable upon exercise of a currently exercisable warrant held by Weeden Investors Profit Sharing & Trust. Weeden Capital Management, L.P. is the general partner of Weeden Capital Partners, L.P. Weeden Capital Management, L.P. has the following three general partners: Weeden Capital Management, Inc., Richard Abraham and Tom Flaherty. Each of these general partners shares voting and investment power over the shares held by Weeden Capital Partners, L.P. Each of Weeden Capital Management, Inc. and Messrs. Abraham and Flaherty disclaims beneficial ownership of the shares except to the extent of its or his proportionate partnership interest. Don Weeden is the Trustee for Weeden Securities Corporation Pension Plan and Trust. Weeden Securities Corporation, of which Don Weeden is the sole shareholder, is the general partner of Weeden & Co., L.P. Robert Cervoni, Don Weeden and Barry Small are the trustees for Weeden Investors Profit Sharing and Trust. Does not include 803,902 shares held by Clearwater Ventures, L.L.C. Don Weeden is the sole shareholder and chairman of the board of directors of Weeden Securities Corporation and is also the managing member of Clearwater Ventures, L.L.C. Weeden Securities Corporation disclaims beneficial ownership of 803,902 shares held by Clearwater Ventures, L.L.C.

 (6) Includes 46,031 shares issuable upon exercise of options that are currently exercisable or exercisable within 60 days of September 30, 1996.

 (7) Includes 23,438 shares issuable upon exercise of options that are currently exercisable or exercisable within 60 days of September 30, 1996.

 (8) Includes 770,269 shares held by InterVen II, L.P. and 3,259 shares held by InterVen Ventures 1987. Also includes 28,280 shares issuable upon exercise of currently exercisable warrants held by InterVen II, L.P. and 141 shares issuable upon exercise of currently exercisable warrants held by InterVen Ventures 1987. Mr. Deemer is a general partner of InterVen II Partners, L.P., which is the general partner of InterVen II, L.P. Mr. Deemer is also a general partner of InterVen Ventures 1987. Mr. Deemer disclaims beneficial ownership of the shares except to the extent of his proportionate partnership interest.

 (9) Includes 10,000 shares issuable upon exercise of options that are currently exercisable or exercisable within 60 days of September 30, 1996.

(10) Includes 409,823 shares held by Ventana Growth Fund II, L.P. and 13,469 shares issuable upon exercise of currently exercisable warrants held by Ventana Growth Fund II, L.P., of which Mr. Townsen is a managing general partner.

                          DESCRIPTION OF CAPITAL STOCK

     The authorized capital stock of the Company consists of 25,000,000 shares of Common Stock, $.001 par value, and 5,000,000 shares of Preferred Stock, $.001 par value.

     The following summary of certain provisions of the Common Stock and Preferred Stock does not purport to be complete and is subject to, and qualified in its entirety by, the provisions of the Company's Articles of Incorporation, which is included as an exhibit to the Registration Statement of which this Prospectus is a part and by the provisions of applicable law.

COMMON STOCK

     The holders of Common Stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Subject to preferences that may be applicable to any outstanding Preferred Stock, the holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available therefor. See "Dividend Policy." In the event of a liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior rights of Preferred Stock, if any, then outstanding. The Common Stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions available to the Common Stock. All outstanding shares of Common Stock are fully paid and non-assessable, and the shares of Common Stock to be issued upon completion of this offering will be fully paid and non-assessable.

     At September 30, 1996, 12,419,456 shares of Common Stock were outstanding, and options to purchase an aggregate of 1,391,538 shares of Common Stock were also outstanding. See "Management -- Stock Plans."

     As of September 30, 1996, warrants to purchase an aggregate of 339,930 shares of the Company's Common Stock at an exercise price of $3.50 per share were outstanding. Generally, the Company's warrants terminate five years after issuance and provide for certain anti-dilution adjustments. Certain of the Company's warrants may be exercised pursuant to a "cashless exercise" procedure in which the warrant holder may, in lieu of paying the exercise price in cash, exchange the warrant for a number of shares of Common Stock determined in accordance with a formula based on the market value of the Company's stock at the time of exercise.

PREFERRED STOCK

     Pursuant to the Company's Articles of Incorporation, the Board of Directors has the authority, without further action by the stockholders, to issue up to 5,000,000 shares of Preferred Stock in one or more series and to fix the designations, powers, preferences, privileges, and relative participation, optional or special rights and the qualifications, limitations or restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, any or all of which may be greater than the rights of the Common Stock. The Board of Directors, without stockholder approval, can issue Preferred Stock with voting, conversion or other rights that could adversely affect the voting power and other rights of the holders of Common Stock. Preferred Stock could thus be issued quickly with terms calculated to delay or prevent a change in control of the Company or make removal of management more difficult. Additionally, the issuance of Preferred Stock may have the effect of decreasing the market price of the Common Stock. Upon the completion of this offering, there will be no shares of Preferred Stock outstanding. The Company has no plans to issue any of the Preferred Stock. See "Risk Factors -- Anti-Takeover Effect of Nevada Law and Charter and Bylaw Provisions; Availability of Preferred Stock for Issuance."

REGISTRATION RIGHTS

     The holders of an aggregate of 6,891,747 shares of Common Stock will be entitled to certain rights with respect to the registration of such shares under the Securities Act. Kenneth M. Deemer and F. Duwaine Townsen, directors of the Company, are entitled to such registration rights with respect to the shares of

Common Stock indicated as owned by each of them in "Principal and Selling Stockholders." Under the terms of certain registration rights agreements, if the Company proposes to register any of its securities under the Securities Act, either for its own account or for the account of other securityholders exercising registration rights, such holders are entitled to notice of such registration and are entitled to include such shares of Common Stock in the registration. The rights are subject to certain conditions and limitations, among them the right of the underwriters of an offering subject to the registration to limit the number of shares included in such registration. Holders of Common Stock benefiting from these rights may also require the Company to file a registration statement under the Securities Act at its expense with respect to their shares of Common Stock, and the Company is required to use its best efforts to effect such registration, subject to certain conditions and limitations. Furthermore, such holders may require the Company to file additional registration statements on Form S-3 subject to certain conditions and limitations.

NEVADA ANTI-TAKEOVER STATUTES

     The Company is subject to the provisions of Sections 78.411 through 78.444 of the General Corporation Law of Nevada. In general, this statute prohibits a publicly-held Nevada corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person becomes an interested stockholder, unless the business combination is approved in a prescribed manner. An "interested stockholder" is a person who, directly or indirectly, owns (or within the prior three years did own) 10% or more of the corporation's voting stock.

     Nevada has also adopted a "control shares" statute which limits the acquisition of a "controlling interest" in the corporation, as defined in the statute. This statute is designed to prevent an "acquiring person" from gaining voting control of the corporation without the approval of the corporation's stockholders. It provides that an acquiring person obtains only such voting rights in the control shares as are conferred by a resolution of the stockholders. Nevada's control shares statute applies to any issuing corporation which has 200 or more stockholders, at least 100 of whom are stockholders of record and residents of Nevada. The Company did not meet this requirement prior to this offering.

TRANSFER AGENT AND REGISTRAR

     The Transfer Agent and Registrar for the Common Stock is ChaseMellon Shareholder Services.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Upon completion of this offering, the Company will have 13,419,456 shares of Common Stock outstanding assuming no exercise of options after September 30, 1996, and no exercise of outstanding warrants. Of these shares, the 1,700,000 shares sold in this offering and the 3,841,000 shares sold in the Company's initial public offering will be freely tradable without restriction or registration under the Securities Act, except that any shares purchased by "affiliates" of the Company, as that term is defined under the Securities Act ("Affiliates"), may generally only be sold in compliance with the limitations of Rule 144 described below.

     In addition, the Company, pursuant to agreements with certain stockholders, included in the Registration Statement covering its initial public offering of 142,918 shares of Common Stock, to be offered on a continuous basis by such stockholders beginning on March 18, 1997.

     The remaining 7,878,456 shares of outstanding Common Stock are deemed "Restricted Shares" under Rule 144. The number of shares of Common Stock available for sale in the public market is limited by restrictions under the Securities Act and lock-up agreements under which the holders of such shares have agreed not to sell or otherwise dispose of any of their shares prior to January 16, 1997 in certain cases, and March 18, 1997 in other cases, without the prior written consent of Morgan Stanley & Co. Incorporated on behalf of the Underwriters. Restricted Shares may be sold in the public market only if registered or if they qualify for an exemption from Registration under Rules 144, 144(k) or 701 promulgated under the Securities Act.

     As a result of contractual restrictions described below and the provisions of Rules 144, 144(k) and 701, Restricted Shares will be available for sale in the public market in the Public market as follows: (i) 198,565 shares will be available for immediate sale in the public market on the date of this Prospectus; (ii) 68,531 shares will be eligible for sale beginning on January 16, 1997; (iii) 5,824,170 shares will be eligible for sale beginning on March 18, 1997 and (iv) 1,787,190 shares will be eligible for sale thereafter upon expiration of their respective two-year holding periods.

     Upon expiration of the lock-up agreements described below, the holders of 6,891,747 shares of Common Stock, or their transferees, will be entitled to certain rights with respect to the registration of such shares under the Securities Act. See "Description of Capital Stock -- Registration Rights." Registration of such shares under the Securities Act would result in such shares becoming freely tradeable without restriction under the Securities Act (except for shares purchased by Affiliates) immediately upon the effectiveness of such registration.

     In general, under Rule 144 of the Securities Act as currently in effect, beginning 90 days after this offering, a person (or persons whose shares are aggregated) who has beneficially owned "restricted" shares for at least two years, including a person who may be deemed an Affiliate, is entitled to sell within any three-month period a number of shares of Common Stock that does not exceed the greater of 1% of the then outstanding shares of Common Stock of the Company (approximately 135,400 shares after giving effect to this offering) or the average weekly trading volume of the Common Stock on the Nasdaq National Market during the four calendar weeks preceding such sale. Sales under Rule 144 of the Securities Act are subject to certain restrictions relating to manner of sale, notice, and the availability of current public information about the Company. A person who is not an Affiliate at any time during the 90 days preceding a sale, and who has beneficially owned shares for at least three years, would be entitled to sell such shares immediately following this offering without regard to the volume limitations, manner of sale provisions, or notice or other requirements of Rule 144 of the Securities Act.

     Any employee of the Company who purchased his or her shares of Common Stock pursuant to a written compensation plan or contract may be entitled to rely on the resale provisions of Rule 701 under the Securities Act, which permits nonaffiliates to sell their Rule 701 shares without having to comply with the current public information, holding period, volume limitation or notice provision of Rule 144 and permits affiliates to sell their Rule 701 shares without having to comply with the holding period restrictions of Rule 144.

     Notwithstanding the foregoing, in connection with the offering, the Company, its executive officers and directors and certain existing stockholders of the Company, have agreed that, without the prior written consent of the Morgan Stanley & Co. Incorporated on behalf of the Underwriters, they will not
(a) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any share of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock (whether such shares or any such securities are then owned by such person or are thereafter acquired directly from the Company), or (b) enter into any swap or similar agreement that transfers, in whole or in part, any of the economic consequences of ownership of the Common Stock, whether any such transaction described in clause (a) or (b) of this paragraph is to be settled by delivery of such Common Stock or such other securities, in cash or otherwise, prior to March 18, 1997, other than (i) the sale to the Underwriters of the shares of Common Stock under the Underwriting Agreement or (ii) the issuance of the Company of shares of Common Stock upon the exercise of an option sold or granted pursuant to existing benefit plans of the Company and outstanding or reserved for issuance on the date of this prospectus.

     In addition, certain stockholders of the Company have agreed not to sell, make any short sale of, loan, grant any option for the purchase of, or otherwise dispose of any shares of Common Stock prior to January 17, 1997, without the prior written consent of the Company. The Company has agreed not to release any of the shares subject to such lock-up agreements without the prior written consent of Morgan Stanley & Co. Incorporated.

     The Company has filed a registration statement under the Securities Act covering approximately 3,041,753 shares of Common Stock subject to outstanding options or reserved for the issuance under the 1987 Stock Option Plan and the 1996 Stock Option Plan, 100,000 shares reserved for issuance under the Director Stock Option Plan and 250,000 shares of Common Stock reserved for issuance under the Employee Stock Purchase Plan, in each case, for the sale of such shares not earlier than March 18, 1997. See "Management -- Stock Plans." Accordingly, shares registered under such registration statement will, subject to Rule 144 volume limitations applicable to Affiliates and the lapsing of the Company's repurchase options, be available for sale in the open market, except to the extent that such shares are subject to vesting restrictions with the Company or the contractual restrictions described above.

     No predictions can be made as to the effect, if any, that future sales of shares, or the availability of shares for future sale, will have on the prevailing market price for the Common Stock. Sales of substantial amounts of Common Stock, or the perception that such sales might occur, could adversely affect prevailing market prices for the Common Stock and could impair the Company's future ability to obtain capital through an offering of equity securities.

                                  UNDERWRITERS

     Under the terms and subject to the conditions contained in an Underwriting Agreement, the Underwriters named below, for whom Morgan Stanley & Co. Incorporated, Montgomery Securities and Needham & Company, Inc. are serving as Representatives, have severally agreed to purchase, and the Company and the Selling Stockholders have agreed to sell to the Underwriters, the respective number of shares of Common Stock set forth opposite their names below:

                                                                            NUMBER OF
                                       NAME                                  SHARES
        ------------------------------------------------------------------  ---------
        Morgan Stanley & Co. Incorporated.................................
        Montgomery Securities.............................................
        Needham & Company, Inc. ..........................................

                                                                              -------
                  Total...................................................  1,700,000
                                                                              =======

     The Underwriting Agreement provides that the obligations of the several Underwriters to pay for and accept delivery of the shares of Common Stock offered hereby are subject to the approval of certain legal matters by counsel and to certain other conditions. The Underwriters are obligated to take and pay for all of the shares of Common Stock offered hereby (other than the shares covered by the over-allotment option described below) if any are taken.

     The Underwriters initially propose to offer part of the shares of Common Stock offered hereby directly to the public at the public offering price set forth on the cover page hereof and part to certain dealers at a price that
represents a concession not in excess of $     per share under the public
offering price. Any Underwriter may allow, and such dealers may reallow, a
concession not in excess of $     per share to other Underwriters or to certain
other dealers.

     Certain Selling Stockholders have granted to the Underwriters an option, exercisable for 30 days from the date of this Prospectus, to purchase up to 255,000 additional shares of Common Stock at the public offering price set forth on the cover page hereof, less underwriting discounts and commissions. The Underwriters may exercise such option to purchase solely for the purpose of covering over-allotments, if any, incurred in the sale of the shares of Common Stock offered hereby.

     The Company, the Selling Stockholders and the Underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

     Subject to certain limited exceptions, the Company has agreed not to offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock, or any securities convertible into or exercisable or exchangeable for Common Stock, or enter into any swap or similar agreement that transfers in whole or in part, the economic risk of ownership of the Common Stock until March 18, 1997 without the prior written consent of Morgan Stanley & Co. Incorporated. See "Shares Eligible for Future Sale" for a description of certain arrangements by which all Selling Stockholders, officers and directors and substantially all other stockholders and optionholders have agreed not to sell or otherwise dispose of the Common Stock or convertible securities of the Company held by them for certain periods without the prior written consent of Morgan Stanley & Co. Incorporated.

     Morgan Stanley & Co. Incorporated, Montgomery Securities and Needham & Company, Inc. were the representatives of the several underwriters in the Company's initial public offering of 3,841,000 shares of Common Stock in September 1996, for which they received customary underwriting discounts and commissions.

     In connection with the offering, certain Underwriters and selling group members (if any) or their respective affiliates who are qualified registered market makers on the Nasdaq National Market, may engage in passive market making transactions in the Common Stock of the Company on the Nasdaq National Market in accordance with Rule 10b-6A under the Securities Exchange Act of 1934, as amended, during the two business day period before commencement of offers or sales of the Common Stock. The passive market making transactions must comply with applicable price and volume limits and be identified as such. In general, a passive market maker may display its bid at a price not in excess of the highest independent bid for the securities. If all independent bids are lowered below the passive market maker's bid, however, such bid of the passive market maker must then be lowered when certain purchase limits are exceeded. Net purchases by a passive market maker on each day are generally limited to a specified percentage of the passive market maker's average daily trading volume in the Common Stock during a price period and must be discontinued when such limit is reached. Passive market making may stabilize the market price of the Common Stock at a level above that which might otherwise prevail and, if commenced, may be discontinued at any time.

                                 LEGAL MATTERS

     Certain legal matters relating to the offering will be passed upon for the Company by Wilson, Sonsini, Goodrich & Rosati, Professional Corporation, Palo Alto, California. As of September 30, 1996, two members of Wilson Sonsini Goodrich & Rosati, Professional Corporation, and investment partnerships principally comprised of members of that firm, beneficially owned 22,499 shares of the Company's Common Stock. The validity of the Common Stock offered hereby will be passed upon for the Company by Allison, MacKenzie, Hartman, Soumbeniotis & Russell, Ltd., Carson City, Nevada. Certain legal matters relating to the offering will be passed upon for the Underwriters by Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP, Menlo Park, California.

                                    EXPERTS

     The consolidated financial statements as of December 31, 1994 and 1995 and June 30, 1996 and for each of the three years in the period ended December 31, 1995 and the six months ended June 30, 1996 included in this Prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report (which report contains an explanatory paragraph that describes a change during 1994 in the Company's method of accounting for the accretion on the Company's redeemable convertible preferred stock) appearing herein, and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

     The statements in this Prospectus in the fourth paragraph under the caption "Risk Factors -- Uncertainty Regarding Patents and Protection of Proprietary Technology" and in the fifth paragraph under the caption
"Business -- Intellectual Property Rights" have been reviewed and approved by Wilson, Sonsini, Goodrich & Rosati, Professional Corporation, special patent counsel for the Company, as experts in such matters, and are included herein in reliance upon such review and approval.

                             ADDITIONAL INFORMATION

     The Company has filed with the Securities and Exchange Commission (the "Commission"), a Registration Statement on Form S-1, including amendments thereto, under the Securities Act with respect to the shares of Common Stock offered hereby. This Prospectus omits certain information contained in the Registration Statement, and reference is made to the Registration Statement and the exhibits and schedules thereto for further information with respect to the Company and the Common Stock offered hereby. Statements contained herein concerning the provisions of any documents are not necessarily complete, and in each instance reference is made to the copy of such document filed as an exhibit to the Registration Statement. Each such statement is qualified in its entirety by such reference. The Registration Statement, including exhibits and schedules filed therewith, may be inspected without charge at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and copies of all or any part thereof may be obtained from such office upon payment of the prescribed fees. The Commission maintains a World Wide Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the site is http://www.sec.gov.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                                        PAGE
                                                                                        ----
Independent Auditors' Report..........................................................   F-2
Consolidated Balance Sheets as of December 31, 1994 and 1995 and June 30, 1996........   F-3
Consolidated Statements of Operations for the years ended December 31, 1993, 1994 and
  1995 and for the six months ended June 30, 1995 (unaudited) and 1996................   F-4
Consolidated Statements of Stockholders' Deficit for the years ended December 31,
  1993, 1994 and 1995 and for the six months ended June 30, 1996......................   F-5
Consolidated Statements of Cash Flows for the years ended December 31, 1993, 1994 and
  1995 and for the six months ended June 30, 1995 (unaudited) and 1996................   F-6
Notes to Consolidated Financial Statements............................................   F-7
Unaudited Consolidated Balance Sheets as of December 31, 1995 and September 30,
  1996................................................................................  F-20
Unaudited Consolidated Statements of Operations for the three and nine months ended
  September 30, 1995 and 1996.........................................................  F-21
Unaudited Consolidated Statements of Cash Flows for the nine months ended September
  30, 1995 and 1996...................................................................  F-22
Notes to Unaudited Consolidated Financial Statements..................................  F-23

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of Cymer, Inc.:

     We have audited the accompanying consolidated balance sheets of Cymer, Inc. (successor to Cymer Laser Technologies) and its subsidiary (collectively the "Company") as of December 31, 1994 and 1995 and June 30, 1996, and the related consolidated statements of operations, stockholders' deficit, and cash flows for each of the three years in the period ended December 31, 1995 and for the six months ended June 30, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 1994 and 1995 and June 30, 1996, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1995 and for the six months ended June 30, 1996 in conformity with generally accepted accounting principles.

     As discussed in Note 10 to the financial statements, during 1994 the Company changed its method of accounting for the accretion of the 8% per annum redemption provision on the Company's Redeemable Convertible Preferred Stock.

DELOITTE & TOUCHE LLP
San Diego, California
August 9, 1996 (August 21, 1996 as to the second paragraph in Note 1 and Note 12)

                                  CYMER, INC.

                          CONSOLIDATED BALANCE SHEETS
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                                                   UNAUDITED
                                                                                                   PRO FORMA
                                                                                                 STOCKHOLDERS'
                                                                                                    EQUITY
                                                                                                   JUNE 30,
                                                                                                 -------------
                                                                                                     1996
                                                                                                 -------------
                                                           DECEMBER 31,           JUNE 30,
                                                       ---------------------     -----------
                                                         1994         1995          1996
                                                       --------     --------     -----------
                                                                                      ACTUAL
                                                                                 -----------
ASSETS
Current Assets:
  Cash and cash equivalents..........................  $  2,326     $  2,015      $   1,981
  Accounts receivable................................     2,451        4,832          9,213
  Inventories........................................     2,526        5,315         11,334
  Prepaid expenses and other assets..................       447          306            769
                                                       --------     --------     -----------
         Total current assets........................     7,750       12,468         23,297
Property -- net......................................     1,346        3,053          7,850
Other Assets.........................................        76           98            229
                                                       --------     --------     -----------
         TOTAL ASSETS................................  $  9,172     $ 15,619      $  31,376
                                                       =========    =========    ===========
LIABILITIES AND STOCKHOLDERS' DEFICIT
Current Liabilities:
  Revolving loan and security agreements.............  $  1,546     $  2,786      $   7,250
  Advances against commercial drafts.................     1,709        1,305          1,675
  Accounts payable...................................       935        2,369          5,099
  Accrued liabilities................................     1,015        1,187          2,243
  Deferred revenue...................................       478          951            712
  Current portion of capital lease obligations.......                     25            185
  Income taxes payable...............................                                   172
  Subordinated promissory notes......................     3,624
                                                       --------     --------     -----------
         Total current liabilities...................     9,307        8,623         17,336
                                                       --------     --------     -----------
Deferred Rent........................................       327          369            410
                                                       --------     --------     -----------
Capital Lease Obligations............................                     48            387
                                                                    --------     -----------
Commitments and Contingencies (Note 8)...............
Redeemable Convertible Preferred Stock: actual --
  authorized 9,834,880 shares; $.01 stated par value,
  issued and outstanding 4,325,000, 6,496,000 and
  7,527,000 shares (liquidation preference -- $35,234
  at June 30, 1996); pro forma -- no shares
  authorized, issued or outstanding..................    19,290       28,409         35,234        $      --
                                                       --------     --------     -----------     -------------
Stockholders' Equity (Deficit):
  Preferred Stock: actual -- no shares authorized,
    issued or outstanding; pro forma -- authorized
    5,000,000 shares; $0.001 par value, no shares
    issued or outstanding............................                                                     --
  Common Stock: actual -- authorized 15,000,000
    shares; $.01 stated par value, issued and
    outstanding 1,091,000, 1,160,000 and 1,203,000
    shares; pro forma -- authorized 25,000,000
    shares; $0.001 par value, issued and outstanding
    8,849,000 shares.................................        11           12             12                9
  Paid-in capital....................................       164          195            241           27,471
  Accumulated deficit................................   (19,898)     (21,832)       (21,947)         (13,940)
  Cumulative translation adjustment..................       (29)        (205)          (297)            (297)
                                                       --------     --------     -----------     -------------
         Total stockholders' equity (deficit)........   (19,752)     (21,830)       (21,991)       $  13,243
                                                       --------     --------     -----------
                                                                                                 ============
         TOTAL LIABILITIES AND STOCKHOLDERS'
           DEFICIT...................................  $  9,172     $ 15,619      $  31,376
                                                       =========    =========    ===========

                See Notes to Consolidated Financial Statements.

                                  CYMER, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                SIX MONTHS ENDED
                                             YEAR ENDED DECEMBER 31,                JUNE 30,
                                         -------------------------------     -----------------------
                                          1993        1994        1995                        1996
                                         -------     -------     -------        1995         -------
                                                                             -----------
                                                                             (UNAUDITED)
REVENUES:
  Product sales........................  $ 3,393     $ 7,705     $15,576       $ 5,458       $17,768
  Other................................    2,306       1,216       3,244         1,821         1,414
                                         -------     -------     -------        ------       -------
          Total revenues...............    5,699       8,921      18,820         7,279        19,182
                                         -------     -------     -------        ------       -------
COSTS AND EXPENSES:
  Cost of product sales................    2,726       4,797       9,282         3,243        10,929
  Research and development.............    2,733       3,283       6,154         2,920         4,249
  Sales and marketing..................    2,154       1,780       2,353         1,011         1,825
  General and administrative...........      782         849       1,181           502         1,303
                                         -------     -------     -------        ------       -------
          Total costs and expenses.....    8,395      10,709      18,970         7,676        18,306
                                         -------     -------     -------        ------       -------
OPERATING INCOME (LOSS)................   (2,696)     (1,788)       (150)         (397)          876
                                         -------     -------     -------        ------       -------
OTHER INCOME (EXPENSE):
  Foreign currency exchange
     gain -- net.......................       18          65         506           167           388
  Interest and other income............       27          17          32            21            27
  Interest and other expense...........      (52)       (281)       (283)         (138)         (148)
                                         -------     -------     -------        ------       -------
          Total other income
            (expense) -- net...........       (7)       (199)        255            50           267
                                         -------     -------     -------        ------       -------
Income (Loss) Before Provision for
  Income Taxes.........................   (2,703)     (1,987)        105          (347)        1,143
Provision for Income Taxes.............      221          58          36            36           186
                                         -------     -------     -------        ------       -------
NET INCOME (LOSS)......................  $(2,924)    $(2,045)    $    69       $  (383)      $   957
                                         =======     =======     =======        ======       =======
PRO FORMA EARNINGS (LOSS) PER SHARE
  DATA (Note 1):
  Pro forma earnings (loss) per
     share.............................                          $  0.01       $ (0.06)      $  0.10
                                                                 =======        ======       =======
  Pro forma weighted average common and
     common equivalent shares
     outstanding.......................                            7,571         6,692         9,666
                                                                 =======        ======       =======

                See Notes to Consolidated Financial Statements.

                                  CYMER, INC.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIT
                                 (IN THOUSANDS)

                                           COMMON STOCK                              CUMULATIVE
                                          ---------------   PAID-IN    ACCUMULATED   TRANSLATION
                                          SHARES   AMOUNT   CAPITAL      DEFICIT     ADJUSTMENT    TOTAL
                                          ------   ------   --------   -----------   ----------   --------
BALANCE, JANUARY 1, 1993................  1,057     $ 11      $146      $  (9,032)     $  (72)    $ (8,947)
  Exercise of common stock options......      6                  3                                       3
  Net loss..............................                                   (2,924)                  (2,924)
  Translation adjustment................                                                   40           40
                                          -----      ---      ----       --------       -----     --------
BALANCE, DECEMBER 31, 1993..............  1,063       11       149        (11,956)        (32)     (11,828)
  Exercise of common stock options......     28                 15                                      15
  Net loss..............................                                   (2,045)                  (2,045)
  Accretion of redemption -- preferred
     stock (Note 10)....................                                   (5,897)                  (5,897)
  Translation adjustment................                                                    3            3
                                          -----      ---      ----       --------       -----     --------
BALANCE, DECEMBER 31, 1994..............  1,091       11       164        (19,898)        (29)     (19,752)
  Exercise of common stock options......     69        1        31                                      32
  Net income............................                                       69                       69
  Accretion of redemption -- preferred
     stock..............................                                   (2,003)                  (2,003)
  Translation adjustment................                                                 (176)        (176)
                                          -----      ---      ----       --------       -----     --------
BALANCE, DECEMBER 31, 1995..............  1,160       12       195        (21,832)       (205)     (21,830)
  Exercise of common stock options......     43                 46                                      46
  Net income............................                                      957                      957
  Accretion of redemption -- preferred
     stock..............................                                   (1,072)                  (1,072)
  Translation adjustment................                                                  (92)         (92)
                                          -----      ---      ----       --------       -----     --------
BALANCE, JUNE 30, 1996..................  1,203     $ 12      $241      $ (21,947)     $ (297)    $(21,991)
                                          =====      ===      ====       ========       =====     ========

                See Notes to Consolidated Financial Statements.

                                  CYMER, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                           SIX MONTHS ENDED
                                                          YEAR ENDED DECEMBER 31,              JUNE 30,
                                                       -----------------------------    ----------------------
                                                        1993       1994       1995                      1996
                                                       -------    -------    -------       1995        -------
                                                                                        -----------
                                                                                        (UNAUDITED)
OPERATING ACTIVITIES:
  Net income (loss)..................................  $(2,924)   $(2,045)   $    69      $  (383)     $   957
  Adjustments to reconcile net income (loss) to net
    cash used for operating activities:
    Depreciation and amortization....................      826        677        820          410          753
    Change in assets and liabilities:
      Accounts receivable............................     (653)      (207)    (2,574)        (557)      (4,599)
      Inventories....................................      153     (1,205)    (2,813)      (1,726)      (6,059)
      Prepaid expenses and other assets..............      (73)      (233)        99           52         (614)
      Accounts payable...............................      220        424      1,404          513        2,646
      Accrued liabilities............................      125        397        337          (53)       1,172
      Income taxes payable...........................                                                      172
      Deferred revenue...............................      186        (17)       502          341         (230)
      Deferred rent..................................       80         10         42          (12)          41
                                                       -------    -------    -------      -------      -------
         Net cash used for operating activities......   (2,060)    (2,199)    (2,114)      (1,415)      (5,761)
                                                       -------    -------    -------      -------      -------
INVESTING ACTIVITIES:
  Acquisition of property............................     (536)      (640)    (2,653)      (1,105)      (5,031)
  Disposal of property...............................      126         91        226          150           16
                                                       -------    -------    -------      -------      -------
         Net cash used for investing activities......     (410)      (549)    (2,427)        (955)      (5,015)
                                                       -------    -------    -------      -------      -------
FINANCING ACTIVITIES:
  Net (payments) borrowings under revolving loan and
    security agreements..............................    1,588        (42)     1,240          (46)       4,464
  Proceeds from issuance of redeemable convertible
    preferred stock..................................      100        404      3,407        2,611        5,752
  Proceeds from issuance of common stock.............        3         15         32           35           46
  Net advances against (discounting of) commercial
    drafts...........................................     (487)       945       (390)      (1,460)         459
  Payments on capital lease obligations..............                            (27)          (5)         (49)
  Net proceeds from issuance of subordinated
    promissory notes.................................      474      3,150
                                                       -------    -------    -------      -------      -------
         Net cash provided by financing activities...    1,678      4,472      4,262        1,135       10,672
                                                       -------    -------    -------      -------      -------
EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH
  EQUIVALENTS........................................      (30)      (113)       (32)        (207)          70
                                                       -------    -------    -------      -------      -------
NET INCREASE (DECREASE) IN CASH AND CASH
  EQUIVALENTS........................................     (822)     1,611       (311)      (1,442)         (34)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD.....    1,537        715      2,326        2,326        2,015
                                                       -------    -------    -------      -------      -------
CASH AND CASH EQUIVALENTS AT END OF PERIOD...........  $   715    $ 2,326    $ 2,015      $   884      $ 1,981
                                                       =======    =======    =======      =======      =======
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Interest paid......................................  $    27    $   162    $   219      $    65      $   125
                                                       =======    =======    =======      =======      =======
  Income taxes paid..................................  $   221    $    58    $    36      $    28      $    11
                                                       =======    =======    =======      =======      =======
SUPPLEMENTAL DISCLOSURE OF NONCASH INVESTING AND
  FINANCING ACTIVITIES:
  Capital lease obligations incurred for furniture
    and equipment....................................                        $   100      $    46      $   573
                                                                             =======      =======      =======
  Net book value of property transferred to inventory
    for resale.......................................  $   125    $    39    $   177      $   150
                                                       =======    =======    =======      =======
  Conversion of subordinated promissory notes and
    related interest payable to redeemable
    convertible preferred stock......................                        $ 3,755      $ 3,755
                                                                             =======      =======

                See Notes to Consolidated Financial Statements.

                                  CYMER, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
       (INFORMATION FOR THE SIX MONTHS ENDED JUNE 30, 1995 IS UNAUDITED)

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Nature of Operations -- Cymer, Inc. (successor to Cymer Laser Technologies) and its subsidiary (collectively the "Company") is engaged primarily in the development, manufacturing and marketing of excimer lasers for sale to manufacturers of photolithography tools in the semiconductor equipment industry. The Company sells its product to customers primarily in Japan, the Netherlands and the United States.

     On July 15, 1996, the Company's Board of Directors approved a reincorporation into the State of Nevada that became effective on August 21, 1996 following approval by the Company's stockholders. In connection with the reincorporation, the Company increased its authorized common stock to 25,000,000 shares. The Board of Directors and stockholders have also approved the creation of a new class of 5,000,000 shares of undesignated preferred stock which will become authorized on the closing of the Company's planned initial public offering. Consolidated stockholders' equity as of June 30, 1996 has been shown on an unaudited pro forma basis, assuming conversion of 7,527,000 shares of redeemable convertible preferred stock then outstanding into 7,563,000 shares of common stock, the issuance of 84,000 shares of common stock upon the exercise of certain outstanding warrants, and the reincorporation of the Company into the State of Nevada at $0.001 par value per common and preferred share (Note 12).

     Principles of Consolidation -- The consolidated financial statements include the accounts of Cymer, Inc. (successor to Cymer Laser Technologies) and its wholly-owned subsidiary, Cymer Japan, Inc., (collectively, the "Company"). The Company primarily sells its excimer lasers in Japan through Cymer Japan, Inc. All significant intercompany balances have been eliminated in consolidation.

     Accounting Estimates -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results may differ from those estimates.

     Cash Equivalents -- Cash equivalents consist of money market instruments purchased with an original maturity of three months or less.

     Inventories -- Inventories are carried at the lower of cost (first-in, first-out) or market.

     Property -- Property is stated at cost. Depreciation is provided using the straight-line or declining balance methods over the estimated useful lives of the assets (generally three to five years). Leasehold improvements are amortized, using the straight-line method, over the shorter of the life of the improvement or the remaining lease term. Lasers built for internal use are capitalized and depreciated using the straight-line method over three years.

     Revenue Recognition -- Revenue from product sales is generally recognized at the time of shipment unless customer agreements contain inspection or other conditions, in which case revenue is recognized at the time such conditions are satisfied. Product sales includes sales of lasers, replacement parts, and product service contracts. Other revenue primarily represents revenue earned from funded development activities and license fees. Such revenue is recognized on a basis consistent with the performance requirement of the agreements. Payments received in advance of performance are recorded as deferred revenue. Long-term contracts are accounted for on the percentage-of-completion method based upon the relationship of costs incurred to total estimated costs, after giving effect to estimates of costs to complete.

     License fees totaled $2,000,000 for the year ended December 31, 1993. Research and development revenues totaled $306,000, $1,216,000 and $3,244,000 for the years ended December 31, 1993, 1994 and 1995, respectively, and $1,821,000 and $1,414,000 for the six months ended June 30, 1995 and 1996, respectively.

                                  CYMER, INC.

     Warranty Expense -- The Company generally warrants its products against defects for the earlier to occur of 17 months from the date of shipment or 12 months after acceptance by the end-user. The Company accrues a provision for warranty expense for all products sold. The amount of the provision is based on actual historical expenses incurred and estimated probable future expenses related to current sales. Warranty costs incurred are charged against the provision.

     Stock-Based Compensation -- Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation," encourages, but does not require companies to record compensation cost for stock-based employee compensation plans at fair value. The Company has chosen to continue to account for stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and related Interpretations. Accordingly, compensation cost for stock options is measured as the excess, if any, of the quoted market price of the Company's stock at the date of the grant over the amount an employee must pay to acquire the stock.

     Foreign Currency Translation -- Gains and losses resulting from foreign currency translation are accumulated as a separate component of consolidated stockholders' deficit. Gains and losses resulting from foreign currency transactions are included in the consolidated statements of operations.

     Foreign Exchange Contracts -- The Company enters into foreign currency exchange contracts to hedge purchase commitments by Cymer Japan, Inc. Net realized gains or losses are recorded on the contract settlement date and are included in the consolidated statements of operations.

     The Company recognized net gains from the above foreign currency exchange contracts of $480,000, $0 and $552,000 for the year ended December 31, 1995 and the six months ended June 30, 1995 and 1996, respectively. The face amount of the underlying contracts was $4,048,000, $500,000 and $7,351,000, respectively. The Company also had forward foreign exchange contracts at June 30, 1996 to buy $25.4 million for Y2.6 billion under foreign currency exchange facilities with a Japanese bank. Such contracts expire on various dates through February 1997. As of June 30, 1996, there were $799,000 of deferred foreign currency gains under such contracts.

     Concentration of Credit Risk -- The Company invests its excess cash in money market accounts. The Company has not experienced any losses on its cash accounts. The Company has a small number of significant customers (see "Major Customers and Related Parties"). The Company does not expect any credit losses and therefore, no provision for credit losses has been made.

     Major Customers and Related Parties -- Revenues from major customers are detailed as follows:

                                                                            SIX MONTHS ENDED
                                   YEAR ENDED DECEMBER 31,                      JUNE 30,
                           ----------------------------------------     -------------------------
          CUSTOMER            1993           1994           1995           1995           1996
    ---------------------  ----------     ----------     ----------     ----------     ----------
       A.................  $1,563,000     $2,134,000     $5,035,000     $2,112,000     $3,910,000
       B.................                                 3,557,000      1,148,000      7,009,000
       C.................                  1,472,000      3,395,000                     4,304,000
       D.................                                                               1,293,000
       E.................   2,271,000
       F.................                  1,320,000      1,954,000      1,630,000
       G.................                  1,231,000                       709,000

     Receivables from these customers totaled $218,000, $2,576,000 and $5,575,000 at December 31, 1994 and 1995 and June 30, 1996, respectively.

     Revenues from Japanese customers, generated primarily by the Company's subsidiary, accounted for 68%, 33%, and 50% of revenues for the years ended December 31, 1993, 1994, and 1995, respectively, and 47% and 60% for the six months ended June 30, 1995 and 1996, respectively. Revenues from a customer in the

                                  CYMER, INC.

Netherlands accounted for 8%, 17% and 18% of revenues for the years ended December 31, 1993, 1994, and 1995, respectively, and 8% and 22% for the six months ended June 30, 1995 and 1996, respectively.

     Revenues from stockholders totaled $3,857,000, $2,917,000 and $9,085,000 for the years ended December 31, 1993, 1994 and 1995, respectively, and $3,961,000 and $15,908,000 for the six months ended June 30, 1995 and 1996, respectively.

     Pro Forma Earnings Per Share -- Pro forma earnings (loss) per share is computed based on the weighted average number of common and common equivalent shares outstanding during the year using the treasury stock method and assumes conversion of all outstanding redeemable convertible preferred stock and the exercise of all outstanding warrants. Stock options, redeemable convertible preferred stock and warrants are considered to be common stock equivalents, except for the six months ended June 30, 1995, where the stock options are not assumed converted as such conversion would be antidilutive. All shares of common stock and common stock equivalents issued within twelve months of an initial public offering at a price per share less than the estimated offering price are considered to be outstanding for all periods presented in the same manner as a stock split. Accordingly, all shares of common stock and common stock equivalents issued subsequent to August 1995 at a price per share below the estimated offering price are considered to be outstanding for all periods presented.

     Unaudited Interim Financial Data -- The interim financial data relating to the six months ended June 30, 1995 is unaudited; however, in the opinion of the Company's management, the interim data includes all adjustments, consisting of only normal recurring accruals, necessary for a fair presentation of the results of operations for such period. The audited results for the six months ended June 30, 1996 are not necessarily indicative of the results to be expected for the full year or for any other interim period.

     Reclassifications -- Certain amounts in the prior years' financial statements have been reclassified to conform to current period presentation.

2.  BALANCE SHEET DETAILS

                                                               DECEMBER 31,          JUNE
                                                            -------------------       30,
                                                             1994        1995        1996
                                                            -------     -------     -------
                                                            (IN THOUSANDS)
    INVENTORIES:
      Raw materials.......................................  $   773     $ 2,114     $ 4,438
      Work-in-progress....................................    1,171       2,232       5,633
      Finished goods......................................      582         969       1,263
                                                            -------     -------     -------
              Total.......................................  $ 2,526     $ 5,315     $11,334
                                                            =======     =======     =======
    PROPERTY -- at cost:
      Furniture and equipment.............................  $ 2,753     $ 4,113     $ 6,962
      Capitalized lasers..................................    1,423       1,788       2,338
      Leasehold improvements..............................      151         245       1,671
      Construction in process.............................       24         587       1,091
                                                            -------     -------     -------
                                                              4,351       6,733      12,062
      Less accumulated depreciation and amortization......   (3,005)     (3,680)     (4,212)
                                                            -------     -------     -------
              Total.......................................  $ 1,346     $ 3,053     $ 7,850
                                                            =======     =======     =======

                                  CYMER, INC.

3.  BORROWING FACILITIES

     Revolving Loan Facility -- At June 30, 1996, the Company had a revolving loan facility ("Loan Facility") providing for borrowings of up to $1,000,000. Borrowings under the facility bear interest at prime plus 1.5% (9.75%), payable quarterly, due on the earlier of March 31, 1997 or the completion of the Company's planned initial public offering, and are guaranteed by a preferred stockholder of the Company (Note 9). In connection with the guarantee, the Company has granted the preferred stockholder a security interest in the Company's lasers located in Japan. At June 30, 1996, $1,000,000 was borrowed against the Loan Facility.

     Loan and Security Agreement -- The Loan and Security Agreement (the "Agreement") provides for three revolving loan facilities and a loan with a bank to provide for combined borrowings of up to a maximum of $11,000,000 with interest on outstanding borrowings ranging from prime plus 0.75% to prime plus 1.5% (9.0% and 9.75%, respectively, at June 30, 1996). Borrowings under the Agreement are secured by substantially all the Company's assets. The Agreement provides for the following: (i) $2,000,000 bank loan which is secured by the Company's assets, bears interest at a rate of prime plus 1.5% per annum, is due September 30, 1996, (ii) a $1,000,000 revolving bank line of credit which is also secured by the Company's assets, bears interest at a rate of prime plus 0.75% per annum, is due March 5, 1997 and (iii) $8,000,000 under lines of credit secured by the Company's foreign receivables and inventory and guaranteed by the U.S. Export-Import Bank, which bear interest at a rate of prime plus 0.75% per annum, and are due March 5, 1997 (as to $3,000,000) and June 27, 1997 (as to $5,000,000). The Agreement requires the Company to maintain compliance with certain financial statement and other covenants including, among other items, limitation on additional debt, total liabilities to tangible net worth and minimum tangible net worth. As of June 30, 1996, the Company was in compliance with all such covenants. There was $6,250,000 outstanding under the Agreement at June 30, 1996.

     In connection with the original Agreement, the Company issued the bank a five-year warrant to purchase 15,000 shares of the Company's Series D Redeemable Convertible Preferred Stock at $8.50 per share. In February 1995, warrants to purchase 16,000 shares of the Company's Series E Redeemable Convertible Preferred Stock at $4.00 per share were exchanged for the 15,000 Series D warrants (Note 5).

     In addition to the loan facilities, in 1995, the Agreement was modified to include a foreign exchange contract facility. The facility provides up to $3,500,000 to be utilized for spot and future foreign exchange contracts. The total gross amount to be settled within 2 business days is not to exceed $1,000,000 (settlement limit) at any one time. The settlement limit may be increased against the revolving credit line availability or advance payment arranged prior to delivery of the foreign currency overseas. There were no foreign exchange contracts outstanding under the Agreement at December 31, 1995 and June 30, 1996.

     Advances Against Commercial Drafts -- Advances against commercial drafts represent funds advanced by a Japanese bank in connection with the discounting of certain commercial drafts received from customers as payment for the purchase of merchandise. The advances against commercial drafts are for a maximum of Y500 million (approximately $4,500,000 at June 30, 1996), are discounted at the bill discount rate plus 1.0% (1.875% at June 30, 1996) and generally mature within 120 days. The bank reserves the right to call for repayment on demand.

4.  CONVERSION OF SUBORDINATED PROMISSORY NOTES -- STOCKHOLDERS

     During 1995, principal totalling $3,622,000 plus accrued interest of $133,000 relating to loans obtained from certain stockholders in 1994 were converted into 1,073,000 fully-paid and non-assessable shares of Series F Redeemable Convertible Preferred Stock of the Company at $3.50 per share. In connection with the original loan, the Company also issued warrants to purchase shares of Series F Redeemable Convertible Preferred Stock (Note 5).

                                  CYMER, INC.

5.  REDEEMABLE CONVERTIBLE PREFERRED STOCK

     The Redeemable Convertible Preferred Stock ("Preferred Stock") will automatically convert to the Company's common stock upon completion of the Company's planned initial public offering and is summarized as follows (in thousands, except per share data):

                                                 SHARES ISSUED AND OUTSTANDING AT       REDEMPTION/
                                                 --------------------------------       LIQUIDATION
                                                                                       PREFERENCE AT
                                                     DECEMBER 31,                      JUNE 30, 1996
                                      SHARES     ---------------------   JUNE 30,   -------------------
                 SERIES             AUTHORIZED   1993    1994    1995      1996     PER SHARE   TOTAL*
    ------------------------------  ----------   -----   -----   -----   --------   ---------   -------
    Series A......................     2,269     2,264   2,269   2,269     2,269      $1.60     $ 6,002
    Series B......................     1,310     1,296   1,310   1,310     1,310      $3.40       6,952
    Series C......................       200       200     200     200       200      $7.00       2,086
    Series D......................       486       470     470     470       470      $8.50       5,463
    Series E......................     1,670                76      76        76      $5.00         449
    Series F......................     3,000                     2,171     2,302      $3.50       8,711
    Series G......................       900                                 900      $6.00       5,571
                                       -----     -----   -----   -----     -----                -------
              Total...............     9,835     4,230   4,325   6,496     7,527                $35,234
                                       =====     =====   =====   =====     =====                =======

---------------
* Includes accretion of 8% cumulative from issuance, less previously paid dividends.

     Conversion -- The Preferred Stock is convertible by the holder at any time into common stock and is automatically convertible into common stock in the event of a firm commitment public offering of the Company's common stock with gross proceeds of at least $10 million and a price of at least $6 per share of common stock. The conversion of the Preferred Stock to common stock is generally on a 1 for 1 basis, subject to adjustments for stock splits, stock dividends and other items, except for the Series E Preferred Stock that is converted on an approximate 1 for 1.5 basis. Based on such conversion ratios, the 7,527,000 shares of Preferred Stock outstanding as of June 30, 1996 will convert to 7,563,000 shares of common stock upon the completion of the Company's planned initial public offering. Upon the conversion of the Preferred Stock, the dividends and other rights discussed below cease.

     Dividends -- The holders of Preferred Stock are entitled to receive dividends in preference to common stock at the rate of 8% per annum when, if and as declared by the Company's Board of Directors. If the Board of Directors shall elect to pay additional dividends, such dividends shall be distributed to the holders of common stock and Preferred Stock as if the Preferred Stock had been converted to common stock prior to the payment of the additional dividends. Dividends on the Preferred Stock are not cumulative. Upon liquidation, dissolution, merger or sale of substantially all of the assets of the corporation, the holders of the Preferred Stock shall be entitled to receive in preference to the holders of common stock the per share liquidation preference indicated in the table above, plus 8% per annum of the liquidation value from date of original issue less any dividends paid.

     Voting Rights -- The holders of Preferred Stock are entitled to notice of any shareholders meeting in accordance with the bylaws of the Company. The holders of shares of Series A Preferred Stock, voting separately as a class, shall elect two members of the Board of Directors and the holders of shares of Series B Preferred Stock, voting separately as a class, shall elect one member of the Board of Directors. Any additional directors shall be elected by the holders of Preferred Stock and common stock voting together as a single class.

     Registration Rights -- The holders of outstanding shares of Preferred Stock and warrants to purchase Preferred Stock are entitled to certain rights with respect to the registration of the common stock issuable upon conversion of their shares of Preferred Stock under the Securities Act.

                                  CYMER, INC.

     Redemption Rights -- Certain redemption and sinking fund provisions are applicable to the Preferred Stock. On each of March 15, 1997, March 15, 1998 and March 15, 1999, the Company is required to offer to redeem one-third of the outstanding shares of each series of Preferred Stock which are outstanding as of March 15, 1997 for an amount equal to the redemption preference indicated in the table above, plus 8% per annum of such amount from the date of the first issuance of each such series less any dividends actually paid on such shares to the date of redemption. The Company is required to deposit a sum equal to the aggregate redemption price due on a redemption date, as set forth above, with a bank or trust company on or prior to each redemption date. The Company has the right to redeem all or any portion of any series of its Preferred Stock provided that it shall have received the prior written consent of holders of at least two-thirds of the outstanding shares of each series of Preferred Stock, with each series voting separately as a class.

     Preferred Stock Warrants -- At June 30, 1996, the Company had warrants outstanding to purchase 22,000, 131,000, and 306,000 shares of Series E, Series F and Series F Preferred Stock, respectively, at a price of $4.00, $3.40 and $3.50 per share, respectively, expiring in 1999. In lieu of exercise, certain warrants may be surrendered for stock based upon a formula. The number and exercise price of the warrants is subject to adjustment as defined in the warrants. The $3.40 Series F warrants must be exercised prior to an initial public offering of the Company's stock. The conversion of such warrants simultaneously with the Company's planned initial public offering will result in the issuance of 84,000 shares of common stock. The other warrants convert to common stock warrants upon such an offering.

6.  STOCKHOLDERS' EQUITY (DEFICIT)

     Common Stock -- Holders of common stock are entitled to one vote. They are subject to prior rights of the preferred stockholders (Note 5).

     Common Stock Warrants -- At June 30, 1996, the Company had warrants outstanding to purchase 40,000 shares of its common stock at a price of $3.40 per share. The warrants expire in 2000 and 2001. These warrants and the Series E and $3.50 Series F Preferred Stock warrants discussed in Note 5, have a weighted average exercise price of $3.42 per share and are issuable into 385,000 shares of common stock, assuming completion of the Company's planned initial public offering.

     Stock Option Plan -- The Company's 1987 Stock Plan, as amended through June 1995, (the Plan) provides that incentive and nonstatutory options to purchase up to 1,500,000 shares of common stock may be granted to employees and consultants at prices that are not less than 100% (85% for nonstatutory options) of fair market value on the date the options are granted. The Plan also provides for various restrictions regarding option terms, prices, transferability and other matters. Options issued under the Plan expire five to ten years after the options are granted and generally become exercisable ratably over a four-year period following the date of grant. Stock option transactions are summarized as follows (in thousands, except per share data):

                                                                 NUMBER OF
                                                                  SHARES       PRICE PER SHARE
                                                                 ---------     ---------------
    Outstanding, January 1, 1993...............................      490        $ 0.50 - $0.85
      Granted..................................................       64        $ 0.85 - $1.00
      Exercised................................................       (6)       $ 0.50 - $0.85
      Terminated...............................................      (56)       $ 0.50 - $0.85
                                                                 ---------
    Outstanding, December 31, 1993.............................      492        $ 0.50 - $1.00
      Granted..................................................       67        $         0.50
      Exercised................................................      (28)       $ 0.50 - $1.00
      Terminated...............................................     (107)       $ 0.50 - $0.85
                                                                 ---------

                                  CYMER, INC.

                                                                 NUMBER OF
                                                                  SHARES       PRICE PER SHARE
                                                                 ---------     ---------------
    Outstanding, December 31, 1994.............................      424        $ 0.50 - $1.00
      Granted..................................................      979        $ 0.50 - $3.00
      Exercised................................................      (59)       $ 0.50 - $1.00
      Terminated...............................................     (383)       $ 0.50 - $0.85
                                                                 ---------
    Outstanding, December 31, 1995.............................      961        $ 0.50 - $3.00
      Granted..................................................      305        $ 4.00 - $6.00
      Exercised................................................      (43)       $ 0.50 - $1.00
      Terminated...............................................      (31)       $ 0.50 - $5.00
                                                                 ---------
    Outstanding, June 30, 1996.................................    1,192        $ 0.50 - $6.00
                                                                 ========
    Exercisable, June 30, 1996.................................      198        $ 0.50 - $5.00
                                                                 ========

     The Company applies Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations in accounting for its plan. Accordingly, no compensation expense has been recognized for its stock-based compensation plan. Had compensation cost been determined based upon the fair value at the grant date for awards under the plan consistent with the methodology prescribed under Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation," the Company's net income and pro forma earnings per share for the six month period ended June 30, 1996 would have been reduced by approximately $111,000, or $0.01 per share. The fair value of the options granted during 1996 is estimated as $375,000 on the date of grant using the Black-Scholes option-pricing model with the following assumptions: no dividend yield or volatility, risk-free interest rate of 5.33% to 7.54%, assumed forfeiture rate of 3.0%, and an expected life of five years.

     The following table summarizes information as of June 30, 1996 concerning currently outstanding and exercisable options:

                                      OPTIONS OUTSTANDING                                OPTIONS EXERCISABLE
                    --------------------------------------------------------     ------------------------------------
                                       WEIGHTED AVERAGE                              NUMBER
   RANGE OF                               REMAINING         WEIGHTED AVERAGE       EXERCISABLE       WEIGHTED AVERAGE
EXERCISE PRICES                        CONTRACTUAL LIFE      EXERCISE PRICE      ---------------      EXERCISE PRICE
---------------                        ----------------     ----------------     (IN THOUSANDS)      ----------------
                        NUMBER             (YEARS)
                     OUTSTANDING
                    --------------
                    (IN THOUSANDS)
 $ 0.25 - $1.00            774               3.68                $ 0.60                197                $ 0.60
 $ 1.50 - $3.00            114               4.19                $ 1.55                  0                $ 0.00
 $ 4.00 - $6.00            304               4.68                $ 5.06                  1                $ 5.00
                        ------                                   ------                ---
                         1,192                                                         198
                    ===========                                                  ===========

     Common Shares Reserved -- As of June 30, 1996, the Company had reserved the following number of shares of common stock for issuance:

                                                                             JUNE 30, 1996
                                                                             --------------
                                                                             (IN THOUSANDS)
    Conversion of outstanding preferred stock to common stock..............       7,563
    Issuance under stock plan..............................................          33
    Exercise of common stock purchase warrants.............................          40
    Exercise of preferred stock purchase warrants..........................         459
                                                                                 ------
    Total..................................................................       8,095
                                                                             ===========

     Unaudited Pro Forma Stockholders' Equity as of June 30, 1996 -- See Note 1.

                                  CYMER, INC.

7.  INCOME TAXES

     The Company adopted Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes," effective January 1, 1993. This Statement supersedes Accounting Principles Board Opinion No. 11, which had been in use by the Company. There was no cumulative effect of adopting SFAS No. 109.

     Income taxes in the statement of operations for each of the three years in the period ended December 31, 1995 and for the six months ended June 30, 1995 primarily represent taxes paid in Japan for research and development revenues generated from agreements with Japanese companies (Note 9).

     The components of the provision for income taxes are summarized as follows for the six month period ended June 30, 1996 (in thousands):

    Current income taxes:
      Federal....................................................................  $ 183
      Foreign....................................................................      3
                                                                                   -----
              Total..............................................................    186
                                                                                   -----
    Deferred income taxes:
      Federal....................................................................    288
      State......................................................................    211
      Foreign....................................................................    (38)
                                                                                   -----
              Total..............................................................    461
                                                                                   -----
    Reduction in valuation allowance.............................................   (461)
                                                                                   -----
    Provision for income taxes...................................................  $ 186
                                                                                   =====

     The provision for income taxes is different from that which would be obtained by applying the statutory Federal income tax rate (34%) to income before provision for income taxes. The items causing this difference for the six month period ended June 30, 1996 are as follows:

    Provision at statutory rate................................................     34.0%
    Foreign provision in excess of Federal statutory rate......................      3.7
    State income taxes, net of Federal benefit.................................      4.8
    Reduction in valuation allowance...........................................    (26.5)
                                                                                   -----
    Provision at effective rate................................................     16.0%
                                                                                   =====

                                  CYMER, INC.

     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's net deferred tax assets are as follows:

                                                               DECEMBER 31,          JUNE
                                                            -------------------       30,
                                                             1994        1995        1996
                                                            -------     -------     -------
                                                                    (IN THOUSANDS)
    Net operating loss carryforwards......................  $ 3,608     $ 3,195     $ 2,279
    Tax credit carryforwards..............................    1,241       1,829       1,570
    Capitalized research and development costs............      298         359         307
    Reserves and accruals not currently deductible........      254         339         170
    Differences between book and tax basis of inventory
      and
      fixed assets........................................      242         450       1,294
    Unearned revenues.....................................      199         307         308
    Deferred rent.........................................      141         159         177
    State taxes...........................................     (351)       (427)       (355)
                                                            -------     -------     -------
    Net deferred tax assets before valuation allowance....    5,632       6,211       5,750
    Valuation allowance...................................   (5,632)     (6,211)     (5,750)
                                                            -------     -------     -------
              Total.......................................  $    --     $    --     $    --
                                                            =======     =======     =======

     The Company has provided a valuation allowance equal to the net deferred tax assets recorded due to uncertainties as to their ultimate realization.

     The Company's net operating loss carryforwards of $6,592,000 and credit carryforwards of $1,570,000 as of June 30, 1996 expire at various dates through 2010. The Tax Reform Act of 1986 and the California Conformity Act of 1987 impose substantial restrictions on the utilization of net operating losses in the event of an "ownership change" as defined by Section 382 of the Internal Revenue Code of 1986. There may have been, and there may be in the future, ownership changes, such as the issuance of the Company's preferred and common stock, which may significantly limit the Company's ability to immediately utilize the stated net operating loss carryforwards.

8.  COMMITMENTS AND CONTINGENCIES

     Leases -- The Company leases its primary facilities under non-cancelable operating leases. The lease term is through January 1, 2010. The leases also provide for certain rent abatements and minimum annual increases. The Company also leases certain other facilities and equipment under capital and short-term operating lease agreements. The capital leases expire on various dates through 2000.

     Rent expense under operating leases, including common area maintenance charges, is recognized on a straight-line basis over the life of the related leases and totaled approximately $530,000, $555,000, and $736,000 for the years ended December 31, 1993, 1994 and 1995, respectively, and $301,000 and $507,000 for the six months ended June 30, 1995 and 1996, respectively.

     The net book value of assets under capital leases at December 31, 1995 and June 30, 1996 was approximately $85,000 and $613,000 net of accumulated amortization of approximately $16,000 and $61,000, respectively.

                                  CYMER, INC.

     Total future minimum lease commitments under operating leases, including common area maintenance charges, and capital leases, are as follows (in thousands):

                         YEAR ENDING DECEMBER 31,           OPERATING     CAPITAL
                ------------------------------------------  ---------     -------
                1996 (six months).........................   $   384       $  128
                1997......................................       776          183
                1998......................................       777          152
                1999......................................       784          148
                2000......................................       793           93
                Thereafter................................     8,099
                                                             -------
                  Total...................................   $11,613          704
                                                             =======
                Less amount representing interest.........                    132
                Present value of minimum lease payments...                    572
                Less current portion......................                    185
                Long-term obligations under capital
                  leases..................................                 $  387

     Patent License Agreement -- The Company has a patent license agreement for a non-exclusive worldwide license to certain patented laser technology. Under the terms of the agreement, the Company is required to pay royalties ranging from 0.25% to 5% of gross sales and leases as defined depending on the total amounts attained. Royalty fees totaled $13,000, $30,000 and $64,000 for the years ended December 31, 1993, 1994 and 1995, respectively, and $24,000 and $66,000 for the six months ended June 30, 1995 and 1996, respectively.

     Employee Savings Plan -- The Company has a 401(k) plan that allows participating United States employees to contribute 1% to 20% of their salary, subject to annual limits. The Company is not required to make contributions and through June 30, 1996, no contributions have been made.

     Retirement Plan -- During the six months ended June 30, 1996, Cymer Japan, Inc. adopted a retirement benefit plan for all Cymer Japan, Inc. employees and Japanese directors. The plan consists of a multi-employer retirement plan covering all employees and life insurance policies covering all employees and Japanese directors. The multi-employer retirement plan was established under the Small and Medium-Size Enterprise Retirement Benefits Cooperative Law.

     The multi-employer retirement plan pays each employee a defined benefit of $45,000 upon mandatory retirement at age 60. The employee has the option to receive the payment in installments. In the case of termination of employment prior to age 60, benefits are paid in the amounts predetermined by the plan. Total expense for the six months ended June 30, 1996 amounted to $1,000.

     The insurance policies pay each employee $91,000 and the Japanese directors from $255,000 to $319,000 at death or upon mandatory retirement at age 60 for employees and age 65 for the Japanese directors. In the case of termination of employment prior to age 60, the policy's cash surrender value is to be paid to each participant. Total expense for the six months ended June 30, 1996 amounted to $13,000.

     Contingency -- The Company has been notified of alleged infringements of certain patents related to its manufacture and sale of laser systems. The Company believes, based upon the advice of counsel, that the Company's products do not infringe any valid claim of the asserted patents.

9.  RELATED PARTY TRANSACTIONS

     Collaborative Arrangement -- The Company has a collaborative arrangement with a Japanese company that is also a stockholder of the Company. Pursuant to such arrangement entered into in August 1992, the stockholder and the Company entered into a (i) stock purchase agreement, (ii) research and development

                                  CYMER, INC.

agreement, (iii) product license agreement, and (iv) contract manufacturing agreement. The general provisions of these agreements are as follows:

     Stock Purchase Agreement -- The stockholder purchased 235,295 shares of the Company's Series D Redeemable Convertible Preferred Stock at $8.50 per share and net proceeds to the Company of $1,909,000.

     Research and Development Agreement -- The stockholder will reimburse the Company 50% of the Company's total research and development expenses under annual sub-agreements, as defined, to a maximum of $500,000 per year. Reimbursements of $375,000, $375,000 and $250,000 were received under the Agreement for the years ended December 31, 1993, 1994 and 1995, respectively. Of the total received, $195,000, $47,000 and $0 was recorded as deferred revenue at December 31, 1993, 1994 and 1995, respectively. This agreement expired in June 1995.

     Product License Agreement -- The Company granted to the stockholder the exclusive right in Japan and the non-exclusive right outside Japan to manufacture and sell one of the Company's products and subsequent enhancements thereto. The Company also granted the stockholder the right of first refusal to license and fund the development of new technologies not developed with funding from other parties. In exchange for these rights, the Company received up-front license fees of $3,000,000, of which the Company received $1,000,000 in 1992 and $2,000,000 in 1993. The Company is also entitled to royalties of 5% on related product sales through September 1999, after which the royalty rate is subject to renegotiation. The license agreement also provides that product sales between the Company and the stockholder will be at a 15% discount from the respective companies' list price. The agreement terminates in August 2012.

     Contract Manufacturing Agreement -- The stockholder has agreed to manufacture for the Company another of its products. The Company will be required to purchase a specified percentage of its total annual product, as defined. The agreement expires in August 2001, and will automatically renew for two-year terms unless one year's notice is given by either party. No purchases were made under the agreement during 1993, 1994, 1995 and 1996.

     Design and Development Agreements -- During 1995, the Company entered into design and development agreements with certain of its major customers who are also stockholders. Such agreements generally provide, among other things, discounts to these customers on future sales of the related lasers. Revenues from such agreements are a not material component of 1996 revenues.

     Service Agreement -- The Company has a service agreement with another Japanese company who is also a preferred stockholder of the Company. The general provisions of the service agreement are as follows:

     Sales and Marketing -- The Japanese company is to assist the Company in establishing sales, marketing, manufacturing, and maintenance capabilities in exchange for consideration equal to a percentage of net sales of certain products in Japan. The agreement initially expired in March 1996 and automatically extends until the total consideration paid under the agreement aggregates $2,000,000. Under certain conditions, if the agreement is terminated, the Company may be required to pay liquidated damages equal to $2,000,000 less the aggregate of previous consideration plus other eligible consideration paid to the Japanese company as defined in the agreement. Consideration expensed under the agreement for the years ended December 31, 1993, 1994 and 1995, totaled $52,000, $67,000 and $211,000, respectively, and $53,000 and $350,000, for the six months ended June 30, 1995 and 1996, respectively.

     Business Strategy -- In addition, the Japanese company has agreed to assist the Company in establishing a business strategy for the Japanese market, evaluating third party contractors, preparing and negotiating the terms and conditions of a license proposal with third party contractors, and finding new investors. In exchange for such assistance, the Company agreed to pay the Japanese company a percentage of any: (i) up-front license fees, (ii) royalties received on certain sales, and (iii) funding received from new investors. Payments made under the agreement for the year ended December 31, 1993 totaled $100,000.

                                  CYMER, INC.

     Royalties -- The Company has also agreed to pay the Japanese company additional royalties on net sales of certain products manufactured by the third party contractor as well as a fee for each laser chamber refurbished by the third party contractor. Such royalties are applicable only for the period subsequent to the expiration of the original agreement.

10.  ACCOUNTING CHANGE

     In 1994, the Company changed its method of accounting for the 8% per annum accretion of the redemption price for the Company's redeemable convertible preferred stock (Note 5). Prior to 1994, the Company did not record the accretion, as it was not probable that funds would be available for redemption. However, in 1994, the Company's prospects improved, justifying the change in method in accounting for the accretion. The impact of the change was to increase the balance of redeemable convertible preferred stock by $5,897,000 with a respective increase in the accumulated deficit in stockholders' deficit as of December 31, 1994.

11.  GEOGRAPHIC INFORMATION

     Presented below is information regarding sales, income (loss) from operations, and identifiable assets, classified by operations located in the United States and Japan. The Company sells its excimer lasers in Japan through Cymer Japan, Inc. All significant intercompany balances are eliminated in consolidation. The majority of consolidated costs and expenses are incurred in the United States and are reflected in the operating income (loss) from the United States operations.

                                                                                SIX MONTHS ENDED
                                               YEAR ENDED DECEMBER 31,              JUNE 30,
                                           -------------------------------     -------------------
                                            1993        1994        1995        1995        1996
                                           -------     -------     -------     -------     -------
                                                               (IN THOUSANDS)
Sales:
  United States..........................  $ 4,114     $ 6,661     $11,303     $ 4,693     $ 9,431
  Japan..................................    1,585       2,260       7,517       2,586       9,751
                                           -------     -------     -------     -------     -------
          Total..........................  $ 5,699     $ 8,921     $18,820     $ 7,279     $19,182
                                           =======     =======     =======     =======     =======
Operating income (loss):
  United States..........................  $(2,838)    $(2,312)    $(3,425)    $(1,465)    $(4,064)
  Japan..................................      142         524       3,275       1,068       4,940
                                           -------     -------     -------     -------     -------
          Total..........................  $(2,696)    $(1,788)    $  (150)    $  (397)    $   876
                                           =======     =======     =======     =======     =======

                                                    DECEMBER 31,                    JUNE 30,
                                           -------------------------------     -------------------
                                            1993        1994        1995        1995        1996
                                           -------     -------     -------     -------     -------
Identifiable assets:
  United States..........................  $ 3,706     $ 6,414     $10,876     $ 7,956     $24,875
  Japan..................................    2,099       2,758       4,743       2,996       6,501
                                            ------      ------     -------     -------     -------
          Total..........................  $ 5,805     $ 9,172     $15,619     $10,952     $31,376
                                            ======      ======     =======     =======     =======

12.  SUBSEQUENT EVENTS

     Recapitalization -- The Company's Board of Directors and stockholders approved a reincorporation of the Company that became effective on August 21, 1996. In addition, all outstanding shares of redeemable convertible preferred stock will automatically convert to the Company's common stock upon the satisfaction of certain conditions, including the closing of a firm commitment public offering of the Company's common stock at a minimum offering price of $6 per share of common stock with net proceeds to the Company of not less than $10,000,000. See Note 1.

                                  CYMER, INC.

     Employee Stock Plans -- Subsequent to June 30, 1996, the Company's Board of Directors adopted the 1996 Stock Plan, the 1996 Employee Stock Purchase Plan and the 1996 Director Option Plan. These plans are subject to stockholder approval. The Company has reserved 1,500,000, 250,000, and 100,000 shares of common stock for issuance under the respective plans.

                                  * * * * * *

                                  CYMER, INC.

                     UNAUDITED CONSOLIDATED BALANCE SHEETS
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                                      SEPTEMBER 30,
                                                                                          1996
                                                                      DECEMBER 31,    -------------
                                                                          1995
                                                                      -------------
                                                                      (AUDITED)
ASSETS
Current Assets:
  Cash and cash equivalents.........................................    $   2,015       $  21,048
  Accounts receivable...............................................        4,832          16,581
  Inventories.......................................................        5,315          15,156
  Prepaid expenses and other assets.................................          306             920
                                                                         --------        --------
          Total current assets......................................       12,468          53,705
Property -- net.....................................................        3,053           9,224
Other Assets........................................................           98             200
                                                                         --------        --------
          TOTAL ASSETS..............................................    $  15,619       $  63,129
                                                                         ========        ========
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current Liabilities:
  Revolving loan and security agreements............................    $   2,786       $   2,000
  Advances against commercial drafts................................        1,305           3,311
  Accounts payable..................................................        2,369           6,806
  Accrued liabilities...............................................        1,187           4,108
  Deferred revenue..................................................          951             255
  Current portion of capital lease obligations......................           25             171
  Income taxes payable..............................................                          554
                                                                         --------        --------
          Total current liabilities.................................        8,623          17,205
                                                                         --------        --------
Deferred Rent.......................................................          369             418
                                                                         --------        --------
Capital Lease Obligations...........................................           48             352
                                                                         --------        --------
Commitments and Contingencies (Note 6)
Redeemable Convertible Preferred Stock -- authorized 9,834,880 shares; $.01 stated par value; issued and outstanding 6,496,000 and 0 shares (liquidation preference - $28,409 at December 31,
  1995).............................................................       28,409
Stockholders' Equity (Deficit):
  Preferred Stock -- authorized 5,000,000 shares; $0.001 par value, no shares issued or outstanding
  Common Stock -- authorized 25,000,000 shares; $0.001 par value,
     issued and outstanding 12,374,000 shares.......................                           12
  Common Stock -- authorized 15,000,000 shares; $0.01 stated par
     value, issued and outstanding 1,160,000 shares.................           12
  Paid-in capital...................................................          195          56,503
  Accumulated deficit...............................................      (21,832)        (10,968)
  Cumulative translation adjustment.................................         (205)           (393)
                                                                         --------        --------
          Total stockholders' equity (deficit)......................      (21,830)         45,154
                                                                         --------        --------
          TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)......    $  15,619       $  63,129
                                                                         ========        ========

            See Notes to Unaudited Consolidated Financial Statements

                                  CYMER, INC.

                UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                      FOR THE THREE MONTHS         FOR THE NINE MONTHS
                                                       ENDED SEPTEMBER 30,         ENDED SEPTEMBER 30,
                                                    -------------------------   -------------------------
                                                       1995          1996          1995          1996
                                                    -----------   -----------   -----------   -----------
REVENUES:
  Product sales...................................    $ 4,892       $17,785       $10,350       $35,553
  Other...........................................        827           461         2,648         1,875
                                                       ------       -------       -------       -------
          Total revenues..........................      5,719        18,246        12,998        37,428
                                                       ------       -------       -------       -------
COSTS AND EXPENSES:
  Cost of product sales...........................      2,893        10,032         6,135        20,961
  Research and development........................      1,773         3,229         4,693         7,478
  Sales and marketing.............................        652         1,678         1,663         3,503
  General and administrative......................        324           964           827         2,267
                                                       ------       -------       -------       -------
          Total costs and expenses................      5,642        15,903        13,318        34,209
                                                       ------       -------       -------       -------
OPERATING INCOME (LOSS)...........................         77         2,343          (320)        3,219
                                                       ------       -------       -------       -------
OTHER INCOME (EXPENSE):
  Foreign currency exchange gain -- net...........         73           256           240           644
  Interest and other income.......................          6            16            27            43
  Interest and other expense......................        (68)         (227)         (206)         (375)
                                                       ------       -------       -------       -------
          Total other income (expense) -- net.....         11            45            61           312
                                                       ------       -------       -------       -------
Income (Loss) Before Provision for Income Taxes...         88         2,388          (259)        3,531
Provision for Income Taxes........................                      382            36           568
                                                       ------       -------       -------       -------
NET INCOME (LOSS).................................    $    88       $ 2,006       $  (295)      $ 2,963
                                                       ======       =======       =======       =======
EARNINGS (LOSS) PER SHARE:
  Earnings per share..............................                  $  0.20                     $  0.29
                                                                  =========                   =========
  Weighted average common and common equivalent
     shares outstanding...........................                   10,055                      10,055
                                                                  =========                   =========
  Pro forma earnings (loss) per share.............    $  0.01                     $ (0.04)
                                                    =========                   =========
  Pro forma weighted average common and common
     equivalent shares outstanding................      6,937                       6,937
                                                    =========                   =========

            See Notes to Unaudited Consolidated Financial Statements

                                  CYMER, INC.

                UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                           FOR THE NINE MONTHS
                                                                           ENDED SEPTEMBER 30,
                                                                       ---------------------------
                                                                          1995            1996
                                                                       -----------     -----------
OPERATING ACTIVITIES:
  Net income (loss)..................................................    $  (295)       $   2,963
  Adjustments to reconcile net income (loss) to net cash used for operating activities:
     Depreciation and amortization...................................        645            1,405
     Change in assets and liabilities:
       Accounts receivable...........................................     (2,285)         (12,180)
       Inventories...................................................     (2,284)          (9,914)
       Prepaid expenses and other assets.............................       (405)            (757)
       Accounts payable..............................................        614            4,079
       Accrued liabilities...........................................        293            3,341
       Income taxes payable..........................................                         554
       Deferred revenue..............................................        337             (684)
       Deferred rent.................................................         20               49
                                                                        --------          -------
          Net cash used for operating activities.....................     (3,360)         (11,144)
                                                                        --------          -------
INVESTING ACTIVITIES:
  Acquisition of property............................................     (1,242)          (7,070)
  Disposal of property...............................................        150               16
                                                                        --------          -------
          Net cash used for investing activities.....................     (1,092)          (7,054)
                                                                        --------          -------
FINANCING ACTIVITIES:
  Net (payments) borrowings under revolving loan and security
     agreements......................................................      1,420             (786)
  Proceeds from issuance of redeemable convertible preferred stock...      2,607            5,833
  Proceeds from issuance of common stock.............................        (18)          29,981
  Net advances against (discounting of) commercial drafts............       (947)           2,177
  Payments on capital lease obligations..............................        (12)            (105)
                                                                        --------          -------
          Net cash provided by financing activities..................      3,050           37,100
                                                                        --------          -------
EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS.........        (30)             131
                                                                        --------          -------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS.................     (1,432)          19,033
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD.....................      2,326            2,015
                                                                        --------          -------
CASH AND CASH EQUIVALENTS AT END OF PERIOD...........................    $   894        $  21,048
                                                                        ========          =======
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Interest paid......................................................    $   105        $     340
                                                                        ========          =======
  Income taxes paid..................................................    $    28        $      11
                                                                        ========          =======
SUPPLEMENTAL DISCLOSURE OF NONCASH INVESTING AND FINANCING
  ACTIVITIES:
  Capital lease obligations incurred for furniture and equipment.....    $    46        $     573
                                                                        ========          =======
  Net book value of property transferred to inventory for resale.....    $   150
                                                                        ========
  Conversion of subordinated promissory notes and related interest
     payable to redeemable convertible preferred stock...............    $ 3,755
                                                                        ========

            See Notes to Unaudited Consolidated Financial Statements

                                  CYMER, INC.

              NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

1.  BASIS OF PRESENTATION

     The accompanying consolidated financial information has been prepared by Cymer, Inc. and its wholly-owned subsidiary, Cymer Japan, Inc., (collectively the "Company"), without audit, in accordance with the instructions to Form 10-Q and therefore does not include all information and footnotes necessary for a fair presentation of financial position, results of operations and cash flows in accordance with generally accepted accounting principles.

     Reincorporation and Recapitalization -- The Company's Board of Directors and stockholders approved a reincorporation into the State of Nevada that became effective on August 21, 1996. In connection with the reincorporation, the Company increased its authorized common stock to 25,000,000 shares. The Board of Directors and stockholders also approved the creation of a new class of 5,000,000 shares of undesignated preferred stock which was authorized on the closing of the Company's initial public offering.

     The Company completed its initial public offering of 3,508,532 shares of common stock on September 18, 1996, resulting in net proceeds to the Company of approximately $30.0 million. Upon the offering, all outstanding redeemable convertible preferred stock, including that stock which was purchasable upon exercise of then outstanding stock warrants, was converted into common stock (Note 4).

     Principles of Consolidation -- The consolidated financial statements include the accounts of Cymer, Inc. and its wholly-owned subsidiary, Cymer Japan, Inc., (collectively, the "Company"). The Company primarily sells its excimer lasers in Japan through Cymer Japan, Inc. All significant intercompany balances have been eliminated in consolidation.

     Accounting Estimates -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results may differ from those estimates.

     Earnings Per Share -- Earnings per share is computed based on the weighted average number of common and common equivalent shares outstanding during each period using the treasury stock method, in which any shares that could have been purchased on the open market with the funds received from the exercise of options or warrants are to be considered additional outstanding stock and have no dilutive effect on earnings per share. Stock options and warrants are considered to be common stock equivalents. Primary earnings per share is not significantly different from fully diluted earnings per share for any of the periods indicated.

     Pro Forma Earnings (Loss) Per Share -- Pro forma earnings (loss) per share is computed based on the weighted average number of common and common equivalent shares outstanding during the period using the treasury stock method and assumes conversion of all outstanding redeemable convertible preferred stock and the exercise of all outstanding warrants. Stock options, redeemable convertible preferred stock and warrants are considered to be common stock equivalents, except where the stock options are not assumed converted as such conversion would be antidilutive. All shares of common stock and common stock equivalents issued within twelve months of an initial public offering at a price per share less than the estimated offering price are considered to be outstanding for all periods presented in the same manner as a stock split. Accordingly, all shares of common stock and common stock equivalents issued subsequent to August 1995 at a price per share below the estimated offering price are considered to be outstanding for all periods presented.

     Unaudited Interim Financial Data -- In the opinion of management, the unaudited consolidated financial statements for the interim periods presented reflect all adjustments, consisting of only normal recurring accruals, necessary for a fair presentation of the financial position and results of operations as of and for such

                                  CYMER, INC.

periods indicated. These consolidated financial statements and notes thereto should be read in conjunction with the consolidated financial statements and notes thereto included elsewhere in this Prospectus for the period ended June 30, 1996. Results for the interim periods presented herein are not necessarily indicative of results which may be reported for any other interim period or for the entire fiscal year.

2.  BALANCE SHEET DETAILS

                                                                DECEMBER 31,      SEPTEMBER 30,
                                                                    1995              1996
                                                                -------------     -------------
    INVENTORIES:
      Raw Materials...........................................     $ 2,114           $ 6,236
      Work-in-progress........................................       2,232             7,028
      Finished goods..........................................         969             1,892
                                                                   -------           -------
              Total...........................................     $ 5,315           $15,156
                                                                   =======           =======
    PROPERTY -- at cost:
      Furniture and equipment.................................     $ 4,113           $ 8,267
      Capitalized lasers......................................       1,788             3,108
      Leasehold improvements..................................         245             1,718
      Construction in process.................................         587               988
                                                                   -------           -------
      Less accumulated depreciation and amortization..........      (3,680)           (4,857)
                                                                   -------           -------
              Total...........................................     $ 3,053           $ 9,224
                                                                   =======           =======

3.  BORROWING FACILITIES

     Revolving Loan Facility -- The Company had a revolving loan facility ("Loan Facility") providing for borrowings of up to $1,000,000 and guaranteed by a preferred stockholder of the Company. Interest was payable quarterly and the balance was due on the earlier of March 31, 1997 or the completion of the Company's initial public offering. The $1,000,000 balance owed plus accrued interest due against the Loan Facility was paid upon completion of the Company's initial public offering in September 1996.

     Loan and Security Agreement -- The Loan and Security Agreement (the "Agreement") provides for three revolving loan facilities and a loan with a bank to provide for combined borrowings of up to a maximum of $11,000,000 with interest on outstanding borrowings ranging from prime to prime plus .25% (8.25% and 8.50%, respectively, at September 30, 1996). Borrowings under the Agreement are secured by substantially all the Company's assets. The Agreement provides for the following: (i) $2,000,000 bank loan which is secured by the Company's assets, bears interest at a rate of prime plus .25% per annum, is payable in eight quarterly installments to begin December 31, 1996 through September 30, 1998; (ii) a $1,000,000 revolving bank line of credit which is also secured by the Company's assets, bears interest at a rate of prime per annum, is due March 5, 1997 and (iii) $8,000,000 under lines of credit secured by the Company's foreign receivables and inventory and guaranteed by the U.S. Export-Import Bank, which bear interest at a rate of prime per annum, and are due March 5, 1997 (as to $3,000,000) and June 27, 1997 (as to $5,000,000). The Agreement requires the Company to maintain compliance with certain financial statement and other covenants including, among other items, limitation on additional debt, total liabilities to tangible net worth and minimum tangible net worth. As of September 30, 1996, the Company was in compliance with all such covenants. There was $2,000,000 outstanding under the Agreement at September 30, 1996.

                                  CYMER, INC.

4.  CONVERSION OF REDEEMABLE CONVERTIBLE PREFERRED STOCK

     Upon the Company's initial public offering, all redeemable convertible preferred stock (approximately 7.6 million shares) was automatically converted into common stock. The conversion of the redeemable convertible preferred stock to common stock was on a 1 for 1 basis, except for the Series E redeemable convertible preferred stock, each share of which was converted into approximately 1.5 shares of common stock. Upon conversion of the redeemable convertible preferred stock, all preferred stock dividends and other rights previously assigned ceased.

5.  STOCK PLANS

     1996 Stock Option Plan

     The Company's 1996 Stock Option Plan (the "1996 Stock Plan") was adopted by the Board of Directors and approved by the stockholders of the Company in July 1996. A total of 1,500,000 shares of Common Stock have been reserved for issuance under the 1996 Stock Plan. A total of 192,250 options had been granted under this plan as of September 30, 1996. The 1996 Stock Plan provides for the grant of "incentive" stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), and nonqualified stock options to employees, directors and consultants of the Company. Incentive stock options may be granted only to employees. The 1996 Stock Plan is administered by the Board of Directors or by a committee appointed by the Board of Directors, which determines the terms of options granted, including the exercise price and the number of shares subject to the option. The exercise price of incentive stock options granted under the 1996 Stock Plan must be at least equal to the fair market value of the Company's Common Stock on the date of grant and the exercise price of nonqualified stock options must be at least equal to 85% of the fair market value of the Company's Common Stock on the date of grant. The maximum term of options granted under the 1996 Stock Plan is ten years.

     In the event of a merger of the Company with or into another corporation, all outstanding options may be assumed or an equivalent option substituted by the successor corporation. If the successor corporation does not assume or substitute equivalent options for the outstanding options, the exercisability of shares subject so such options will accelerate and become fully vested and exercisable. In such event, the Company shall notify the holders of outstanding options that such options are fully exercisable, and all options not exercised will then terminate 15 days after the date of such notice.

     1996 Employee Stock Purchase Plan

     The Company's 1996 Employee Stock Purchase Plan (the "Purchase Plan") was adopted by the Company's Board of Directors and approved by the Company's stockholders in July 1996. The Purchase Plan is intended to qualify under
Section 423 of the Code. The Company has reserved 250,000 shares of Common Stock for issuance under the Purchase Plan. Under the Purchase Plan, an eligible employee may purchase shares of Common Stock from the Company through payroll deductions of up to 10.0% of his or her base compensation (excluding bonuses, overtime and sales commissions), at a price per share equal to 85% of the lower of (i) the fair market value of the Company's Common Stock as of the first day of each offering period under the Purchase Plan or (ii) the fair market value of the Common Stock at the end of the offering period. Each six-month offering period will commence the first day on which the national stock exchanges and the Nasdaq National Market are open for trading on or after May 1 and November 1 of each year, except that the first offering period began on the date of the Company's initial public offering and will end on April 30, 1997. In the event of a merger or asset sale, the offering period then in progress will be shortened so that each participant's options will be exercised before the date of the merger or sale. Any employee who is customarily employed for at least 20 hours per week and more than five months per calendar year and who has been so employed for at least three consecutive months on or before the commencement date of an offering period is eligible to participate in the Purchase Plan.

                                  CYMER, INC.

     1996 Director Option Plan

     The Company's 1996 Director Option Plan (the "Director Option Plan") was adopted by the Board of Directors and approved by the stockholders of the Company in July 1996. The Director Option Plan went into effect upon the completion of the Company's initial public offering. Under the Director Option Plan, the Company reserved 100,000 shares of Common Stock for issuance to non-employee directors of the Company pursuant to nonstatutory stock options. Each director who is elected or appointed to the Board of Directors subsequent to the adoption of the Director Option Plan and who is not an employee of the Company automatically receives a nonstatutory option to purchase 10,000 shares of Common Stock of the Company on the date such person becomes a director. In addition, each non-employee director shall receive an option to acquire 2,500 shares of the Company's Common Stock upon such director's reelection at each Annual Meeting of Stockholders, provided that on such date such director shall have served on the Board of Directors for at least six months. Each option granted under the Director Option Plan is exercisable at 100% of the fair market value of the Company's Common Stock on the date such option is granted. Of the options granted under the Director Option Plan, 6.25% shall vest three months after their dates of grant, with an additional 6.25% vesting at the end of each subsequent three month period. The Plan is in effect for a term of ten years unless sooner terminated by the Board.

     In the event of a merger of the Company with or into another corporation, all outstanding options may be assumed or an equivalent option substituted by the successor corporation. Following such assumption or substitution, if the director's service terminates other than a voluntary resignation by the optionee, the option will become fully exercisable. If the successor corporation does not assume an outstanding option or substitute an equivalent option for such outstanding option, such option will become fully vested and exercisable. In such event, the Board will notify the optionee that such optionee has 30 days from the date of notice to exercise the fully vested option and the option will terminate at the end of the 30-day period.

6.  COMMITMENTS AND CONTINGENCIES

     On November 1, 1996, the Company entered into a settlement agreement for the dismissal of a patent infringement complaint filed against the Company in September, 1996. Under the terms of the settlement, the plaintiffs agreed to (i) release the Company from any claims they may have with respect to the disputed patent and (ii) dismiss the patent infringement action with prejudice. In return, the Company agreed to make annual payments to the plaintiffs over a 13 year period. Such annual payments and the related expense are not material to the Company's financial position, results of operations or cash flows.

     In addition, the Company's Japanese manufacturing partner has been notified that its manufacture of the Company's laser systems may infringe a Japanese patent held by another Japanese company. The Company has indemnified its Japanese manufacturing partner against patent infringement claims under certain circumstances. The Company believes, based upon the advice of counsel, that the Company's products do not infringe any valid claim of the asserted patent.

                                      LOGO

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by the Company in connection with the sale of Common Stock being registered. All amounts are estimates except the registration fee and the NASD filing fee.

                                                                                 AMOUNT
                                                                                 TO BE
                                                                                  PAID
                                                                               ----------
    Registration Fee.........................................................  $   20,883
    NASD Filing Fee..........................................................       6,536
    Nasdaq National Market Listing fee.......................................      17,500
    Printing.................................................................     130,000
    Legal Fees and Expenses..................................................      75,000
    Accounting Fees and Expenses.............................................      50,000
    Blue Sky Fees and Expenses...............................................       7,500
    Transfer Agent Fees......................................................       2,500
    Miscellaneous............................................................      90,081
                                                                                  -------
              Total..........................................................  $  400,000
                                                                                  =======

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 78.751 of the Nevada General Corporation Law authorizes a court to award, or a corporation's Board of Directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the "Securities Act"). The Registrant's Bylaws provide that the Registrant shall indemnify its directors and officers to the fullest extent permitted by Nevada law, including circumstances in which indemnification is otherwise discretionary under Nevada law. The Registrant has entered into indemnification agreements with its directors and officers containing provisions which are in some respects broader than the specific indemnification provisions contained in the Nevada General Corporation Law. The indemnification agreements may require the Registrant, among other things, to indemnify its directors and officers against certain liabilities that may arise by reason of their status or service as directors or officers (other than liabilities arising from willful misconduct of a culpable nature), to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified, and to obtain directors' and officers' insurance if available on reasonable terms. Article 5 of the Registrant's Restated Articles of Incorporation (Exhibit 3.1 hereto) provides for indemnification of its directors and officers to the maximum extent permitted by the Nevada General Corporation Law and Article 26 of the Registrant's Amended and Restated Bylaws (Exhibit 3.3 hereto) provides for indemnification of its directors, officers, employees and other agents to the maximum extent permitted by the Nevada General Corporation Law. Reference is also made to Section 9 of the Underwriting Agreement contained in Exhibit 1.1 hereto, which contains provisions with respect to the indemnification of the officers and directors of the Registrant against certain liabilities.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

      (1) In October 1993, the Company issued and sold 8% promissory notes in the aggregate principal amount of $474,010 and warrants for the purchase of 13,941 shares of Series E or F Preferred Stock at an exercise price of $3.40 per share to two venture funds, one corporation and one individual. Each of the investors was an existing security holder of the Company, with the exception of the individual, who was an accredited investor.

      (2) In February 1994, the Company sold 75,600 shares of its Series E Preferred Stock, $.01 par value, to two Japanese companies, each of which was an existing security holder and customer of the Company, for aggregate consideration of $378,000.

      (3) In June 1994, the Company exchanged the 8% promissory notes and warrants described in note (1) above into a subsequent bridge loan financing whereby the Company issued and sold convertible promissory notes in the aggregate principal amount of $1,625,010 and warrants for the purchase of 252,914 shares of the Company's Series E or F Preferred Stock at an exercise price of $3.40 per share to five venture funds, four individuals and one corporation. All of the investors were existing security holders of the Company, with the exception of three of the individuals, who were each accredited investors.

      (4) In November and December 1994, the Company sold additional convertible promissory notes in the aggregate principal amount of $1,999,052 and warrants for the purchase of 146,989 shares of the Company's Series E or F Preferred Stock at an exercise price of $3.40 per share to four venture funds and one domestic and one foreign corporation, all of which were existing security holders of the Company.

      (5) In February 1995, the Company exchanged a warrant for the purchase of 15,000 shares of Series D Preferred Stock at an exercise price of $8.50 per share, which had been issued in May 1992 to a financial institution in connection with a loan and security agreement, for warrants for the purchase of 16,000 shares of Series E Preferred Stock at an exercise price of $4.00 per share.

      (6) In February and March 1995, the Company issued and sold a total of 1,900,000 shares of its Series F Preferred Stock for aggregate consideration of $6,650,000, of which $2,895,092 was in cash and $3,754,908 was the principal and interest from the conversion of the promissory notes described in (3) and (4) above, to eight venture funds, two foreign corporations, one domestic corporation, forty-five individuals, four trusts and one investment club. Of these investors, twelve were existing security holders of the Company and the remainder were all accredited investors. In connection with this financing, the Company issued to Weeden & Co., L.P., an existing security holder of the Company, as Placement Agent, in lieu of a cash commission, five-year warrants to purchase 443,624 shares of Series F Preferred Stock at a per share exercise price of $3.50.

      (7) In December 1995, the Company issued warrants for the purchase of 27,005 shares of Common Stock, at an exercise price of $3.40 per share, to one venture fund, one foreign corporation and three individuals, all existing security holders of the Company which had concurrently exercised warrants for the purchase of 270,074 shares of Series F Preferred Stock at an exercise price of $3.40 per share.

      (8) In January and February 1996, the Company issued and sold a total of 900,000 shares of its Series G Preferred Stock to three of its customers two of which were existing security holders of the Company and one of which was an accredited investor for an aggregate consideration of $5,400,000.

      (9) In May and June 1996, the Company issued warrants for the purchase of 12,992 shares of Common Stock, at an exercise price of $3.40 per share, to three individuals affiliated with the Placement Agent who had concurrently exercised warrants for the purchase of 129,926 shares of Series F Preferred Stock at an exercise price of $3.50 per share.

     (10) Since June 1993, the Company has issued and sold shares of Common Stock to employees at prices ranging from $.50 to $1.00, upon exercise of stock options pursuant to the Company's 1987 Stock Plan.

     The sales of the above securities were deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act, or Regulation D promulgated thereunder, or Rule 701 promulgated under Section 3(b) of the Securities Act as transactions by an issuer not involving a public offering or transactions pursuant to the compensatory benefit plans and contracts relating to compensation as provided under such Rule 701. The recipients of securities in each such transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were attached to the share certificates issued in such transactions. All recipients had adequate access to information about the Registrant.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (A) EXHIBITS

   1.1      Form of Underwriting Agreement
   3.1 *    Amended and Restated Articles of Incorporation of Registrant
   3.2 **   Bylaws of Registrant
   5.1 *    Opinion of Allison, MacKenzie, Hartman, Soumbeniotis & Russell, Ltd.
  10.1 **   Form of Indemnification Agreement with Directors and Officers
  10.6 **   Series A Preferred Stock Purchase Agreement, dated May 3, 1988
  10.7 **   Series B Preferred Stock Purchase Agreement, dated June 28, 1989
  10.8 **   Series C Preferred Stock Purchase Agreement, dated April 16, 1990
  10.9 **   Series D Preferred Stock Purchase Agreement, dated March 15, 1991
  10.10**   Series E Preferred Stock Purchase Agreement, dated February 25, 1994
  10.11**   Series F Preferred Stock Purchase Agreement, dated February 28, 1995
  10.12**   Series G Preferred Stock Purchase Agreement, dated January 30, 1996
  10.13**   Patent License Agreement, dated October 13, 1989, by and between the Company and
            Patlex Corporation
  10.14**   Loan Agreement, dated August 15, 1991, by and between Mitsubishi International
            Corporation and the Company
  10.15**   Standard Industrial Lease -- Multi-Tenant, dated August 19, 1991, by and between
            Frankris Corporation and the Company
  10.16**   Contract Manufacturing Agreement -- Lithography Laser, dated August 28, 1992, by and between the Company and Seiko Instruments Inc.
  10.17**   Product License and Manufacturing Agreement -- High Power Laser, dated August 28,
            1992, by and between the Company and Seiko Instruments Inc.
  10.18**   Agreement, dated December 14, 1994, between the Company and EO Technics Co., Ltd.
  10.19**   Master Lease Agreement, dated April 23, 1996, between Tokai Financial Services and the Company
  11.1      Calculation of earnings (loss) per share of Common Stock
  23.1      Independent Auditors' Consent
  23.2      Consent of Counsel (included in Exhibit 5.1)
  23.3      Consent of Wilson Sonsini Goodrich & Rosati, P.C.
  24.1      Power of Attorney (see page II-5)

---------------
 * To be filed by amendment

** Incorporated by reference to the corresponding exhibit to the Company's
   Registration Statement on Form S-1 (No. 333-08383).

     (B)  FINANCIAL STATEMENT SCHEDULES

     Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

ITEM 17.  UNDERTAKINGS

     The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

     Insofar as indemnification by the Registrant for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referenced in Item 14 of this Registration Statement or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the Registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (4) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (5) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant, Cymer, Inc., a corporation organized and existing under the laws of the State of Nevada, has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on this 2nd day of December 1996.

                                          CYMER, INC.

                                          By: /s/    WILLIAM A. ANGUS, III

                                            ------------------------------------
                                                   William A. Angus, III
                                                   Senior Vice President,
                                                Chief Financial Officer and
                                                          Secretary

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Robert P. Akins and William A. Angus, III and each of them, his or her true and lawful agent, proxy and attorney-in-fact, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to (i) act on, sign and file with the Securities and Exchange Commission any and all amendments (including post-effective amendments) to this registration statement together with all schedules and exhibits thereto and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, together with all schedules and exhibits thereto, (ii) act on, sign and file such certificates, instruments, agreements and other documents as may be necessary or appropriate in connection therewith, (iii) act on and file any supplement to any prospectus included in this registration statement or any such amendment or any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and (iv) take any and all actions which may be necessary or appropriate to be done, as fully for all intents and purposes as he or she might or could do in person, hereby approving, ratifying and confirming all that such agent, proxy and attorney-in-fact or any of his substitutes may lawfully do or cause to be done by virtue thereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

               SIGNATURE                               TITLE                        DATE
----------------------------------------  -------------------------------    ------------------
                                          President, Chief Executive           December 2, 1996
/s/         ROBERT P. AKINS                 Officer and Chairman of the
----------------------------------------    Board
            Robert P. Akins

                                          Senior Vice President, Chief         December 2, 1996
/s/      WILLIAM A. ANGUS,  III             Financial Officer and
----------------------------------------    Secretary
         William A. Angus, III

                                          Director, Corporate Finance,         December 2, 1996
/s/          NANCY J. BAKER                 Treasurer and Chief
----------------------------------------    Accounting Officer
             Nancy J. Baker


/s/        RICHARD P. ABRAHAM             Director                             December 2, 1996
----------------------------------------
           Richard P. Abraham


/s/        KENNETH M. DEEMER              Director                             December 2, 1996
----------------------------------------
           Kenneth M. Deemer


/s/         PETER J. SIMONE               Director                             December 2, 1996
----------------------------------------
            Peter J. Simone


/s/        F. DUWAINE TOWNSEN             Director                             December 2, 1996
----------------------------------------
           F. Duwaine Townsen

                               INDEX TO EXHIBITS

                                                                                     SEQUENTIALLY
  EXHIBIT                                                                              NUMBERED
   NUMBER                                 EXHIBITS                                       PAGE
  --------  ---------------------------------------------------------------------    ------------
   1.1      Form of Underwriting Agreement
   3.1*     Amended and Restated Articles of Incorporation of Registrant
   3.2**    Bylaws of Registrant
   5.1*     Opinion of Allison, MacKenzie, Hartman, Soumbeniotis & Russell, Ltd.
  10.1**    Form of Indemnification Agreement with Directors and Officers
  10.6**    Series A Preferred Stock Purchase Agreement, dated May 3, 1988
  10.7**    Series B Preferred Stock Purchase Agreement, dated June 28, 1989
  10.8**    Series C Preferred Stock Purchase Agreement, dated April 16, 1990
  10.9**    Series D Preferred Stock Purchase Agreement, dated March 15, 1991
  10.10**   Series E Preferred Stock Purchase Agreement, dated February 25, 1994
  10.11**   Series F Preferred Stock Purchase Agreement, dated February 28, 1995
  10.12**   Series G Preferred Stock Purchase Agreement, dated January 30, 1996
  10.13**   Patent License Agreement, dated October 13, 1989, by and between the
            Company and Patlex Corporation
  10.14**   Loan Agreement, dated August 15, 1991, by and between Mitsubishi
            International Corporation and the Company
  10.15**   Standard Industrial Lease -- Multi-Tenant, dated August 19, 1991, by and between Frankris Corporation and the Company
  10.16**   Contract Manufacturing Agreement -- Lithography Laser, dated August
            28, 1992, by and between the Company and Seiko Instruments Inc.
  10.17**   Product License and Manufacturing Agreement -- High Power Laser,
            dated August 28, 1992, by and between the Company and Seiko
            Instruments Inc.
  10.18**   Agreement, dated December 14, 1994, between the Company and EO
            Technics Co., Ltd.
  10.19**   Master Lease Agreement, dated April 23, 1996, between Tokai Financial
            Services and the Company
  11.1      Calculation of earnings (loss) per share of Common Stock
  23.1      Independent Auditors' Consent
  23.2      Consent of Counsel (included in Exhibit 5.1)
  23.3      Consent of Wilson Sonsini Goodrich & Rosati
  24.1      Power of Attorney (see page II-5)

---------------
 * To be filed by amendment

** Incorporated by reference to the corresponding exhibit to the Company's
   Registration Statement on Form S-1 (No. 333-08383).